As filed with the Securities and Exchange Commission on May 24, 2007

Registration No. 333 136587

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form SB-2

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

US GOLD CORPORATION

(Name of small business issuer in its charter)

Colorado	1041	84-0796160
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

165 South Union Blvd., Suite 565, Lakewood, Colorado 80228

(303) 238-1438

(Address and telephone number of principal executive offices)

165 South Union Blvd., Suite 565, Lakewood, Colorado 80228

(Address of principal place of business or intended place of business)

Ann S. Carpenter, President

U. S. Gold Corporation

165 South Union Blvd., Suite 565, Lakewood, Colorado 80228

(303) 238-1438

(Name, address and telephone number of agent for service)

With copies to:

David J. Babiarz, Esq.

Jessica M. Browne, Esq.

Dufford & Brown, P.C.

1700 Broadway, Suite 2100

Denver, Colorado 80290-2100

(303) 861-8013

Approximate date of commencement of proposed sale to public:

As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities At registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 24, 2007

PROSPECTUS

US GOLD CORPORATION

36,150,000 Shares of
Common Stock

8,350,000 Common Stock
Purchase Warrants

The selling securityholders are offering 36,150,000 shares of our common stock and 8,350,000 common stock purchase warrants (Warrants). Of the shares of common stock offered by the selling securityholders, 16,700,000 shares were issued following conversion of subscription receipts sold in a private placement completed on February 22, 2006 (Private Placement). An additional 8,350,000 shares of common stock, plus an indeterminate number of additional shares of common stock that may be issued by reason of the anti-dilution provisions in the warrant agreement, may be acquired for a price of $10.00 per share until February 22, 2011, upon the exercise of Warrants issued upon conversion of those subscription receipts. The remaining 11,100,000 shares were acquired by our Chairman and Chief Executive Officer in a private placement in July 2005.

All of these securities are being offered by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or successors in interest. The selling securityholders will receive all of the proceeds from the sale of the securities being offered by this prospectus. We will, however, receive the exercise price of the Warrants if the selling securityholders exercise their Warrants.

The selling securityholders may sell the securities being offered by them from time to time, on one or more stock exchanges, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then-prevailing market price for the securities or at negotiated prices directly or through broker-dealers, who may act as agent or as principal, or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “PLAN OF DISTRIBUTION” on page 63.

Our common stock currently trades on the American Stock Exchange (AMEX) and the Toronto Stock Exchange (TSX) under the symbol “UXG.”  The Warrants trade on the TSX under the symbol “USX.WT.”  On May 23, 2007, the closing price of our common stock was $5.60 and the closing price of our Warrants was Cdn$2.80.

Investing in our common stock involves risks that are described in the “RISK FACTORS” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2007

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Use of Proceeds	16
Capitalization	16
Business and Properties	18
United States Mining Laws	32
Market For Common Stock and Related Stockholder Information	36
Management’s Discussion and Analysis or Plan of Operation	37
Management	47
Security Ownership of Certain Beneficial Owners and Management	56
Selling Securityholders	58
Plan Of Distribution	63
Federal Income Tax Consequences of Owning Our Common Stock and Warrants	65
Description of Capital Stock	71
Shares Eligible For Future Sale	76
Glossary	77
Where You Can Find More Information	77
Legal Matters	78
Experts	78
Index To Financial Statements	F-1

Additional Information

This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part or incorporated into the registration statement. See, “WHERE YOU CAN FIND MORE INFORMATION.”

You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Special Note Regarding Forward-Looking Statements

Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”

As used in this prospectus, unless the context requires otherwise, the terms “US Gold,” “we,” “our” and “us” refer to US Gold and, where the context requires, our consolidated subsidiaries.

Our Company

US Gold is engaged in the exploration for gold and other precious metals. We hold a 100% interest in the Tonkin property in Eureka County, Nevada, subject to paramount title in the United States. This property consists of approximately 46 square miles of unpatented lode mining claims and millsite claims located on the Battle Mountain-Eureka Trend, also known as the Cortez Trend, approximately 45 miles northwest of the town of Eureka in north-central Nevada. We are presently in the exploration stage at the Tonkin property. We have not generated revenue from mining operations since 1990.

In 2006, we commenced an extensive property-wide, integrated exploration program at the Tonkin property, focusing on evaluation of the structural and stratigraphic setting of the project. Drilling commenced in June 2006 and continued into 2007. Our objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. This program contemplates completing approximately 400,000 feet of drilling at a total cost of approximately $30 million. Of that amount, we spent approximately $10 million in 2006 and approximately $7 million in the three months ended March 31, 2007.

Our executive offices are located at 165 South Union Blvd., Suite 565, Lakewood, Colorado 80228 and our phone number is (303) 238-1438. We also maintain offices both in Toronto, Ontario at 99 George Street, Third Floor, Toronto, Ontario M5A 2N4, where our phone number is (647) 258-0395, and in Reno, Nevada at 1595 Meadow Wood Lane, Suite 3, Reno, NV 89502, where our phone number is (775) 825-8932. We maintain a website at www.usgold.com. The information available on or through our website is not part of this prospectus.

Recent Events

Acquisitions.  On March 5, 2006, we announced our intention to acquire four Canadian companies with properties in the Battle Mountain-Eureka Trend in Nevada.  These companies, White Knight Resources Ltd. (White Knight), Nevada Pacific Gold Ltd. (Nevada Pacific), Tone Resources Limited (Tone Resources) and Coral Gold Resources Ltd. (Coral Gold), have mineral properties that are adjacent to or near our Tonkin property.  During the remainder of 2006 and into 2007, we endeavored to satisfy certain regulatory requirements related to those proposed acquisitions.

On January 18, 2007, we decided not to pursue an offer for Coral Gold in view of certain of these regulatory requirements that would need to be satisfied by Coral Gold prior to commencement of a formal tender offer.  This decision was based upon our concern, after consultation with our advisors, that the possible undue delay and expense arising from the satisfaction of those regulatory requirements could jeopardize the strategic offers for White Knight, Nevada Pacific and Tone Resources.  In the future, we may, in our sole discretion, re-evaluate our intention to acquire Coral Gold.

On February 12, 2007, we commenced formal offers to acquire all the outstanding shares of White Knight, Nevada Pacific and Tone Resources (the Target Companies) and mailed our offering circulars or prospectuses and related documents to shareholders of the three Target Companies.  These offers expired on March 23, 2007.

Pursuant to the terms of the offers, US Gold and our wholly-owned subsidiary, US Gold Canadian Acquisition Corporation (Canadian Exchange Co.), offered to purchase all outstanding common shares of each of the Target Companies for the following consideration:

•         0.23 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Nevada Pacific;

•         0.26 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Tone Resources; and

•         0.35 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of White Knight.

On March 23, 2007, following expiration of the offers, we took up and subsequently paid for all the common shares of the Target Companies that had been validly tendered and not withdrawn.  The following information summarizes the number of shares that we acquired in connection with the offers:

	Number of Common Shares Tendered	Percentage of Outstanding Common Shares
White Knight Resources	55,752,661	93.7%
Nevada Pacific Gold	59,278,256	83.5%
Tone Resources	18,806,726	89.4%

We issued 38,027,674 exchangeable shares of Canadian Exchange Co. to the former shareholders of the Target Companies.  The exchangeable shares have been structured to provide the holders the same voting and economic rights as the holders of our common stock and were issued in an effort to provide more favorable tax treatment to the shareholders of the Target Companies.  The exchangeable shares are convertible at the option of the holder into shares of our common stock on a one-for-one basis.  The exchangeable shares are listed on the Toronto Stock Exchange. Through May 23, 2007, 11,884,612 exchangeable shares have been converted into an equivalent number of shares of our common stock.

We intend to take appropriate actions to optimize and rationalize the combined entities’ assets, operations, management, personnel and administrative function and strive to become the premier exploration company in Nevada. For additional information about our plans with regard to the Target Companies, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION- Plan of Operation.”

Completing the Proposed Acquisitions.  Following the completion of the offers, we plan to acquire any common shares of each of the Target Companies not purchased pursuant to the offers through a statutory plan of arrangement (similar to a merger in the United States) or similar transaction under Canadian law providing for a mandatory exchange of all remaining outstanding common shares of the Target Companies for additional exchangeable shares of Canadian Exchange Co., which we expect we will structure so that warrants to purchase the Target Company’s common shares would be exchanged for warrants to purchase exchangeable shares of Canadian Exchange

Co. at the same exchange rate offered in the offers and we or Canadian Exchange Co. would assume or adopt the Target Company stock option plans.

Special Meeting of Shareholders.  We held a special meeting of our shareholders on March 15, 2007 to approve amendments to our Articles of Incorporation and the issuance of the exchangeable shares and our common stock in connection with the offers.  The amendments to our Articles of Incorporation are designed to, among other things, enable us to issue the exchangeable shares of Canadian Exchange Co. in connection with the offers.  At that meeting, our shareholders approved the amendments to our Articles of Incorporation and approved the issuance of the exchangeable shares and our common stock in connection with each of the offers.

Reasons for the Proposed Acquisitions.  We believe that the Target Companies are desirable because each of them is exploring in the Cortez Trend in Nevada and owns and operates exploration properties that are adjacent to or near our Tonkin property and because the acquisition of any or all of them would result in US Gold having a larger land position within the Cortez Trend. In addition, we believe that combining our resources with the Target Companies would result in:

•           A larger land position within the Cortez Trend and a larger exploration program.  As a result of the acquisitions, it is anticipated that US Gold’s land position on the Cortez Trend has increased by approximately 240% to approximately 170 square miles. Over 2006 and 2007, we have planned 400,000 feet of exploration drilling on our Tonkin property at a cost of $30 million. Following completion of the offers, we intend to evaluate the properties of Nevada Pacific, Tone Resources and/or White Knight and integrate the results into our own exploration program.

•           A stronger cash position and reduced costs.  On February 22, 2006, we completed a private placement of 16,700,000 subscription receipts, with gross proceeds to us of $75,150,000. As a result, we believe we have one of the strongest cash positions of the intermediate exploration companies currently exploring for gold in Nevada. Following completion of the offers, we will have access to any additional cash resources of the Target Companies acquired. Due to the strategic locations in Nevada of the assets of each of Nevada Pacific, Tone Resources and White Knight and the elimination of redundant fees and costs, we expect that we would realize lower total costs than if each company were to remain a separate entity.

•           Enhanced trading liquidity and better market focus.  We expect that the completion of the offers will result in increased market capitalization and trading liquidity of the combined company, resulting in better market focus. Because of the increased market capitalization and liquidity of the combined company, we expect that the combined company will have greater access to equity and debt capital markets than US Gold alone, and greater appeal to institutional investors. We expect that the enhanced access to the equity and debt capital markets resulting from completion of the offers will provide us greater flexibility to execute our business plan under various financial market conditions.

•           Additional technical expertise.  We believe that one or more of the Target Companies has quality employees with good technical expertise. We hope to retain at least some of these key employees following the completion of the offers to assist in our business and operations going forward.

About the Target Companies. To date, we have not yet completed a thorough review of the non-public books and records of the Target Companies.  We have obtained a significant amount of the information about each Target Company contained in this prospectus from the respective Target Company and publicly available sources.  White

Knight files information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934. In addition, each of the Target Companies files audited annual financial statements, unaudited interim financial statements, management’s discussion and analysis, proxy statements or information circulars and other information with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval, or SEDAR.

Nevada Pacific

Nevada Pacific owns an exploratory property portfolio covering approximately 890 square miles of mineral rights in Mexico, including the Magistral Gold Mine, eleven properties in Nevada and one in Utah. The Nevada property portfolio covers approximately 85 square miles, including portions of two significant gold producing regions: the Battle Mountain/Eureka Trend/Cortez Trend and the Carlin Trend.

Nevada Pacific was incorporated on March 11, 1997 under the Company Act (British Columbia). Nevada Pacific’s registered office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4 and its head office is located at Suite 750, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6. Nevada Pacific is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com. Nevada Pacific’s common shares are listed on the Toronto Stock Venture Exchange (TSX-V) under the symbol “NPG.”

Tone Resources

Tone Resources is an exploration stage company engaged in the acquisition and exploration of mineral properties primarily located on the major gold trends in the north-central region of Nevada. Tone Resources’ activities are focused on gold and Tone Resources controls substantially all mineral interests in seven properties totaling approximately seven square miles, and located in Elko, Eureka, Lander, and Pershing counties in Nevada. All of Tone Resources’ properties are located near infrastructure facilities of currently producing gold mines.

Tone Resources’ mineral properties were acquired from KM Exploration Ltd., a private company with a former common director, or were staked by that former Tone director. The properties are subject to a royalty of 1% of net smelter returns, excepting the Red Ridge property, portions of which are subject to a royalty of 4% of net smelter returns.

Tone Resources was incorporated on October 31, 2001 in the Yukon Territory and was continued to British Columbia from the Yukon Territory on March 1, 2005. The address of its principal executive offices are 3374 West 19th Avenue, Vancouver, British Columbia, Canada, V6S 1C2. Its registered and records office is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5. Tone Resources is a reporting issuer in British Columbia, Alberta, Ontario and the Yukon Territory and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com. Tone Resources’ common shares trade on the TSX-V under the symbol “TNS.”

White Knight

White Knight is an exploration company active in identifying and generating new mineral prospects. White Knight has been exploring for gold deposits in Nevada since 1993 and currently controls the second largest land holding in the Cortez Trend. Its portfolio includes 19 properties totaling over 115 square miles; 15 of which are located in the Cortez Trend. Four of the properties are joint ventured to various companies subject to earn-in agreements.  Barrick Gold has earned in to 60% controlling interest in the Patty (Indian Ranch) Project, with White Knight retaining approximately 30% and Chapleau retaining 10%.  In the three remaining joint ventures, White Knight holds 100% with the joint ventures currently advancing.

White Knight was incorporated on December 18, 1986 under the Company Act (British Columbia). White Knight completed a mandatory transition to the Business Corporations Act (British Columbia) on December 21, 2005. White Knight’s registered office is located at Suite 3350, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L2 and its head office is located at 922, 510 West Hastings Street, Vancouver, British Columbia, Canada V6B 1L8. White Knight is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com.  White Knight also files reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 but has made application to terminate those filings.  The reports previously filed are available on the SEC’s website at www.sec.gov.  White Knight’s common shares are listed on the TSX-V under the symbol “WKR.”

The Offering

This prospectus covers the resale of 36,150,000 shares of common stock and 8,350,000 Warrants by selling securityholders in market or negotiated transactions, and the resale of 8,350,000 shares of our common stock upon exercise of Warrants by the selling securityholders. The selling securityholders may also sell the common stock in certain provinces in Canada.

Common stock outstanding before the offering	61,943,367 shares(1)(2)
Common stock issuable upon exercise of Warrants	8,350,000(3)
Common stock outstanding after the offering	70,293,367 shares(1)(2)(3)(4)
Warrants outstanding after the offering	8,350,000
Common stock offered by the selling securityholders	36,150,000
Use of proceeds	None(5)
Stock symbol	“UXG” on the AMEX and TSX

(1)             Includes shares to be offered by the selling securityholders.

(2)             Excludes: (i) 26,143,062 shares of common stock immediately issuable upon conversion of exchangeable shares of Canadian Exchange Co. and (ii) shares which may be issued upon exercise of outstanding Warrants or options.

(3)             Assumes exercise of all of the Warrants, of which there is no assurance.

(4)             Excludes shares issuable upon exercise of outstanding options.

(5)             We will receive no proceeds from the sale of the securities by the selling securityholders. However, if all of the Warrants are exercised, we would receive gross proceeds of $83,500,000.

Risk Factors

An investment in our common stock or Warrants is subject to a number of risks. Risk factors relating to our company include a history of operating losses, lack of proven or probable reserves, need for additional capital, the challenges of integrating the Target Companies, ongoing reclamation obligations, environmental concerns, and dependence on key personnel. Risk factors relating to our common stock include the volatility of our stock price, our limited trading market and lack of dividends. See, “RISK FACTORS” for a full discussion of these and other risks.

Summary Financial Data

The following table presents certain selected historical consolidated financial data about our company. Historical consolidated financial information as of and for the years ended December 31, 2006 and 2005 has been derived from our consolidated financial statements, which have been audited by Stark Winter Schenkein & Co., LLP, independent accountants. Historical consolidated financial information as of and for the three months ended March 31, 2007 have been derived from our unaudited consolidated financial statements.

You should read the data set forth below in conjunction with the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION,” our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	March 31,	December 31,
	2007	2006	2005
	(unaudited)

Cash and Cash Equivalents	$48,590,717	$50,921,877	$677,518
Total Assets	419,351,978	59,399,335	5,540,550
Current Liabilities	9,162,662	3,403,614	1,791,129
Total Liabilities	128,877,750	6,914,677	3,007,411
Shareholders’ Equity	289,006,524	52,484,658	2,533,139

	Operating Data
	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005
	(unaudited)
General and Administrative Expenses	$892,724	$543,140	$3,609,583	2,748,418
Acquisition Expenses	451,422	526,382	6,833,845	—
Property Holding Costs	569,140	416,942	1,949,556	761,081
Exploration Costs	6,689,216	74,771	9,241,774	—
Stock Option Expense	438,818	268,000	1,518,858	—
Change in Value of Derivatives	—	67,016,259	51,680,941	—
Net (Loss)	(8,724,358)	(68,763,966)	(75,177,879)	(2,990,721)
Net (Loss) per Share	$(0.17)	$(2.07)	$(1.80)	$(0.12)

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock or Warrants. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risks Relating to Our Company

The feasibility of mining our properties has not been established, meaning that we have not completed exploration or other work necessary to determine if it is commercially feasible to develop the properties.   We are currently an exploration stage company. We have no proven or probable reserves on our properties. A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have not carried out any feasibility study with regard to all or a portion of our Tonkin property or any properties acquired from the Target Companies. As a result, we have no reserves.

The mineralized material identified to date on our Nevada properties does not and may never have demonstrated economic viability. Substantial expenditures are required to establish reserves through drilling and there is no assurance that reserves will be established. The feasibility of mining on our Nevada properties has not been, and may never be, established. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; and government regulations, including environmental and reclamation obligations. If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine, even if one is warranted. If we are unable to establish such reserves, the market value of our securities may decline, and you may lose some or all of your investment.

We have incurred substantial losses since our inception in 1979, and may never be profitable.   Since our inception in 1979, we have not been profitable. As of December 31, 2006, our accumulated deficit was approximately $110 million. To become profitable, we must identify additional mineralization and establish reserves at our mining property, and then either develop our property or locate and enter into agreements with third party operators. It could be years before we receive any revenues from gold production, if ever. We may suffer significant additional losses in the future and may never be profitable. We do not expect to receive revenue from operations in the foreseeable future, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We last produced gold from our Tonkin property in 1990. Since we have no proven or probable reserves, we may be unable to produce gold or other precious metals with a value exceeding existing and future costs and expenses. If we are unable to economically produce gold from our mining properties, we would be forced to identify and invest substantial sums in one or more additional properties. Such properties may not be available to us on favorable terms or at all. Because of the numerous risks and uncertainties associated with exploration and development of mining properties, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

Historical production of gold at our Tonkin property may not be indicative of the potential for future development or revenue.   Historical production from our Tonkin property came from relatively shallow deposits, and in very limited quantities for a very limited period of time. Although we intend to explore deeper zones in an effort to identify additional mineralized material, due to the uncertainties associated with exploration, including variations in geology and structure, there is no assurance that our efforts will be successful. Investors in our securities should not rely on our historical operations as an indication that we will ever place the Tonkin property or any other property into commercial production again. We expect to incur losses unless and until such time as our property enters into commercial production and generates sufficient revenue to fund our continuing operations.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.   Substantial expenditures will be required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal and develop the mining and processing facilities and infrastructure at any mine site. In addition to significant funds we have budgeted for drilling in 2007, we will be required to expend significant amounts for geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of our exploration. We may not benefit from such investments if we are unable to identify commercially exploitable mineralized material. If we are successful in identifying reserves, we will require significant additional capital to construct a mill and other facilities necessary to extract those reserves. That funding, in turn, depends upon a number of factors, including the state of the national and worldwide economy and the price of gold. Our company may not be successful in obtaining the required financing for these or other purposes, in which case, our ability to continue operating would be adversely affected. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible, partial or total loss of our company’s potential interest in certain properties.

Estimates of mineralized material at our Tonkin property are based on drill results from shallow deposits and are not necessarily indicative of the results we may achieve from drilling at greater depths.   Previous operators at the Tonkin property were focused on producing gold from shallow deposits in an effort to achieve immediate revenue. Our proposed drilling program for 2006 and 2007 targets mineralization at greater depths and at different locations on our property. Estimates of mineralization in shallow zones is not necessarily indicative of mineralization at greater depths. In addition, estimates of mineralization are based on limited samples and many assumptions, and are inherently imprecise. Our ability to identify and delineate additional mineralization depends on the results of our future drilling efforts and our ability to properly interpret those results. We may be unable to identify any additional mineralization or reserves.

We may have overpaid for the shares of the Target Companies.  The price that we paid for the Target Companies was based in part on the perceived benefits of those acquisitions.  However, there is no assurance that the acquisition of the Target Companies will result in any or all of the benefits that we envision.  In the event that one or more of the acquisitions does not prove to be beneficial to us, the market price of our common stock may decline and you may lose some or all of your investment.

We may not be successful in completing the strategic offers described in this prospectus, which could lead to adverse consequences.  Since we have acquired less than 100% of the common shares of each of the Target Companies, Canadian Exchange Co. will need to undertake a subsequent acquisition transaction to acquire the common shares of the Target Companies that remain outstanding. Failure to accomplish such a subsequent acquisition transaction in a timely manner, or at all, could have adverse consequences on our business, operations and financial condition, including:

•         Canadian Exchange Co., as the majority shareholder of the Target Company and our wholly-owned subsidiary, may owe fiduciary duties to the minority shareholders of the Target Company, whose interests may diverge from the interests of US Gold and Canadian Exchange Co.; and

•         Canadian Exchange Co. may not have access to cash flow generated by the Target Company, except to the extent it is distributed to all the Target Company shareholders proportionately in the form of dividends.

We have been unable to independently verify the reliability of information about White Knight, Nevada Pacific and Tone Resources contained in this prospectus and other documents filed with the SEC.  To date, we have not yet completed a thorough review of the non-public books and records of White Knight, Nevada Pacific or Tone Resources. As a result, all historical information regarding White Knight, Nevada Pacific and Tone Resources contained in this prospectus and other documents filed with the SEC, including all historical financial information used in connection with the preparation of the pro forma financial information reflecting the pro forma effects of a combination of US Gold and one or more of the Target Companies, has been derived from publicly-available documents and certain information the target companies have provided to us. We have no reason to doubt the accuracy or completeness of these publicly-available documents or other information. Nevertheless, there could be inaccuracies or material omissions in the publicly-available or other information about or relating to White Knight, Nevada Pacific or Tone Resources. If there are such inaccuracies or material omissions, our public filings may also contain inaccuracies or material omissions, which could result in unanticipated liabilities or expenses for us, and may increase the cost of integrating the companies. This would likely adversely affect the operational plans of the combined company and its results of operations and financial condition.

The acquisition of the Target Companies has resulted in the issuance of a significant amount of additional US Gold common stock which may in turn depress the trading price of our stock.  The acquisition of the Target Companies has resulted in the issuance of at least 38,027,674 exchangeable shares of Canadian Exchange Co., each of which is convertible into shares of our common stock on a one-for-one basis. The 26,143,062 exchangeable shares (exclusive of additional exchangeable shares that will be issued in the subsequent acquisition transactions) which have not been exchanged for our common stock, if they are all converted, would represent an increase in the outstanding shares of US Gold common stock of approximately 42% of the common stock we have outstanding at May 23, 2007. The issuance of such a significant amount of common stock could depress the trading price of our common stock and you may lose all or a part of your investment.

The integration of the Target Companies will present significant challenges.   The integration of our operations with those of the Target Companies and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating separate organizations, integrating operations, systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time. The failure to successfully integrate the Target Companies, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of such acquisitions. If we fail to realize the anticipated benefits of the acquisitions, the market price of our securities may be adversely affected.

Fluctuating gold prices could negatively impact our business plan.   The potential for profitability of gold mining operations at the Tonkin property and the value of the Tonkin property and our other properties is directly related to the market price of gold. The price of gold may also have a significant influence on the market price of our common stock. In the event that we obtain positive drill results and progress our one or more of our properties to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received. A decrease in the price of gold at any time during future exploration and development may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world.

During the last five years, the average annual market price of gold has ranged between $310 per ounce and $604 per ounce, as shown in the table below:

Average Annual Market Price of Gold, 2002-2006

2002	2003	2004	2005	2006
$310	$364	$406	$445	$604

Although it may in the future be possible for us to protect some price fluctuations by hedging if we identify commercially minable reserves on our property, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate. In the event gold prices decline and remain low for prolonged periods of time, we might be unable to develop our property or produce any revenue.

Our continuing reclamation obligations at the Tonkin property could require significant additional expenditures.  We are responsible for the reclamation obligations related to disturbances located on the Tonkin property. The current estimate of reclamation costs for existing disturbances on the property to the degree required by the BLM and Nevada Division of Environmental Protection (NDEP) is approximately $3.3 million. As required by applicable regulations, we currently have in place a cash bond in the amount of $3.1 million to secure the reclamation of the property and anticipate increasing that amount by approximately $1.3 million upon approval of the revised reclamation plan filed in February 2007 and bonding associated with the property-wide exploration permit. Reclamation bond estimates are required to be updated every three years or prior to new disturbances taking place that are not already bonded. We updated the reclamation obligation during February 2007 as noted above. There is a risk that any cash bond, even if augmented upon update of the reclamation obligations, could be inadequate to cover the costs of reclamation which could subject us to additional costs for the actual reclamation obligations. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities.

The ongoing operations and past mining activities of US Gold and the Target Companies are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.  All phases of the operations of the Target Companies, like ours, are subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on the properties in which we may hold interests in the future, including the properties of the Target Companies, that are unknown to us at the present and that have been caused by us, one of the Target Companies, or previous owners or operators, or that may have occurred naturally. Under applicable federal and state environmental laws, prior property owners may be liable for remediating any damage that those owners may have caused. Mining properties that the Target Companies may have transferred may cause us to be liable for remediating any damage that those companies may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

We have transferred our interest in several mining properties over past years, some of which are now being operated by third parties. Under applicable federal and state environmental laws, as a prior owner of these properties, we may be liable for remediating any damage that we may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Production, if any, at our Tonkin property will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability. We have not purchased insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, as it is not generally available at a reasonable price.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations.   Our operations, including our ongoing two-year exploration drilling program at the Tonkin property, require permits from the state and federal governments. We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of our property will be adversely affected.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property.   Our ability to explore and operate our property depends on the validity of title to that property. Our mineral properties include leases of unpatented mining claims and unpatented mining claims and unpatented millsite claims. Unpatented mining claims are unique property interests and are generally considered to be subject to greater risk than other real property interests because the validity of unpatented mining claims is often uncertain. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.

A significant portion of the lode claims comprising our Tonkin property are subject to a lease in favor of a third party which expires in 2009 and which provides for a 5% royalty on production.   A total of 348 of our mining and millsite claims are subject to this lease. The lease requires annual payments of $150,000 or 455 ounces of gold, whichever is greater, and payment of a royalty of 5% of the gross sales price of gold or silver from the property before deduction of any expenses from the gross sales price. This lease expires January 1, 2009. In the event we are unable to extend the lease or purchase the claims from the owner, we would be forced to forfeit the underlying claims, which in turn may adversely affect our ability to explore and develop the property. If we are successful in identifying sufficient mineralization to warrant placing the property into production, we will be obligated to pay the leaseholder a royalty of 5% of the production. The payment of this royalty, together with other royalties payable to third parties in respect of certain claims, will reduce our potential revenue.

We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of the Tonkin property.   In accordance with the laws of the State of Nevada, we have obtained permits to drill the water wells that we currently use to service the Tonkin property. However, the amount of water that we are entitled to use from those wells has not been finally determined by the appropriate regulatory authorities. A final determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount water that we intend to use. Unless we are successful in developing the property to a point where we can commence commercial production of gold or other precious metals, we may not be able to demonstrate such beneficial use. Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at the property.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.   We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition may be unavailable to us due to their previous acquisition by other companies or our lack of financial resources.

Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business.   Our company is dependent on three persons, namely our Chairman and Chief Executive Officer, President and Chief Operating Officer and Vice President and Chief Financial Officer. Mr. McEwen, our Chairman and Chief Executive Officer, is responsible for strategic direction and the oversight of our business. Ms. Carpenter, our President and Chief Operating Officer, is responsible for company management and overseeing our exploration and regulatory compliance. Mr. Pass, our Vice President and Chief Financial Officer, is responsible for our public reporting and administrative functions. We rely heavily on these individuals for the conduct of our business. The loss of any of our existing officers would significantly and adversely affect our business. In that event, we would be forced to identify and retain an individual to replace the departed officer. We may not be able to replace one or more of these individuals on terms acceptable to us. We have no life insurance on the life of any officer.

Legislation has been proposed that would significantly affect the mining industry.   Periodically, members of the US Congress have introduced bills which would supplant or alter the provisions of the General Mining Law of 1872, which governs the unpatented claims that we control with respect to our Tonkin property. One such amendment has become law and has imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those on our Tonkin property. If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties, and could significantly impair our ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining. Although it is impossible to predict at this time what royalties may be imposed in the future, the imposition of such royalties could adversely affect the potential for development of such mining claims, and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our business.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.   Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to the stage of becoming producing mines. Our current exploration efforts are, and any future development or mining operations we may elect to conduct, will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•       economically insufficient mineralized material;

•       fluctuations in production costs that may make mining uneconomical;

•       labor disputes;

•       unanticipated variations in grade and other geologic problems;

•       environmental hazards;

•       water conditions;

•       difficult surface or underground conditions;

•       industrial accidents;

•       metallurgical and other processing problems;

•       mechanical and equipment performance problems;

•       failure of pit walls or dams;

•       unusual or unexpected rock formations;

•       personal injury, fire, flooding, cave-ins and landslides; and

•       decrease in reserves due to a lower gold price.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in such interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

Gain recognized by non-US shareholders and non-US Warrantholders on the sale or other disposition of shares of our common stock or Warrants may be subject to U.S. federal income tax.   We believe that we currently are a “United States real property holding corporation” under section 897(c) of the Internal Revenue Code (USRPHC) and that there is a substantial likelihood that we will continue to be USRPHC. Generally, gain recognized by a Non-U.S. Holder (as defined below) on the sale or other taxable disposition of shares of our common stock or Warrants will be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock or Warrants (or the Non-U.S. Holder’s holding period for the common stock or Warrants, if shorter). Under an exception to these USRPHC rules, if the common stock is “regularly traded” on an “established securities market,” the common stock and Warrants generally will not be treated as stock of a USRPHC. This exception is not available, however, to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter). See, “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR COMMON STOCK AND WARRANTS” below.

We do not insure against all risks to which we may be subject in our planned operations.   While we currently maintain insurance to insure against general commercial liability claims, our insurance will not cover all of the potential risks associated with our operations. For example, we do not have insurance on the mill at our Tonkin property and we do not have business interruption insurance. We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover liabilities. We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production which may not be insured against, which may exceed the limits of our insurance coverage, or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property. A significant loss could force us to reduce or terminate our operations.

While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock.   Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to furnish a report by our management on internal controls for the fiscal year ending December 2007. Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management. Such a report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits.   The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. See, “MANAGEMENT—Indemnification and Limitation on Liability of Directors.”

Risks Related to our Common Stock and Warrants

The sale of our common stock by the selling securityholders may depress the price of our common stock due to the limited trading market which exists.   Due to a number of factors, the trading volume in our common stock has historically been limited. Trading volume over the last 12 months has averaged approximately 270,000 shares per day. As a result, the sale of a significant amount of common stock by the selling securityholders may depress the price of our common stock. As a result, you may lose all or a portion of your investment.

If we do not maintain an effective registration statement covering the Warrants or the common stock issuable upon exercise of the Warrants, Warrantholders may not be able to exercise the Warrants, or may be restricted from selling the underlying common stock.   In order for a Warrantholder to receive shares of common stock free of resale restrictions upon exercise of the Warrants, the underlying shares of common stock must be covered by an effective registration statement of which this prospectus is a part. We must also qualify the issuance of the common stock under state securities laws. We have agreed to maintain an effective registration statement with regard to the common stock underlying the Warrants. However, we cannot provide any assurance that we will successfully qualify issuance of the stock in a state where holders of the Warrants may reside, or that an effective registration statement will be in place at all relevant times. These factors may limit your ability to exercise the Warrants or sell the underlying common stock.

The exercise of outstanding options and Warrants and the future issuances of our common stock will dilute current shareholders and may reduce the market price of our common stock.   As of May 23, 2007, we had outstanding options and Warrants to purchase a total of 11,268,000 shares of our common stock excluding options and warrants of the Target Companies, which if completely exercised, would dilute existing shareholders’ ownership by approximately 13%, assuming all exchangeable shares not held by our company or subsidiaries are exchanged for an equivalent amount of our common stock. Additional shares of our common stock may be issued in the future as a result of the exercise of warrants or options of the Target Companies.  Many of the outstanding options are exercisable at prices significantly below the current market price of our common stock as of May 23, 2007. If the market price of our stock remains at or above the exercise price, it is likely that these options will be exercised. Our Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders. Based on the need for additional capital to fund expected growth, it is likely that we will issue additional securities to provide such capital and that such additional issuances may involve a significant number of shares. Issuance of additional securities underlying outstanding options as authorized by our Board of Directors in the future will dilute the percentage interest of existing shareholders and may reduce the market price of our common stock.

Our stock price may be volatile and as a result you could lose all or part of your investment.   In addition to volatility associated with over the counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•       changes in the worldwide price for gold;

•       disappointing results from our exploration or development efforts;

•       failure to meet our revenue or profit goals or operating budget;

•       decline in demand for our common stock;

•       downward revisions in securities analysts’ estimates or changes in general market conditions;

•       technological innovations by competitors or in competing technologies;

•       investor perception of our industry or our prospects; and

•       general economic trends.

In addition, stock markets generally have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations are often unrelated to operating performance of a company and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote.   Our executive officers and directors, together with our largest non-executive shareholder, beneficially own approximately 22% of our common stock as of May 23, 2007, assuming all outstanding exchangeable shares are exchanged for an equivalent amount of our common stock. Under our Articles of Incorporation and the laws of the State of Colorado, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals and entities will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. See, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

We have never paid a dividend on our common stock and we do not anticipate paying any in the foreseeable future.   We have not paid a dividend on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors. See, “MARKET INFORMATION.”

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our ability to develop and produce gold or other precious metals from our Tonkin property, our future business plans and strategies, the proposed acquisition of other companies, future revenue, the receipt of working capital, and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

•       decisions of foreign countries and banks within those countries;

•       technological changes in the mining industry;

•       our costs;

•       the level of demand for our products;

•       changes in our business strategy;

•       interpretation of drill hole results and the geology, grade and continuity of mineralization;

•       the uncertainty of reserve estimates and timing of development expenditures; and

•       commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

Prospective investors are urged not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock or Warrants by the selling securityholders. However, if all of the Warrants are exercised, we would receive aggregate proceeds of $83,500,000. Proceeds from the exercise of the Warrants would be added to our working capital and used for general corporate purposes.

Pending utilization, any proceeds received from exercise of the Warrants may be invested in bank deposits, interest-bearing accounts and short-term government obligations. We do not intend to invest the proceeds in such a manner as to be regulated as an investment company under relevant securities laws.

CAPITALIZATION

The following table sets forth certain information relating to our capitalization: (i) as of March 31, 2007 and (ii) pro forma as of March 31, 2007, after giving effect to the exercise of the Warrants.

	March 31, 2007	Proforma at March 31, 2007(1)
		(unaudited)
Shareholders’ Equity (Deficit):
Common Stock	$163,869,055	$256,888,055
(authorized 250,000,000 shares)	(50,058,755 shares)	(59,911,755 shares)
Canadian Acquisition exchangeable shares	$244,782,045	$244,782,045
(authorized unlimited shares)	(38,027,624 shares)	(38,027,624 shares)
Accumulated (Deficit)	$(119,644,576)	$(119,644,576)
Total Shareholders’ Equity(2)	$289,006,524	$382,025,524

(1)             Gives effect to the exercise of 8,350,000 Warrants, the exercise of 1,002,000 broker warrants and the exercise of 501,000 warrants included in units underlying the broker warrants. See, “DESCRIPTION OF CAPITAL STOCK.”

(2)             Excludes options outstanding at March 31, 2007 to acquire 1,415,000 shares at a weighted average exercise price of $3.81 per share.

BUSINESS AND PROPERTIES

Our History

We were organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, we changed our name to U.S. Gold Corporation and on March 16, 2007, we changed our name to US Gold Corporation. We are engaged in the exploration for gold and other precious metals. We have not generated revenue from operations since 1990.

We have held an interest in the Tonkin property since 1985 and briefly operated the property from 1985 to 1988. During that time, we produced approximately 26,029 ounces of gold from an oxide heap leach. In 1989, we constructed a milling complex to process sulfide mineralization which did not reach commercial operating status. From 1991 to 2005, we had a number of joint venture partners on the Tonkin property, which partners provided the majority of the financing and project management.

Our most recent joint venture partner, BacTech Nevada Corporation, a subsidiary of BacTech Mining Corporation (BacTech), withdrew as manager of the Tonkin property in May 2005. Since that time, we have managed the property through our subsidiary, Tonkin Springs LLC (TSLLC).

In 2006, we commenced a comprehensive exploration program at the Tonkin property which we expect to last two to three years and for which we have budgeted $30 million. Drilling commenced in June 2006.

Recent Events

Acquisitions.  On March 5, 2006, we announced our intention to acquire four Canadian companies with properties in the Battle Mountain-Eureka Trend in Nevada.  These companies, White Knight, Nevada Pacific, Tone Resources, and Coral Gold, have mineral properties that are adjacent to or near our Tonkin property.  During the remainder of 2006 and into 2007, we endeavored to satisfy certain regulatory requirements related to those proposed acquisitions.

On January 18, 2007, we decided not to pursue an offer for Coral Gold in view of certain of these regulatory requirements that would need to be satisfied by Coral Gold prior to commencement of a formal tender offer.  This decision was based upon our concern, after consultation with our advisors, that the possible undue delay and expense arising from the satisfaction of those regulatory requirements could jeopardize the strategic offers for White Knight, Nevada Pacific and Tone Resources.  In the future, we may, in our sole discretion, re-evaluate our intention to acquire Coral Gold.

On February 12, 2007, we commenced formal offers to acquire all the outstanding shares of White Knight, Nevada Pacific and Tone Resources, which we refer to as the Target Companies, and mailed our offering circulars or prospectuses and related documents to shareholders of the three Target Companies.  These offers expired on March 23, 2007.

Pursuant to the terms of the offers, US Gold and our wholly-owned subsidiary, Canadian Exchange Co., offered to purchase all outstanding common shares of each of the Target Companies for the following consideration:

•           0.23 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Nevada Pacific;

•           0.26 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Tone Resources; and

•           0.35 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of White Knight.

On March 23, 2007, following expiration of the offers, we took up and subsequently paid for all the common shares of the Target Companies that had been validly tendered and not withdrawn.  The following information summarizes the number of shares that we acquired in connection with the offers:

	Number of Common Shares Tendered	Percentage of Outstanding Common Shares
White Knight Resources	55,752,661	93.7%
Nevada Pacific Gold	59,278,256	83.5%
Tone Resources	18,806,726	89.4%

About the Target Companies.  The following information briefly describes each of the Target Companies.  We have not yet assimilated all data and records of the Target Companies.

Nevada Pacific

Nevada Pacific owns an exploratory property portfolio covering approximately 890 square miles of mineral rights in Mexico, including the Magistral Gold Mine, as well as eleven properties in Nevada and one in Utah. The Nevada property portfolio covers approximately 85 square miles, including land packages in two significant gold producing regions: the Battle Mountain/Eureka Trend/Cortez Trend and the Carlin Trend.

Nevada Pacific was incorporated on March 11, 1997 under the Company Act (British Columbia). Nevada Pacific’s registered office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4 and its head office is located at Suite 750, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6. Nevada Pacific is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com. Nevada Pacific’s common shares are listed on the Toronto Stock Venture Exchange (TSX-V) under the symbol “NPG.”

Tone Resources

Tone Resources is an exploration stage company engaged in the acquisition and exploration of mineral properties primarily located on the major gold trends in the north-central region of Nevada. Tone Resources’ activities are focused on gold and Tone Resources controls substantially all mineral interests in seven properties totaling approximately seven square miles, and located in Elko, Eureka, Lander, and Pershing counties in Nevada. All of Tone Resources’ properties are located near infrastructure facilities of currently producing gold mines.

Tone Resources’ mineral properties were acquired from KM Exploration Ltd., a private company with a former common director, or were staked by that former Tone director. The properties are subject to a royalty of 1% of net smelter returns, excepting the Red Ridge property, portions of which are subject to a royalty of 4% of net smelter returns.

Tone Resources was incorporated on October 31, 2001 in the Yukon Territory and was continued to British Columbia from the Yukon Territory on March 1, 2005. The address of its principal executive offices are 3374 West 19th Avenue, Vancouver, British Columbia, Canada, V6S 1C2. Its registered and records office is located at 10th Floor, 595 Howe Street, Vancouver, British

Columbia, Canada, V6C 2T5. Tone Resources is a reporting issuer in British Columbia, Alberta, Ontario and the Yukon Territory and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com. Tone Resources’ common shares trade on the TSX-V under the symbol “TNS.”

White Knight

White Knight is an exploration company active in identifying and generating new mineral prospects. White Knight has been exploring for gold deposits in Nevada since 1993 and currently controls the second largest land holding in the Cortez Trend. Its portfolio includes 19 properties totaling over 115 square miles; 15 of which are located in the Cortez Trend. Four are joint ventured to various companies subject to earn-in agreements.  Barrick Gold has earned in to 60% controlling interest in the Patty (Indian Ranch) Project, with White Knight retaining approximately 30% and Chapleau retaining 10%.  In the three remaining joint ventures, White Knight holds 100% ownership with the joint ventures currently advancing.

White Knight was incorporated on December 18, 1986 under the Company Act (British Columbia). White Knight completed a mandatory transition to the Business Corporations Act (British Columbia) on December 21, 2005. White Knight’s registered office is located at Suite 3350, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L2 and its head office is located at 922, 510 West Hastings Street, Vancouver, British Columbia, Canada V6B 1L8. White Knight is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com.  White Knight also files reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The reports are available on the SEC’s website at www.sec.gov.  White Knight’s common shares are listed on the TSX-V under the symbol “WKR.”

Completing the Proposed Acquisitions.  Following the completion of the offers, we plan to acquire any common shares of each of the Target Companies not purchased pursuant to the offers through a statutory plan of arrangement (similar to a merger in the United States) or similar transaction under Canadian law providing for a mandatory exchange of all remaining outstanding common shares of the Target Companies for additional exchangeable shares of Canadian Exchange Co., which we expect we will structure so that warrants to purchase the Target Company’s common shares would be exchanged for warrants to purchase exchangeable shares of Canadian Exchange Co. at the same exchange rate offered in the offers and we or Canadian Exchange Co. would assume or adopt the Target Company stock option plan.

Our Tonkin Property

The Tonkin property is a gold mining property in which we hold a 100% interest and which most recently produced gold in 1990. The property has been the focus of mineral exploration for approximately 26 years, since the early 1980s. We are currently focusing on property-wide exploration of mineral resources at Tonkin.

The Tonkin property is located on lands administered by the United States Department of Interior, Bureau of Land Management (BLM), Battle Mountain Field Office, in Nevada. Currently, the property is comprised of a total of 1,445 unpatented mining and 33 millsite claims encompassing approximately 44 square miles. Of the 1,478 claims comprising the Tonkin property, 358 are leased from unaffiliated third parties. Our property extends approximately 12 linear miles along the central Battle Mountain-Eureka Trend, located in north-central Nevada.

In December 2005, we retained Micon International Limited (Micon) to compile a technical report for the Tonkin property. This report provides a technical summary of the then-existing exploration and development activities and results, and the mineral potential of the Tonkin property. This report was prepared in accordance with the standards of National Instrument 43-101 -  Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. Those standards are different than those prescribed by rules of the SEC. The SEC only permits the disclosure of proven or probable reserves, which in turn, require the preparation of a feasibility study demonstrating the economic feasibility of mining and processing the mineralization. We have not received a feasibility study with regard to our Tonkin property. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS DESCRIBED IN THIS PROSPECTUS WILL EVER BE CONVERTED INTO RESERVES.

We are presently in the exploration stage for gold at the Tonkin property where we have an estimate of mineralized material of 29.7 million tons with average grade of 0.043 ounce of gold per ton. These mineral resource estimates are based on resource models that were constructed by Ore Reserves Engineering in 1996, with revision to the O-15 model in 2001 to incorporate new drilling data in that deposit. The mineral envelopes were drawn for the 1996 and 2001 resource models to restrict interpolation within areas that could be classified as at least an indicated resource. The cut-off used in the estimate was 0.012 ounces per ton of gold for oxides and 0.018 ounces per ton of gold for sulfides. These cut-offs are slightly higher than internal cut-offs assuming a price of $400 per ounce of gold, a recovery rate of 70% and costs of $2.00 per ton for processing of oxides and a recovery rate of 75% and costs of $4.50 per ton for processing of sulfides. The breakeven cut-off for oxides is 0.015 ounces of gold per ton, which will pay for $1.15 per ton mining costs, $1.13 per ton engineering costs, general and administrative expenses and processing costs. The breakeven cut-off for sulfides is 0.030 ounces of gold per ton, which will pay for $1.15 per ton mining costs, $3.36 per ton engineering, general and administrative expenses, and processing costs. Micon believes that these figures demonstrate that the mineralization has reasonable prospects for economic extraction.

In preparing this estimate, Micon has reviewed and analyzed data provided by US Gold and previous operators of the mine, and has drawn its own conclusions therefrom, augmented by its direct field examination. Micon used all reasonable diligence in checking, confirming and validating the data. However, Micon has not carried out any independent exploration or drilling work, or carried out any sampling and assaying. The metallurgical, geological, mineralization and exploration technique and results descriptions used in this report are taken from previous reports prepared by us and Micon.

Location and Access. The Tonkin property is located on the eastern slope of the Northern Simpson Park Mountains in central Nevada at an elevation of between approximately 6,700 feet and 7,600 feet above sea level. The property is located in the central portion of the northwest trending Battle Mountain-Eureka Trend.  The topography varies from flat to moderately steep. The property area is approximately 45 miles northwest of Eureka, Nevada in Eureka County and is accessed by two county roads from Nevada State Road 278. The county gravel roads to the site are maintained by Eureka County and are periodically graded as required to provide year-round access. Below is a general location map of the Tonkin property.

The Battle Mountain-Eureka Trend, as it is currently defined, extends from near Winnemucca to the north, southeast to south of Eureka. Within this trend is the locally named “Cortez Trend.” The Battle Mountain-Eureka Trend is west of and subparallel to the Carlin Trend, and both are host to a large number of producing gold mines and other prospects.

The Tonkin property is approximately 48 miles by road, northwest from Eureka (County population approximately 1,600), 85 miles by road southwest from Elko (population approximately 18,000) and 245 miles by road east from Reno (population approximately 200,000). The nearest airport is located in Elko.

In general, the area is characterized by hot summers and cold winters with monthly average maximum and average minimum temperatures ranging from 82 °F (28°C) to 7 °F (-14°C). The hottest month is July and the coldest is January. The average annual precipitation on site is estimated to be 11.3 inches. Evaporation in the area is significant with the average annual potential evaporation estimated at 62.6 inches.

Native vegetation in the project area is characterized by sagebrush/bunch grass communities with Sandberg bluegrass, Thuber needlegrass and bottlebrush squirreltail as the dominant species. On the north and east facing slopes fairly dense stands of Pinyon/Juniper exist with little understory of grasses or forbs. Much of the project area had been subjected to considerable grazing pressures from domestic livestock in years past. Consequently, much of the native vegetation has degenerated to what is considered degraded stands of sagebrush with an understory of cheatgrass on the more hilly areas, or halogeton, or other annual forbs, on the lowlands.

Improvements.  The Tonkin property includes a mine site of approximately 165 acres, several small open pits, stockpile areas and some established infrastructure. Remnants of an oxide heap leach operation from the 1980s include the pits and the stockpile areas. In 1988 and 1989, an integrated carbon-in-leach bacterial oxidation plant was built. The plant and associated infrastructure was decommissioned and mothballed in June 1990, but apart from the SAG mill, which has been removed, it is complete and we believe it is in relatively good condition. As we move closer to a decision whether to commence production at Tonkin, we will evaluate the utility of the plant. Other existing improvements include access roads to different portions of the property.

The following map illustrates the general outline of the Tonkin property, and certain functional areas of that property:

Rooster Area
Middle Area
South Area
KYS CLAIMS CONTINUE SOUTH
Elko
Reno
US·GOLD
Las Vegas
Miles
Kilometers
Mineralized Resource Areas
Exploration Targets
US Gold Property
US·GOLD

TONKIN PROJECT
Eureka County, Nevada

Figure 4
Mine Corridor Targets

Date: 3/23/2007
File: Mine corridor target areas.mxd
Drawn by: G. Heston

The existing infrastructure available for the project also includes a water supply, water storage and distribution, sewage disposal, trailer park, fuel storage and distribution, grid and emergency power supply and distribution. Electrical power is supplied via existing 64kV power lines and a substation on the property. The power lines and substation are owned and maintained by Sierra Pacific Power Company. Existing facilities include an administration building, truck shop, assay laboratory, mill building, warehouse and plant maintenance shop.

History of Operations.  We obtained the first of the claims which now comprise the Tonkin property in 1985. Between 1985 and 1988, approximately 26,000 ounces of gold were produced from the heap leach operation from about 871,000 tons of ore.

In 1988 and 1989, we constructed a mill with the proceeds of a debt financing. In 1989, oxide ore from the “Rooster” deposit was processed through the mill, producing 1,753 ounces of gold. In 1990, using bio-oxidation and the carbon-in-leach circuits of the mill, 2,735 ounces of gold were produced from approximately 70,000 tons of sulfide ore mined from the property. To date, a total of approximately 30,517 ounces of gold has been produced at the Tonkin property.

We have had a series of joint venture partners at the Tonkin property. In 1991, Homestake Mining Company (Homestake), through its subsidiaries Homestake Nevada Corporation and Denay Creek Gold Mining Company (Denay), purchased 51% of the project and created the Tonkin Springs Venture Limited Partnership, a partnership organized under the laws of the State of Nevada (TSVLP). TSVLP completed data compilation, geologic mapping, rock and soil sampling, geophysical surveying and drilled 85,949 feet of reverse circulation core and mud rotary. In 1992, Homestake terminated the agreement, leaving 100% ownership of TSVLP to us.

In 1993, we sold an undivided 60% interest in the Tonkin property to Gold Capital Corporation (Gold Capital), a newly-formed Colorado corporation, and established a mining joint venture. Gold Capital was unable to obtain necessary financing to maintain and explore the property and was acquired by Globex Mining Enterprises Inc. (Globex) in 1997. In 1999, Globex terminated its agreement with us.

In 1999, Sudbury Contact Mines Limited (Sudbury), a subsidiary of Agnico-Eagle Mines Limited (Agnico), purchased Gold Capital’s 60% undivided interest in the Tonkin property. Together with Sudbury, we contributed all of the Tonkin property to TSLLC. Sudbury held a 60% managing interest in TSLLC. Between 1999 and 2001, Sudbury completed data compilation, chemical sampling and drilling on the project. In 2001, Sudbury withdrew from TSLLC, leaving us 100% ownership of TSLLC.

In 2003, BacTech obtained a 55% interest in TSLLC. BacTech conducted a number of surveys, including commissioning a technical report from Micon. A technical report entitled “A Review of the Tonkin Property, Eureka County, Nevada, USA” was issued to BacTech in August 2003. Micon also completed a feasibility study and supporting technical report for BacTech in May 2004. BacTech withdrew from TSLLC in May 2005 due to a lack of working capital, returning 100% ownership of TSLLC to us. We assumed management of the property in May 2005.

Other than our past arrangements with Gold Capital and BacTech, which we believe were terminated due to a lack of working capital by those entities, we are unable to definitively state why the other partners terminated their relationship with us. Larger mining companies like Homestake and Agnico have budgets and exploration philosophies that dictate the projects they pursue and to which we were not privy.

A significant amount of exploration work has been conducted over the years at the Tonkin property, historically focusing mainly on near-surface oxide and later sufilde mineralization. The result of these various exploration programs is a database of drill holes generally clustered in the mine corridor.  In order to supplement this database, we initiated a comprehensive exploration program in 2006, discussed in more detail below.

A total of 2,797 drill holes have been completed at the Tonkin property between 1966 and 2004. The total length drilled was 168,970 meters (554,222 feet), and the average length per hole drilled was 60.4 meters (198 feet). Most of our former joint venture partners were focused on defining shallow mineralization with the potential for immediate production of gold and silver from known mineralization and did not conduct significant exploration on the Tonkin property. Two companies, Denay (Homestake) and Sudbury (Agnico), focused on testing deeper styles of mineralization, although each of these two drilling campaigns did not test the property to significant depths. Denay completed 86 exploration drill holes during 1991 and 1992 at a cost of approximately $2.5 million. The average depth of these 86 holes is just under 300 feet. Sudbury completed 107 exploration drill holes during 1999 through October 2001, and the average depth of these holes is just under 600 feet. The most recent drilling prior to our current exploration efforts was completed by BacTech, with 29 holes drilled during 2003 and 2004, mainly as part of their feasibility studies, targeting resource confirmation and metallurgical testing. The average depth of this drilling is approximately 270 feet.

The following table summarizes drilling activities at the Tonkin property from 1966 to 2004:

Summary of Drilling at Tonkin

Period	Company	No. of Holes	Total Length		No. of Intervals	No. of Assays	Drilling Type
			(metres)	(feet)
1966-67	Homestake Mining Company	10	655	2,147	850	419	Rotary
1970-71	American Selco (Amselco)	4	316	1,035	410	204	Rotary
1974-75	Chevron Resources	20	1,480	4,854	1,922	951	Rotary
1976	Placer Amex	19	1,601	5,250	1,519	769	Rotary
1978-79	Earth Resources	15	1,087	3,565	699	339	Rotary
1980	Freeport Exploration	34	2,971	9,745	3,864	1,910	Rotary
1981-84	Precambrian Exploration	421	32,227	105,705	41,861	21,104	Rotary
1985-89	US Gold	1,976	97,805	320,802	125,389	61,823	Rotary & Core
1991-92	Homestake Mining Company (Denay)	86	7,723	25,332	83,088	17,644	Rotary & Core
1995-98	Gold Capital Corporation	76	1,339	4,392	14,405	2,344	Rotary & Core
1999-2001	Agnico-Eagle/Sudbury Contact	107	19,381	63,570	15,018	7,308	Rotary & Core
2003-04	BacTech	29	2,386	7,825	1,565	189	Rotary & Core
	Total	2,797	168,970	554,222	290,590	115,004

2006 Exploration Program

In light of the recent discoveries on the Cortez Trend and the new interpretations of the geologic setting and host rocks, the Tonkin property is being re-evaluated by us in an exploration program that commenced during 2006.  This program was initiated as an integrated, comprehensive effort to test the stratigraphic, structural and geologic setting of the property, and includes mapping, geochemical sampling, geophysical surveys, remote sensing, drilling and evaluation in a variety of disciplines.  The program commenced in March 2006 and is designed to continue into 2008.  Drilling commenced in June 2006 and continues into 2007.

A key objective of the 2006 exploration program was to initially focus exploration efforts in areas with mineralized material to better understand the controls for the previously identified mineralized material.  Additionally, and armed with this new understanding, property-wide evaluations were completed leading to new target definition property-wide.

The US Gold drilling program during 2006 focused primarily on the Mine Corridor as well as targets to the west of the Middle Area and north of Rooster. A total of 44 holes were completed in 2006, with 7 holes still in progress at year end. A total of 60,253 feet was drilled and six core rigs and 2 reverse circulation drill rigs were on site at year end.

Drilling confirmed known mineralization in all areas of the Mine Corridor. As well, new drilling has encountered gold mineralization outside of the previously identified resource areas north of the Rooster Area, and in the Middle Area.  Additionally, mineralization was discovered between previously defined resource envelopes in the Southern Area.  New mineralization was also discovered beneath previous drilling in this area.

Additional drill targets have been identified, and are intended to be drilled in 2007, weather and permitting dependent.

The following map illustrates drill hole activity on the Tonkin property, showing holes drilled in 2006 and historical drilling greater than 500 feet:

KYS CLAIMS
CONTINUE SOUTH
Las Vegas

0 1 2
Miles
0 1 2 3
Kilometers

- 2006 Drill Holes
- Historic Drill Holes > 500ft
- US Gold Property

US GOLD

TONKIN PROJECT
Eureka County, Nevada

Figure 4

2006 & Historic Drill Holes > 500 feet

Date: 2/2/2007 Drawn by: GSH
File: Fig 1 drill hole location with exploration targets 02.mxd

The following table summarizes the drilling activity on the Tonkin property during the year ended December 31, 2006 in more detail:

2006 Drilling Summary

Total Footage:	60,253 ft, including holes in progress
56,741 ft representing holes completed
Number of holes:	51 holes, completed and in progress
44 holes completed
7 Holes in progress
Reverse Circulation (RC) drilling	11 holes completed
Core drilling	23 holes completed
RC Pre-collar drilling	10 holes; deeper core drilling planned for winter drilling
Holes abandoned:	5 holes — three due to bad drilling conditions; 2 holes due to too much water
Monitoring wells:	3 completed

US Gold spent or accrued approximately $9.2 million in exploration at Tonkin during 2006.

Proposed 2007 Exploration Program

The proposed 2007 exploration program at Tonkin is budgeted for approximately $20 million, dependent upon obtaining required permits and availability of drill rigs.  The 2007 exploration program is proposed to include:

•                  A continuation of the integrated, multi-disciplined program commenced in 2006, consisting of detailed mapping, sampling, and geophysics with the intention to evaluate the entire property.  We intend to complete detailed mapping over the Mine Corridor and extend into the outside area.  Additional soil samples will be collected to define drill targets and finish property wide coverage. Additional geophysical surveys including ground magnetics, gravity, MT, seismic and limited IP/resistivity will be conducted to further refine drill targeting.

•                  Within the Mine Corridor, core and rotary drilling will be utilized to test the new targets developed during the 2006 program, to test the expansion of the current resource envelopes and test for higher grade feeders. Emphasis in the Mine Corridor area will be placed on resource additions and ore body extensions. Targets outside the immediate Mine Corridor will be tested and evaluated for Carlin-style and specifically Cortez Hills-style mineralization.

•                  Several targets outside the Mine Corridor are drill-ready.  Additional targets require limited surface, geochemical, and/or geophysical drill target definition to be elevated to drill readiness. Approximately 100,000 feet of drilling is planned at Tonkin in 2007.

Claims

Currently, the Tonkin property consists of a total of 1,445 unpatented lode mining and 33 millsite claims encompassing approximately 46 square miles. Of that amount, 358 unpatented lode mining claims are leased from unaffiliated third parties pursuant to mining leases, with the remainder owned by us. The claims are contiguous, with the exception of four claims where a trailer park is located and a new claim block to the south which we acquired in 2006, as well as some claims within the project boundary that we no longer own or lease. Obligations that must be met to retain the property include annual claim maintenance fees to the BLM of $125 per claim per year and additional fees to Eureka County of $8.50 per claim per year (2006 assessment year fee rate). Rates may change over time. Other obligations include obtaining and maintaining all necessary regulatory permits and any mining lease requirements, such as lease and option payments to claim owners. The rights to the unpatented lode claims and millsites continue on an annual basis so long as the obligations are met to maintain the validity of the claims. As the owner or lessee of the claims, we are allowed to explore, develop and mine the property, subject to procurement of required operating permits and approvals, compliance with applicable federal, state and local laws, regulations and ordinances.

Of the 1,445 unpatented lode mining claims that comprise the Tonkin property, 348 claims cover the lease at the area of the property called Tonkin North, and are owned by unaffiliated parties. The term of this lease expires January 1, 2009 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. The Tonkin North lease requires payment of an annual advance royalty in the amount of $150,000, or the value of 455 ounces of gold, whichever is greater, due in January of each year. The lease also requires production royalties of 5% of the gross sale price of gold or silver but provides for recapture of annual advance royalties previously paid. The existing balance of the advance royalties, after recognition of the January 2007 payment, is approximately $3.51 million, meaning that we would not be required to pay any additional production royalties until we produced approximately $70.2 million of gross revenue from the leased claims. Certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty payable to Precambrian Exploration, Inc. (Precambrian) after $15 million in gross revenues are realized from the claims. We are required to perform an annual work commitment on these claims with an annual prospectus submitted to the lessors summarizing the work completed. The lease includes a defined area of interest extending from the boundaries of certain claims; any claims within this area of interest that are acquired through staking or joint ventures with other property owners falls under the parameters of this lease.

In 2006, we staked 10 additional claims which are within the area of interest established under the lease covering Tonkin North.  Consequently, these claims are now subject to that lease, including the royalties.

Also in 2006, we acquired 194 additional claims, known as the KYS claims, located approximately one-half mile southwest of our Tonkin property and 18 additional claims, known as the “Flyboy” claims. These additional claims supplement the claims historically comprising the Tonkin property.

We own the remaining 1,087 unpatented lode mining claims comprising the Tonkin property, as well as 33 millsite claims. A total of 317 of these claims are subject to a royalty equal to 2% of net smelter returns, which becomes payable to Precambrian after $50 million in gross revenues is realized from the claims. Precambrian may elect to receive its royalty in kind. Precambrian is an unaffiliated third party and predecessor in interest to the claims.

In 1994, 223 claims covering approximately 4,400 acres adjacent to the Tonkin property were acquired from United States Exploration Inc., an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce. Of the total of 1,478 mining claims encompassing the Tonkin property, 526 are not subject to any royalties.

Geology

The geology in the vicinity of the Tonkin property is complex both lithologically and structurally. The rocks in the area of Tonkin range in age from Quaternary gravels and alluvium, Tertiary volcanic rocks, and Paleozoic sediments. There is a strong northwest structural fabric in the area, cross cut by several prominent north-northeast and northeast structures that appear to be key to focusing mineralization in the area. These structures help to fracture the host rocks, and act as conduits for the mineralizing fluids to migrate up from depth. The host rocks for the gold mineralization currently identified at Tonkin consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized by gold-bearing solutions which originated at depth and migrated up along fracture systems until reaching fractured and/or chemically favorable rock suitable for deposition. Tertiary volcanism followed by faulting and erosion have affected the mineralized material.

Mineralization in the Southern and Middle Areas of the Mine Corridor is hosted in Cambro-Ordivician Hales Formation.  Moving northward, mineralization in the Rooster Area is hosted by Devonian McColley Canyon Formation, mid Devonian Denay Foundation, and Devonian Slaven Formation.  The recognition of the receptive nature of the host rocks present at Tonkin has led to the development of numerous targets within the Mine Corridor, as well as throughout the property.

At Tonkin, the structural framework has been delineated through geologic mapping, geophysics, geochemistry, and remote sensing completed in 2006.  Newly defined northwest, north-northwest, northeast and north-south trends have emerged as important ore mineralizing features, along with their intersections.  Mineralization occurs at intersections of the various trends and along the edges of these trends.  Integrating geology, geochemistry, and geophysical interpretations have helped to redefine target areas at Tonkin, building confidence in new interpretations.

Carlin-type mineralization is the main focus of exploration efforts at Tonkin, both near-surface as well as at depth. Carlin-style deposits are characterized by sediment-hosted, low grade disseminated gold mineralization occurring typically in carbonate rocks. Deposits are both structurally and stratigraphically controlled, where the gold is so fine grained that it is typically not visible. Typical deposits are structurally controlled, with sub-microscopic gold particles hosted in strongly altered sedimentary host rocks near controlling structures. Gold is usually associated with anomalous levels of arsenic, antimony and mercury. US Gold believes that the Tonkin property has potential to host similar large-scale sediment-hosted deposits as are identified elsewhere in the Carlin and Battle Mountain-Eureka Trends. Most of the previous exploration and development programs at the project have mainly focused on near-surface oxide and sulphide mineralized material.

Office Facilities

As of March 22, 2007, we rented offices at three locations  totaling approximately 6,064 square feet.  We maintain our executive offices in Lakewood, Colorado, an operations office in Reno, Nevada and a field office in Elko, Nevada.  Rent equals a total of $89,039 per year payable in monthly installments. We also share office space in Toronto with certain entities in which our Chairman has an interest at which we perform certain executive and administrative functions. We believe this space and these arrangements are adequate for our needs for the foreseeable future.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

UNITED STATES MINING LAWS

Mining in the State of Nevada is subject to federal, state and local law. Three types of laws are of particular importance to the Tonkin property: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment.

The development, operation, closure and reclamation of mining projects in the United States require numerous notifications, permits, authorizations and public agency decisions. Compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations. Certain of these permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered. We are currently operating under various permits for activities connected to mineral exploration, reclamation and environmental considerations. Unless and until a mineral source is proved, it is unlikely our operations will move beyond the exploration stage. If in the future we decide to proceed beyond exploration, there will be numerous notifications, permit applications and other decisions to be addressed at that time. This section does not attempt to exhaustively identify all of the permits that may need to be modified or obtained in order to expand our operations.

Land Ownership and Mining Rights.   The Tonkin property is situated on lands owned by the United States (Federal Lands). On Federal Lands, mining rights are governed by the General Mining Law of 1872 (General Mining Law) as amended, 30 USC. §§ 21-161 (various sections), which allows the location of mining claims on certain Federal Lands upon the discovery of a valuable mineral deposit and proper compliance with claim location requirements. A valid mining claim provides the holder with the right to conduct mining operations for the removal of locatable minerals, subject to compliance with the General Mining Law and Nevada state law governing the staking and registration of mining claims, as well as compliance with various federal, state and local operating and environmental laws, regulations and ordinances.

As the owner or lessee of the unpatented mining claims, we have the right to conduct mining operations on the lands subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances. Historically, the owner of an unpatented mining claim could, upon strict compliance with legal requirements, file a patent application to obtain full fee title to the surface and mineral rights within the claim; however, as discussed below, continuing Congressional moratoriums have precluded new mining claim patent applications since 1993.

A number of bills have been introduced in the U.S. Congress over the past years that would revise in various respects the provisions of the General Mining Law. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. Pending possible reform of the General Mining Law, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the General Mining Law will, in fact, be enacted or, if enacted, the form the changes may take.

Mining Operations.   The operation of mines is governed by both federal and state laws. The Tonkin property is administered by the BLM. In general, the federal laws that govern mining claim location and maintenance and mining operations on Federal Lands, including the Tonkin property, are administered by the BLM. Additional federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply.

The State of Nevada likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The NDEP is the state agency that administers the reclamation permits, mine permits and related closure plans on our property. Local jurisdictions (such as Eureka County) may also impose permitting requirements (such as conditional use permits or zoning approvals).

Environmental Laws.   Mining activities at the Tonkin property are also subject to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act, CERCLA (as defined below), the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Nevada state laws governing the discharge of pollutants and the use and discharge of water. Various permits from federal and state agencies are required under many of these laws. Local laws and ordinances may also apply to such activities as waste disposal, road use and noise levels.

We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. We are not aware of any reason why our properties would currently give rise to any potential liability under CERCLA. We cannot predict the likelihood of future liability under CERCLA with respect to our property or surrounding areas that have been affected by historic mining operations.

Under the Resource Conservation and Recovery Act (RCRA) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.

Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.

Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the State” are regulated by the National Pollution Discharge Elimination System (NPDES) program. Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into “Waters of the United States,” including wetlands. Stormwater discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations.

The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards. It merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An “Environmental Assessment” (EA) may be adequate for smaller projects. An “Environmental Impact Statement” (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.

Several environmental assessments have been filed on the Tonkin property in the past, and a finding of no significant impact was made prior to commencement of mining in the 1980’s.  While BacTech managed the property, the BLM suggested that an EIS was required for the project, and that effort was commenced in 2005. However, since we assumed control of the project later that year, we have been evaluating commencement of mining activities and will determine the necessity of obtaining an EIS as that evaluation continues.

The Endangered Species Act (ESA) is administered by the U.S. Fish and Wildlife Service of the U.S. Department of Interior. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. The term “threatened” under such statute means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. We are not currently aware of any endangered species issues at the Tonkin property that would have a material adverse effect on our operations. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.

U.S. federal and state reclamation requirements often mandate concurrent reclamation and require permitting in addition to the posting of reclamation bonds, letters of credit or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds or letters of credit to fund expenditures for reclamation requirements. Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. With the exception of the notice from the NDEP discussed below under the heading “Permitting and Compliance,” we believe that we are in substantial compliance with our permits and applicable laws and are committed to maintaining all of our financial assurance and reclamation obligations.

Permitting and Compliance

We are currently operating under various permits issued in connection with ongoing activities at the Tonkin project.  The BLM has approved two Plans of Operations (PoO) for the project; one covers the mining operations that occurred in the 1980s and 1990s, and the second is for exploration activities. As well, there are two notice-level permits covering prospective target areas in the west and north parts of the property.   In addition, the historic processing facilities permitted under the PoO for mining operations have recently been evaluated for utility in any future operations.  Due to the historic, and rather restrictive, nature of the permits in their current configuration, we have determined that there is greater value in pursuing new permits for any future operations, including a property-wide plan of operation for exploration anticipated for completion in Spring 2007.  As a result, we have agreed to provide to both the BLM and the NDEP a comprehensive reclamation plan for the existing process facilities.  The plan is scheduled to be submitted for regulatory review in early 2009.

The NDEP is the state agency that administers the reclamation permits, mine permits, and related reclamation plans on the project. In May 2005, the NDEP issued a notice of alleged violation under the mine permit relating to disturbances at a portion of the property where mining was formerly conducted under the mine permit. As a result of that notice, we are under a compliance order, which required us to submit and implement an interim final closure plan for the previous mining operation by November 30, 2006.  In accordance therewith, we provided the NDEP with all requested documents related to the final closure plan and substantially completed work in accordance with the plan.  We are continuing to work with the NDEP to finalize further minor improvements and installations at the site, after which we anticipate achieving final satisfaction of this compliance order.   In 2006 we have spent or accrued approximately $1.8 million related to these reclamation programs of which approximately $115,000 is expected to be expended in 2007.

Under the PoOs, the BLM holds bonds of US Gold totaling $3,013,933 to secure our reclamation obligations. The most significant bond, in the amount of $2,856,633, covers reclamation of the previously mined area.  We submitted an update to the remaining plan of reclamation to the BLM and NDEP in 2006 and again in early 2007. The revised plan includes updated cost estimates and a revised completion schedule of activities as compared to the plan submitted to those agencies in September 2006.  This revised plan is currently being reviewed by the BLM and NDEP.  This process is likely to result in an approximate $1.3 million increase to the current reclamation cost estimate and the corresponding bonding requirement to a total of approximately $4.2 million for the previously mined area.  Changes to the reclamation plans are submitted contemporaneously to both the NDEP and the BLM and require their review and approval.

Past mining activities at Tonkin which may give rise to reclamation obligations include:

•                  a mill and associated tailings storage impoundment, which will ultimately require closure and reclamation;

•                  sulfide bearing rocks located in the upper benches of TSP-1, which are generating a small amount of acidic waters that are high in metals;

•                  long-term management of acidic waters;

•                  existing waste rock dumps that require re-grading and reclamation; and

•                     roads related to the past mining operations and exploration, which must be reclaimed.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Effective August 30, 2006, our common stock commenced trading on the Toronto Stock Exchange and on December 11, 2006, on the American Stock Exchange, both under the symbol “UXG.” Prior to December 11, 2006, our common stock traded over the counter and was quoted on the OTC Bulletin Board under the symbol “USGL.”  Warrants to purchase our stock are traded on the Toronto Stock Exchange under the symbol “UXG.WT”.  The exchangeable shares of Canadian Exchange Co. are traded on the TSX under the symbol “UXE.”

The table below sets forth the high and low sales prices for our common stock as reported by AMEX from December 11, 2006 to December 31, 2006 and for the first two quarters of 2007 to date. The table also sets forth the high and low bid prices for our common stock for the period January 1, 2005 through December 8, 2006 as reported by the Nasdaq Stock Market, Inc. Bid quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.

Trading on AMEX (since December 11, 2006):
Year Ended	High	Low
December 31, 2006
Fourth Quarter	$5.61	$4.43
December 31, 2007
First Quarter	5.32	3.73
Second Quarter (to May 23, 2007)	7.19	4.20

Quoted on the OTCBB (up to December 8, 2006):
Year Ended
December 31, 2006
First Quarter	$9.09	$3.48
Second Quarter	10.30	5.75
Third Quarter	9.20	3.95
Fourth Quarter	6.00	4.05

December 31, 2005
First Quarter	$0.44	$0.37
Second Quarter	0.60	0.30
Third Quarter	2.82	0.35
Fourth Quarter	3.96	1.94

On May 23, 2007, the high and low sales price of our common stock on the AMEX were $5.75 and $5.55, respectively, and there were approximately 6,906 record holders of our common stock.

Dividend Policy

We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for growth. Our initial earnings, if any, will likely be retained to finance our growth. At the present time, we are not party to any agreement that would limit our ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

The following discussion updates our plan of operation for the foreseeable future. It analyzes our financial condition at March 31, 2007 and compares it to our financial condition at December 31, 2006. It also analyzes our financial condition at December 31, 2006 and compares it to our financial condition at December 31, 2005.  The discussion summarizes the results of our operations for the three months ended March 31, 2007 and compares those results to the three months ended March 31, 2006.  It also summarizes the results of our operations for the year ended December 31, 2006 and compares those results to the year ended December 31, 2005.

We hold a 100% interest in the Tonkin gold property in Eureka County, Nevada through wholly owned subsidiaries. Effective May 12, 2005, we assumed 100% ownership of and management responsibilities for the Tonkin property effective with the withdrawal of BacTech from TSLLC, the entity which holds the property. Subsequent to the withdrawal of BacTech from TSLLC, we consolidated the assets, liabilities, and operating results of TSLLC in our financial statements. In July 2005, we disposed of our interest in Gold Resource Corporation (GRC), terminating our interest in a mining prospect located in Oaxaca, Mexico.

On March 5, 2006, we announced our intention to acquire, in stock transactions, all of the outstanding common shares of Nevada Pacific, Tone Resources, White Knight and Coral Gold. In December 2006, we decided not to pursue the proposal to acquire Coral Gold. The offers to purchase the shares of the other Target Companies were commenced on February 12, 2007 and were conducted by way of take-over bids pursuant to securities legislation in the United States and Canada.

On March 23, 2007 the Company’s wholly-owned subsidiary, Canadian Exchange Co., took up and accepted the shares tendered by the shareholders of each of the Targets Companies. Subsequent to March 23, 2007, we completed several key steps necessary to achieve full control over the assets and operations of the acquired companies, including the appointment of our nominees to the respective boards. On March 28, 2007, payment for the common shares of the Target Companies tendered to the offers and not withdrawn was made and we issued 38,027,674 exchangeable shares of Canadian Exchange Co.  Through May 23, 2007, 11,884,612 exchangeable shares of Canadian Exchange Co had been converted into an equivalent number of shares of our common stock.

We plan to acquire any common shares of each of the Target Companies not purchased pursuant to the offers through a statutory plan of arrangement (similar to a merger in the United States) or similar transaction under Canadian law providing for a mandatory exchange of all remaining outstanding common shares of the Target Companies for additional exchangeable shares of Canadian Exchange Co., which we expect we will structure so that warrants to purchase each Target Company’s common shares would be exchanged for warrants to purchase exchangeable shares of Canadian Exchange Co. at the same exchange rate offered in the offers and we or Canadian Exchange Co. would assume or adopt the Target Company stock option plans.

The following is a general description of the mineral properties of the Target Companies and US Gold:

Nevada Pacific holds an exploratory property portfolio covering approximately 890 square miles of mineral rights in Mexico, including the Magistral Gold Mine, as well as eleven properties in Nevada and one in Utah. The Nevada property portfolio covers approximately 85 square miles, including land packages in two significant gold producing regions: the Battle Mountain/Eureka Trend/Cortez Trend and the Carlin Trend.

White Knight controls a large land holding in Nevada, with most of the properties located in the Cortez Trend. Its portfolio includes 19 properties totaling over 115 square miles; 15 of the properties are located in the Cortez Trend. Four of these properties are joint ventured to various companies subject to earn-in agreements.  Barrick Gold has earned in to 60% controlling interest in the Patty (Indian Ranch) Project, with White Knight retaining approximately 30%, and Chapleau retaining 10%.  In the three remaining joint ventures, White Knight holds 100% ownership with the joint ventures currently advancing.

Tone Resources controls substantially all mineral interests in seven properties totaling approximately 7 square miles, and located in Elko, Eureka, Lander, and Pershing counties in Nevada. Tone Resources’ mineral properties were acquired from KM Exploration Ltd., a private company with a former common director, or were staked by that former Tone director. The properties are subject to a royalty of 1% of net smelter returns, excepting the Red Ridge property, portions of which are subject to a royalty of 4% of net smelter returns.

Through TSLLC, we control the approximately 46 square mile Tonkin project, located on the Cortez Trend.  Based on initial property reviews, the current consolidated Nevada land package for the four companies is close to 250 square miles, of which approximately 70%, or 170 square miles, is on the Cortez trend.

Plan of Operation

Exploration.  Our plan of operation for 2007 is to continue an extensive multi-year exploration and evaluation program at the Tonkin property that began in the spring of 2006, and to evaluate and integrate, if possible, the Target Companies’ property into our exploration program.   Our multi-year exploration program is budgeted for approximately $30 million on the Tonkin property, of which approximately $9.2 million was spent in 2006 and approximately $20 million is targeted for 2007.  Drilling at Tonkin under this program commenced in June 2006 and includes both core as well as rotary drilling.  Approximately 60,253 feet of drilling in 49 holes has been completed through December 31, 2006, with an expanded program planned in 2007.  We anticipate that the drilling program will continue uninterrupted through much of 2007, and possibly into 2008.  At December 31, 2006, we had four drill rigs active at the property with additional drill rigs anticipated to be secured in 2007. [Update?] An expanded property-wide exploration permit has been submitted for review to the relevant regulatory agencies, and it is anticipated to be completed with agency input in the spring of 2007.

Property-wide exploration activities include remote sensing survey and analysis, data reviews, geologic mapping, resource modeling, geophysical surveys and modeling, re-logging of available drill core and rotary cuttings, and rock chips and soil sampling programs.  Geophysical surveys include gravity and IP surveys.  Additional infill and expansion soil sampling is proceeding to gather additional geochemical data in areas where the previous sampling efforts have returned interesting data.  All of these activities are designed to assist us in identifying additional targets for drilling and increasing our understanding of the property.  Our exploration activities target 100,000 feet of additional drilling in 2007.

Partial reclamation work on previously mined areas commenced in 2006 and included the stabilization of three areas, including the heap leach, water management features, and a pit. Consulting firms acting on our behalf are working with the NDEP and the BLM regarding the reclamation plans.  Earthwork related to these reclamation activities commenced late August 2006 and were substantially completed by year end 2006. We spent approximately $1,746,182 on this reclamation program during 2006 and expects to spend approximately $115,000 related to this program in early 2007.

Acquisitions. We expect to devote substantial efforts during 2007 to the completion of the acquisitions of the Target Companies noted above. This process will involve significant executive time, considerable expenditures related to professional fees, and other related costs. We plan to integrate the business plans, assets and the management of the Target Companies into our own in an effort to rationalize and optimize the assets.  The costs of integrating one or more of these businesses could be significant.  We also hope to expand our exploration program in the future to include the properties of the Target Companies.  These efforts are not expected to directly impact our exploration and evaluation program of the Tonkin property in 2007.

Reasons for the Proposed Acquisitions.  We believe that the Target Companies are desirable because each of them is exploring in the Cortez Trend in Nevada and owns and operates exploration properties that are adjacent to or near our Tonkin property and because the acquisitions will result in US Gold having a larger land position within the Cortez Trend. In addition, we believe that combining US Gold’s resources with one or more of the Target Companies would result in:

•         A larger land position within the Cortez Trend and a larger exploration program.  As a result of the acquisitions, it is anticipated that US Gold’s land position on the Cortez Trend will increase by approximately 240% to approximately 170 square miles. Over 2006 and 2007, we have planned 400,000 feet of exploration drilling on our Tonkin property at a cost of $30 million. Following completion of the offers, we intend to evaluate the properties of Nevada Pacific, Tone Resources and/or White Knight and integrate the results into our own exploration program.

•         A stronger cash position and reduced costs.  On February 22, 2006, we completed the Private Placement of 16,700,000 subscription receipts, with gross proceeds to us of $75,150,000. As a result, we believe we have one of the strongest cash positions of the intermediate exploration companies currently exploring for gold in Nevada. Upon completion of the offers, we will have access to any additional cash resources of the Target Companies acquired. Due to the strategic locations in Nevada of the assets of each of Nevada Pacific, Tone Resources and White Knight and the elimination of redundant fees and costs, we expect that US Gold would realize lower total costs than if each company were to remain a separate entity.

•         Enhanced trading liquidity and better market focus.  We expect that the completion of the offers will result in increased market capitalization and trading liquidity of the combined company, resulting in better market focus. Because of the increased market capitalization and liquidity of the combined company, we expect that the combined company will have greater access to equity and debt capital markets than US Gold alone, and greater appeal to institutional investors. We expect that the enhanced access to the equity and debt capital markets resulting from completion of the offers will provide us greater flexibility to execute our business plan under various financial market conditions.

•         Additional technical expertise.  We believe that one or more of the Target Companies has quality employees with good technical expertise. We hope to retain at least some of these key employees following the completion of the offers to assist in our business and operations going forward.

Liquidity and Capital Resources

Since we have received no revenue from the production of gold or other metals since 1990, we have historically relied on payments from our joint venture partners and equity financings to finance our ongoing operations. We experienced net losses for the three months ended March 31, 2007 of $(8,724,358) and for the years ended December 31, 2006 and 2005 of $(72,650,040) and $(2,990,721), respectively.   In 2006, we relied on the proceeds of the Private Placement to fund operations, and we expect to use additional proceeds from that financing during 2007.

We are dependent on additional financing to continue our exploration and integration efforts in the future and if warranted, to develop and commence mining operations. Our capital requirements for the foreseeable future include continued exploration of our Tonkin property, exploration of one or more of the Target Companies’ properties, holding costs on one or more of these properties and our corporate overhead expenses.  Based on our current estimates, which are somewhat uncertain due to the contingencies associated with the acquisition of the Target Companies, we expect that we will have sufficient cash to continue our exploration program, pay property holding costs and pay necessary administrative expenses for the balance of 2007.  Beyond that time, we expect that we will require additional funding to continue operation.  While we have no current plans or arrangements to satisfy these additional capital requirements, we anticipate that we will be seeking additional equity financing in the future.

March 31, 2007.  As of March 31, 2007, we had working capital of $40,360,915 comprised of current assets of $49,523,577 and current liabilities of $9,162,662.   This represents a decrease of approximately $7,442,451 from the working capital of $47,803,366 from fiscal year end December 31, 2006.

Net cash used in operations increased to $7,088,500 for the three months ended March 31, 2007 from $681,475 for the corresponding period in 2006.  Cash paid to suppliers, consultants and employees increased to $7,652,173 during the 2007 period from $705,927 during the 2006 period, primarily reflecting increased payments to consultants in connection with exploration, property holding costs and fees and expenses in connection with the proposed acquisitions.

Our exploration program at the Tonkin project as discussed above is budgeted for approximately $20 million for years 2007 and possibly into 2008, for which we believe we have enough cash on hand to fund.  In addition, costs and expenses related to integration of the Target Companies are anticipated to involve substantial expenses, currently estimated at approximately $1,000,000. Our only source of capital at present is from equity financing since we have no revenue.  We anticipate that we will be able to attract additional equity funding as a result of the acquisition of the Target Companies.

Cash provided by investing activities was $4,733,816 for the first quarter of 2007, primarily reflecting approximately $6.6 million of cash acquired with the Target acquisitions, compared to cash used of $(6,389) in the comparable period of 2006. Cash flow provided by financing activities decreased to $23,524 in the first quarter of 2007 compared to $34,353,445 in the comparable period of 2006, primarily reflecting the Private Placement financing of $34,355,250 net of issuance cost.

December 31, 2006.  At December 31, 2006, we had working capital of $47,803,336, consisting of $51,206,980 in current assets and $3,403,614 in current liabilities.  Estimated expenditures during 2007 could include approximately $20 million in exploration related expenditures at the Tonkin project, approximately $1.3 in increased bonding related to the Tonkin project, approximately $5 million in additional Target Company acquisition costs, and approximately $5 million in corporate overhead and Tonkin project holding costs, all of which would decrease our working capital since we have no other source of cash at this time.  In addition, post acquisition integration costs will be incurred as well as costs related to Target Companies’ corporate overhead, property and project holding and evaluation costs, less any cash resources provided by the Target Companies.  We are not presently in a position to estimate such costs concerning Target Company demands on working capital since we have not yet assimilated all data and information concerning the Target Companies.

Net cash used in operations during 2006 increased to $18,023,633 from $2,627,266 in 2005. Cash paid to suppliers and employees increased to $20,382,918 during 2006 from $2,630,620 during 2005, primarily reflecting the costs of exploration at the Tonkin project and the costs of the acquisition of the Target Companies.   During 2005, our exploration activities were essentially dormant, as we had no cash to fund these activities and were only beginning to assemble our management and exploration team.

Cash used in investing activities was $930,465 for 2006 compared to $778,024 in 2005.  Cash spent on investing activities during 2006 include capital expenditures of $765,894, primarily for additions to trucks and trailers for the Tonkin project and increases to reclamation bonding at the property.  During 2005, we invested $1,118,733 in restrictive investments securing reclamation obligations for the Tonkin project and $55,067 in capital expenditures.  Partially offsetting the 2005 investments was our receipt of a $200,000 earnest money payment related to a proposed merger with another mining company, which did not materialize.

Cash flow from financing activities increased to $69,198,457 in 2006 compared to $4,007,820 in 2005.  The cash flow during 2006 reflected the net proceeds from the sale of the subscription receipts of $69,295,760, representing the gross proceeds of $75,150,000, net of commissions and other offering costs.  The closing of the Private Placement also resulted in the issuance of 8,350,000 Warrants which may be exercised until 2011 at a price of $10.00 per share.  Based on the trading price of our common stock in the recent past, we do not anticipate that any of the Warrants will be exercised in the foreseeable future.  During 2005, our financing activities included $4,000,000 from the sale of stock in a private placement completed in July 2005.

Effective February 21, 1992, we entered into a Loan Settlement Agreement with our former senior secured lender, French American Banking Corporation (FABC). As partial consideration to FABC under that agreement, Tonkin Springs Gold Mining Company (TSGMC), our wholly owned subsidiary, is required to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the agreement, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000. No amounts have been paid to FABC under this obligation to date.

Results of Operations

Three month period ended March 31, 2007 compared to 2006

For the three months ended March 31, 2007, we recorded a net loss of $(8,724,358), or $(0.17) per share, compared to a loss for the corresponding period of 2006 of $(68,763,966) or $(2.07) per share.  The substantial decrease in net loss from 2006 was primarily the result of the absence of derivative instrument expense of $67,016,259 in the 2007 period.  In July 2006, the Company entered into agreements that modified the terms of the indentures related to the February 2006 financing, and the derivative liability balance determined at that date was reclassified into common stock within shareholders’ equity during the third quarter ended September 30, 2006.

General and administrative expense increased $354,118 in the three months ended March 31, 2007 compared to the same period of 2006, primarily due to increase in shareholder communication costs and salaries. Acquisition costs for the 2007 period until the date the acquisitions were considered probable, which was approximately January 31, 2007, were $451,422 while during the corresponding period of 2006, $526,382 was recorded.  Property holding costs related to the Tonkin project increased slightly to $569,140 during the 2007 period compared to $416,942 in 2006.  Exploration costs in 2007 were $6,689,216, reflecting an active drilling program, while during the same period of 2006, the exploration program was primarily in the planning and evaluation phase with costs of $74,771.  Stock option expense increase to $438,818 in the 2007 period compared to $268,000 for the same three months of 2006 reflecting the effect of additional stock options granted during 2006.  Accretion of asset retirement obligation at Tonkin increased to $194,839 for the three months ended March 31, 2007, compared to $65,927 in the same period of 2006, reflecting the updated reclamation cost estimate developed in late 2006.  Interest income increased to $559,473 in the 2007 period compared to $154,819 in 2006, reflecting higher average levels of interest bearing deposits during the 2007 period.

Fiscal Year Ended December 31, 2006 compared to 2005

For the year ended December 31, 2006, we recorded a net loss of $(72,650,040), or $(1.80) per share, compared to a net loss of $(2,990,721) or $(0.12) per share for 2005.  The substantial increase in the net loss from 2005 compared to 2006 is attributable to the following items in 2006: (i) derivative instrument expense (a non-cash expense) of $51,680,941, (ii) an increase in general and administration expenses of $864,165, (iii) exploration expenses of $9,241,774, (iv) the expenses of proposed acquisitions of $6,833,845, and (v) stock option expenses of $1,518,858 (a non-cash expense).

In connection with the Private Placement, we determined that we were required to account for the issuance of the subscription receipts and Warrants using derivative instrument accounting.  The Private Placement closed February 22, 2006 and resulted in a charge to operations related to the increase in liability associated with the estimated value of the derivatives instruments in the amount of $51,680,941 through July 24, 2006, the date derivative accounting was no longer required.  This represented the net unrealized (non-cash) change in the fair value of our derivative instrument liabilities during the period through July 24, 2006 related to the Warrants and embedded derivatives in the subscription receipts that were bifurcated and accounted for separately and represented our single largest expense in 2006.  With the termination of derivative instrument accounting effective July 24, 2006, the derivative liability balance determined at that date of $51,680,941 was reclassified and transferred into common stock within shareholders’ equity.  The Company believes that the derivative accounting expense was an unusual item which is not likely to occur in the foreseeable future.

General and administrative expense for 2006 increased $864,165 compared to the same period of 2005.  Expenses during 2006 primarily reflect approximately $484,291 in higher legal fees related to increased corporate activities, approximately $938,637 in increased costs related to shareholder communications and investor relations programs, and approximately $680,402 in costs of our Toronto office with no comparable costs in 2005.  These increases in 2006 were partially offset by stock compensation expense of $294,400 and $1,423,824 of contract termination expense in 2005 with no comparable costs in 2006.

We expended $9,241,744 in exploration costs at the Tonkin property for 2006 in drilling and other work at the property, all of which was expensed since we have no proved reserves.  We were unable to perform any exploration in 2005 due to a lack of working capital.

During 2006, we spent approximately $6,833,845 related to the acquisition of Target Companies, including legal fees of approximately $3,900,000, other professional fees, consulting, printing and accounting fees and expenses.  The total estimated amount of these fees and expenses is $12,000,000, although that estimate is subject to change.

During 2006, holding costs of the Tonkin property totaled $1,949,556, while during the corresponding period of 2005, only $761,081 of similar costs were incurred since BacTech was responsible for funding those costs until May 12, 2005.  The 2006 costs included annual advance royalty payments of $241,150 with the remainder reflecting property holding costs related to higher levels of activities.

Accretion costs of the retirement obligation at the Tonkin property for 2006 totaled $269,621 while in the corresponding period of 2005, $110,243 was recorded subsequent to the BacTech withdrawal.

The GRC shares received in satisfaction of a management fee in 2005 of $320,000 were determined by an independent third party to have a fair value of $151,040, leading to a realization reserve expense of $168,960.

Stock option expense of $1,518,858 was recognized in 2006 since we adopted the expense procedures under SFAS 123 effective January 1, 2006. This pronouncement requires that we expense the fair value of the options during the applicable accounting period.  No comparable expense was recognized in 2005.

During the 2006 period, we did not incur any write-offs, as we did in 2005 when we wrote off the remaining purchase price from BacTech when that company withdrew from TSLLC.

Interest income for 2006, our only source of other income, was $2,533,137, reflecting earnings on the proceeds from the Private Placement as well as interest on restricted time deposits for reclamation bonding.  As noted, in connection with the acquisition of the Target Companies, we anticipate substantial additional costs will be incurred during 2007 covering our own legal and accounting efforts, investment banking fees and the costs of Target Companies’ accounting and valuation fees and expenses for which we are responsible.

Critical Accounting Policies

We believe the following critical accounting policies are used in the preparation of our consolidated financial statements.

Exploration and Development Costs:  Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property.  Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Property Retirement Obligation:  We implemented SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply.

Use of Estimates:  The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inactive Milling Equipment:  Carrying value of inactive milling equipment reflects historic costs, as adjusted for permanent impairment and as a result of various historic joint venture transactions.  The Company evaluates the carrying value of inactive milling equipment periodically, or when events or changes in circumstances indicate, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded.  The periodic evaluation of carrying value of inactive milling equipment are based upon expected future cash flows and/or estimated salvage value in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Property Holding Costs:  Holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred unless proven and probable reserves exist and the property is a commercially minable property.  These costs include security and maintenance expenses, lease and claim fees and payments, and environmental monitoring and reporting costs.

Recent Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments.”  This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”  This Statement:

a)              Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b)             Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c)              Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d)             Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e)              Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after December 31, 2006.  The adoption of this statement is not expected to have a material impact on our financial statements.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets.”  This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

a)              Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations;

b)             Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable;

c)              Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities;

d)             At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and

e)              Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after December 31, 2006.  The adoption of this statement is not expected to have a material impact on our financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 and provides guidance on recognizing, measuring, presenting and disclosing in the financial statements tax positions that a company has taken or expected to take on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not evaluated the impact on our financial statements, if any, of adopting FIN 48 at this time.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement addresses how to calculate fair value measurements required or permitted under other accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We have not evaluated the impact on our financial statements, if any, of SFAS 157 at this time.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 106, and 132(R).”  SFAS No. 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. SFAS No. 158 requires prospective application, recognition and disclosure requirements effective for a company’s fiscal year ending December 31, 2007. Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for a company’s fiscal year ending December 31, 2009. We are currently evaluating the impact of the adoption of SFAS No. 158 and do not expect that it will have a material impact on our financial statements.

In September 2006, the SEC adopted  SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We are currently evaluating the impact, if any, that SAB 108 may have on our results of operations or financial position.

MANAGEMENT

Directors and Executive Officers

The following individuals serve as our officers and directors as of the date hereof:

Name and Municipality of Residence	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen Toronto, Ontario	57	Chief Executive Officer and Chairman of the Board of Directors	2005
Ann S. Carpenter	49	President, Chief Operating Officer, Director	2006
Reno, Nevada
William F. Pass Golden, Colorado	60	Vice President, Chief Financial Officer, Secretary and Treasurer	N/A
Michele L. Ashby(2),(3)	51	Director	2005
Denver, Colorado
Dr. Leanne M. Baker(1),(2)	54	Director	2005
Tiburon, California
Peter Bojtos(1),(3)	58	Director	2003
Lakewood, Colorado
Declan J. Costelloe(1),(2),(3)	41	Director	2005
Lakewood, Colorado

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

(3)  Member of the Nominating Committee.

Each of our directors is serving a term which expires at the next annual meeting of shareholders and until his or her successor is elected and qualified or until he or she resigns or is removed. Our officers serve at the will of our Board of Directors.

The following information summarizes the business experience of each of our directors for at least the last five years:

Robert R. McEwen.   Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005, shortly following his purchase of 11,100,000 shares of our common stock. He is also the chairman and chief executive officer of Lexam Explorations Inc., a public company engaged in the exploration and development of oil and gas properties in Colorado, a position he has held since 1994. The common stock of Lexam is listed on the TSX Venture Exchange. Mr. McEwen was the chairman of Goldcorp Inc. from 1986 to October 2005 and the chief executive officer of that company from June 1986 until February 2005. Goldcorp is a corporation organized under the laws of the Province of Ontario, Canada, engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are listed on the Toronto and New York Stock Exchanges.

Ann S. Carpenter.   On October 24, 2005, we appointed Ann S. Carpenter as our President and Chief Operating Officer. She was appointed to the Board of Directors on October 19, 2006.  Prior to joining us, Ms. Carpenter was an independent consultant in the mining industry, focusing on resource assessment, evaluations and project development for properties in the United States, Mexico and South America. From November 1997 to 2003, she was the vice-president of exploration and business development for NCGI, a private mining company. Since 1996, she has also worked with the Women’s Mining Coalition, a nonprofit entity, as a lobbyist for the mining industry.

Michele L. Ashby.   Ms. Ashby is the chief executive officer and founder of MINE, LLC, a Colorado limited liability company organized to promote natural resource companies to the investment community through private conferences. She has occupied that position since July 2005. From 1998 to 2005, she was the chief executive officer and founder of The Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From 1984 to 1995, she was a stockbroker and mining analyst with a regional firm located in Denver, Colorado.

Dr. Leanne M. Baker.   Dr. Baker is managing director of Investor Resources LLC and a registered representative with Puplava Securities, Inc., a broker dealer with offices in the United States. Dr. Baker has been consulting for the mining and financial services industries since January 2002. Prior to that, she was an equity research analyst and managing director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. Dr. Baker is a director of Agnico-Eagle Mines Ltd., with securities traded on the Toronto and New York Stock Exchanges; Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX Venture Exchange; and Kimber Resources Inc., with securities traded on the American and Toronto Stock Exchanges. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines.

Peter Bojtos.   Mr. Bojtos is licensed as a professional engineer in the Province of Ontario, Canada and for the past ten years, has been an independent director of several U.S. and Canadian precious and base metal mining and exploration companies. From 1996 to 2005, Mr. Bojtos was vice-chair and vice-president of Fischer-Watt Gold Company, Inc., a public company organized in Nevada and developing a copper mine in Mexico. Since August 2005, he has been the chairman and president of that entity. He also serves on the board of directors of Queenstake Resources Ltd, Tournigan Gold Corp. and Apollo Gold & Energy Inc., of which he is also chairman and president. Queenstake has securities listed on the Toronto and American Stock Exchanges, Tournigan has securities listed on the TSX Venture Exchange, and Apollo and Fischer-Watt have securities traded on the OTC Bulletin Board.

Declan J. Costelloe.   Mr. Costelloe is a chartered engineer (UK Engineering Council) and a mining geologist. He is president of Celtic Mining LLC, an independent mining consulting firm. Until March 13, 2006, he held the position of investment manager for Veneroso Associates Gold Advisors, an investment company focusing on the gold industry, a position he occupied since 2003. Prior to that, from August 2000 to September 2003 he was the research director for that entity. He is a director of Vedron Gold Inc. and Alexandria Minerals Corporation, both Canadian corporations with securities traded on the TSX Venture Exchange.

The following information summarizes the business experience of each of our officers who are not also directors of our company for at least the last five years:

William F. Pass.   Mr. Pass joined us in June 1988 and was appointed Corporate Secretary on September 1, 1991 and Vice President Administration on January 1, 1994. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary.

Board Committees

The Board of Directors maintains a standing (i) Audit, (ii) Compensation and (iii) Nominating and Corporate Governance Committee.  During the year ended December 31, 2006, the Board of Directors met 11 times and took action by consent in lieu of a meeting on 10 other occasions.  No director attended less than 75% of the meetings held during 2006.

Audit Committee.  The Audit Committee appoints and oversees the independent registered accounting firm that audits our financial statements.  The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them.  The committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included with our proxy statement.

All the members of the Audit Committee are “independent” as defined under the rules of the American Stock Exchange (AMEX Rules) and Rule 10A-3 of the 1934 Act.  The Audit Committee met 4 times during the last fiscal year.

The Board of Directors has determined that Leanne Baker, the chairperson of the Audit Committee, qualifies as an audit committee financial expert in that she has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the audit committee functions.  Dr. Baker acquired these attributes through experience in analyzing financial statements of companies, and through her experience as an audit committee member for other companies.

The Board of Directors adopted a written charter for the Audit Committee in July 2000 and subsequently adopted a revised charter in November 2006, a copy of which is available on our website at http://www.usgold.com.

Compensation Committee.  The Compensation Committee is responsible for reviewing and recommending the compensation of our executive officers and directors and making recommendations to the Board regarding our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval).  In performing this function, the committee considers, among other things, the types of compensation and amounts paid to executives and directors of public companies of equivalent size, stage of development in the industry and activity levels.  The findings of this compensation review are used to determine an appropriate level of compensation for the executives and directors, reflecting the need to maintain competitiveness and recruit and retain qualified personnel within the context of our financial resources.  Michele Ashby and Declan J. Costelloe were appointed to the Compensation Committee in November 2005.  Leanne Baker joined the Committee in December 2006.  All of the directors presently serving on the Compensation Committee are independent as defined in the AMEX Rules.  The committee met once during 2006.

A current copy of the Compensation Committee Charter is available on our website at http://www.usgold.com.   The charter is reviewed annually and updated as necessary or appropriate.

Nominating and Corporate Governance Committee.  In March 2006, the Board of Directors established a Nominating and Corporate Governance Committee, composed of two members, being Michele Ashby and Declan Costelloe.  In December 2006, Peter Bojtos joined the Nominating and Corporate Governance Committee.  All of the directors presently serving on the Committee are independent as defined in the AMEX Rules.  The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size of the Board and its committee structure, identifying individuals that it believes are qualified to become members of the Board, recommending to the Board director nominees for the next annual meeting of shareholders, assisting the Board with its annual self-evaluation process, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees.  The committee met once during 2006.

A current copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://www.usgold.com.   The charter is reviewed annually and updated as necessary or appropriate.

Corporate Opportunity Policy

Effective February 13, 2006, our Board of Directors adopted a Corporate Opportunity Policy (Policy) which applies to all of our officers and directors in their capacities as such. The Policy provides that if a possible corporate opportunity becomes available to an officer or director, he or she must disclose the opportunity in reasonable detail to our Board of Directors and may not consummate the opportunity unless and until he or she has received the approval or ratification of the affirmative vote of a majority of the disinterested directors. For purposes of the Policy, a “corporate opportunity” is any business opportunity in which we have expressed an interest or which we have identified as an opportunity by resolution of our Board of Directors. It includes the acquisition of, or participation in, the ownership of an interest in any enterprise or right to extract minerals from any property located in the State of Nevada. The Policy further provides that with regard to the ownership of any interest in an enterprise or property located within the Cortez Trend in the State of Nevada by one of our officers or directors, the holder of the interest must first offer it to us at the price and on the terms upon which the party proposes to sell the interest to a third party. If we are unable or unwilling to accept the offer on those terms, the holder of the interest may sell the interest free of restrictions.

Compensation of Directors and Executive Officers

The individuals who served as our Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2006, as well as other individuals included on the Summary Compensation Table below, are referred to as “named executive officers” throughout this compensation discussion.

Summary Compensation Table

The following table sets forth the total compensation paid to our named executive officers, including the Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer who were serving at the end of 2006, for the past three fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards		All Other Compensation		Total
Robert R. McEwen	2006	$—	$—	$—	$—		$—		$—
Chairman and Chief Executive Officer(1)	2005	$—	$—	$—	$—		$—		$—

Ann S. Carpenter	2006	$170,000	$10,000	$—	$—		$—		$180,000
President, Chief Operating Officer and Director (2)	2005	$31,875	$—	$—	$581,022	(3)	$—		$612,897

William F. Pass	2006	$118,161	$7,500	$—	$—		$—		$125,661
Vice President Chief Financial Officer and Secretary	2005	$101,528	$—	$—	$387,348	(3)	$452,026	(4)	$940,902
	2004	$117,480	$—	$—	$—		$—		$117,480

(1)          Mr. McEwen receives no compensation for service in his capacity as our Chief Executive Officer or as a director.

(2)          Ms. Carpenter was appointed President and Chief Operating Officer effective October 24, 2005 and does not receive additional compensation for her service as a director.

(3)   Valued in accordance with SFAS 123(R).

(4)  Represents (i) payments under an agreement dated July 28, 2005 where a prior employment agreement with Mr. Pass was terminated and he received a severance payment of $307,101 and (ii) deferred salary of $144,925 in connection with a change in control transaction.  Mr. Pass executed a new employment agreement with our company effective March 30, 2006.

The named executive officers received salary as specified in the terms of their respective employment agreements. On October 24, 2005, we entered into an employment agreement with Ann S. Carpenter as our President and Chief Operating Officer. The agreement has a three-year term and provides for a base salary of $170,000 per year plus customary benefits such as health and group life insurance. In addition, we issued stock options to Ms. Carpenter under our Plan, granting her the right to purchase 300,000 shares of common stock for a period of 10 years.  Of the options granted to Ms. Carpenter, 166,666 are exercisable as of the date of this proxy statement and the remaining 133,334 options vest as to 66,667 on November 14, 2007 and 66,667 on November 14, 2008 so long as Ms. Carpenter remains with us.  In October 2006, Ms. Carpenter was elected as a director of our company and does not receive additional compensation. There were no grants of plan-based awards to Ms. Carpenter in 2006.

After terminating his employment agreement in 2005 in connection with a change in control transaction, Mr. Pass continued his employment with our company on an at-will basis until we entered into a new employment agreement with him as our Vice President and Chief Financial Officer on March 30, 2006. The agreement is for a term of three years and the base salary was increased from $115,267 to $150,000 commencing December 1, 2006.  We issued stock options to Mr. Pass under our Plan granting him the right to purchase 200,000 shares of common stock for a period of 10 years.  Of the options granted to Mr. Pass, 33.3% became exercisable on November 14, 2006.  Mr. Pass exercised 40,000 options in December 2006.  The remaining options vest as to 33.3% on November 14, 2007 and 33.3% on November 14, 2008 so long as Mr. Pass remains with us.  There were no grants of plan-based awards to Mr. Pass in 2006.

Outstanding Equity Awards at Fiscal Year-End

The outstanding equity awards for the named executive officers as of December 31, 2006 are as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)	(#)	(#)	(#)	($)

Ann S. Carpenter	100,000	—	—	$2.09	10/24/2015	—	—	—	$—

Ann S. Carpenter	66,666	133,334	—	$2.12	11/14/2015	—	—	—	$—

William F. Pass	26,666	133,334	—	$2.12	11/14/2015	—	—	—	$—

Option Exercises and Stock Vested Table

The options exercised by named executive officers during the 2006 fiscal year are as follows:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise Unexercised Options		Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)		(#)	($)

William F. Pass	40,000	$94,000	(1)	—	—

(1)          Valued at actual gain being market price at exercise less exercise price.

Severance Arrangements

As discussed above in the narrative to the Summary Compensation Table, we have employment agreements with Ms. Carpenter and Mr. Pass.  Both of these individuals may only be terminated by us for “cause,” as defined in their respective agreements.  If we terminate Ms. Carpenter without cause or if she resigns with good reason, including if we experience a “change in control,” she would be entitled to a severance payment equal to two years salary.  If we terminate Mr. Pass without cause or if he resigns with good reason, including if we experience a “change in control,” he would be entitled to a severance payment equal to six months salary.

Director Compensation

In November 2005 we established a cash compensation program for our directors, in addition to long-term incentive equity awards.  Directors receive fees of $20,000 annually for their service.  The compensation received by our directors for fiscal 2006 is as follows:

Name(1)	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michele Ashby	$20,000		$—	$—	$—	$—	$20,000
Leanne Baker	$20,000		$—	$—	$—	$—	$20,000
Peter Bojtos	$40,000	(2)	$—	$—	$—	$—	$40,000
Declan Costelloe	$55,000	(2)	$—	$—	$—	$—	$55,000

(1)          Mr. McEwen and Ms. Carpenter are omitted from this table since they did not receive compensation in 2006 for service as a director.

(2)          Includes additional compensation awarded to the director for his service on the special committee which oversaw our acquisition transactions from March 2006 until their completion in March 2007.

Directors may receive additional compensation for service on board committees as recommended by the Compensation Committee and approved in the Board’s discretion.  On November 14, 2005, each director except Mr. McEwen and Ms. Carpenter was issued stock options to purchase 100,000 shares of our common stock priced at the closing price of our common stock on the grant date, or $2.12 per share.  The options are subject to a three-year vesting schedule beginning on November 14, 2006.  The remaining two-thirds will vest on November 14, 2007 and November 14, 2008, respectively.  Of the 33,333 options that vested for each director on November 14, 2006, Ms. Ashby exercised 10,000 options in December 2006 and Dr. Baker exercised 12,000 options in January 2007.

Securities Authorized For Issuance Under Equity Compensation Plans

Set forth below is information as of December 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance. This information relates to our Equity Incentive Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, Warrants and rights (a)	Weighted- average exercise price of outstanding options, Warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by share holders	1,427,000	$3.68 per share	4,335,637
Equity compensation plans not approved by share holders	0	—	0
TOTAL	1,427,000		4,335,637

Equity Incentive Plan

Our Non-Qualified Stock Option and Stock Grant Plan, as amended in 2006, known as the Equity Incentive Plan (Plan), was adopted effective March 17, 1989. The Plan terminates in accordance with its terms on March 16, 2009. Under the Plan, as amended by our shareholders on November 30, 2006, a total of 9,000,000 shares of our common stock are reserved for issuance thereunder.

Under the Plan, non-qualified stock options and/or grants of our common stock may be granted to key persons assisting in our development, including officers, directors, employees and consultants. The Plan gives our Board of Directors broad authority to grant options and make stock grants to key persons selected by the Board, while considering criteria such as employment position or other relationship with the company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the company, recommendations by supervisors, and other matters, to set the option price, term of option, and other broad parameters. Options may not be granted at a price less than the fair market value of our common stock at the date of grant and may not have a term in excess of 10 years.

Options granted under the Plan do not generally give rise to taxable income to the recipient or any tax consequence to us, since the Plan requires that the options be issued at a price not less than the fair market value of the common stock on the date of grant. However, when an option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. We receive a corresponding deduction for income tax purposes. Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction.

Securities granted under the Plan are “restricted securities” as defined under the Securities Act of 1933, as amended (1933 Act), unless a registration statement covering such shares is in effect. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144), which exemptions typically impose conditions on the sale of the shares. Options granted under the Plan are non-transferable except by will or the laws of descent and distribution.

As of December 31, 2006, 1,427,000 options were outstanding under the Plan, of which 316,664 were immediately exercisable and of which 429,000 were issued in 2006.

Indemnification and Limitation on Liability of Directors

We have entered into indemnification agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us. We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The Colorado Business Corporation Act (CBCA) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•       any breach of the duty of loyalty to us or our stockholders;

•       acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•       dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•       violations of certain laws; or

•       any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our Articles of Incorporation.

Certain Relationships and Related Transactions

Procedures and Policies.  We consider “related party transactions” to be transactions between our company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of the company’s stock; (ii)  the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a financial interest.

Effective November 16, 2006, we implemented a new procedure for review and approval of related party transactions.  The Audit Committee is vested with the responsibility of evaluation and approval of any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the AMEX Rules) is appointed by the Board of Directors.  Prior to implementing this procedure, related party transactions were reviewed and approved by a majority of disinterested directors.  The revised policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.usgold.com.

Robert R. McEwen.   On February 22, 2006, Mr. McEwen, our Chairman and Chief Executive Officer, participated in our private placement financing and purchased 667,000 subscription receipts for $4.50 per subscription receipt upon the same terms as the other purchasers of subscription receipts.  On August 10, 2006 each subscription receipt was converted into one share common stock and one-half of one Warrant.  Each Warrant is exercisable until February 22, 2011 to acquire one additional share of our common stock at an exercise price of $10.00.

Prior to the commencement of the tender offers for the Target Companies, Mr. McEwen held securities of each of the three Target Companies.  He also served on the boards of directors of Nevada Pacific and Tone Resources prior to resigning in May 2006.  Mr. McEwen owned 9,552,427 common shares of White Knight, 12,500,000 common shares of Nevada Pacific and warrants exercisable to acquire 12,500,000 common shares of Nevada Pacific and 2,500,000 common shares of Tone Resources and warrants to acquire 2,500,000 common shares of Tone Resources.

In connection with our offers, Mr. McEwen tendered all of his shares in the Target Companies and received exchangeable shares of Canadian Exchange Co., which are exchangeable on a one-for-one basis with our common stock.  Mr. McEwen received 0.23 exchangeable share of Canadian Exchange Co. for each share of Nevada Pacific, 0.26 exchangeable share of Canadian Exchange Co. for each share of Tone Resource and 0.35 exchangeable share of Canadian Exchange Co. for each share of White Knight for a total of 6,868,350 exchangeable shares.

Effective June 1, 2006, we entered into a management services agreement (Services Agreement) with 2083089 Ontario Inc. (208) pursuant to which 208 agreed to provide us with services including public and investor relations, market analysis and research, property evaluation, sales and marketing and other administrative support during the term of the Services Agreement. The Services Agreement extended until December 31, 2006 and provided for total payments of $540,400 in seven equal monthly installments, plus additional amounts incurred by 208 at its actual cost and subject to approval of the independent members of our Board of Directors.  We have entered into another Services Agreement with 208 effective January 1, 2007 and expiring December 31, 2007, under substantially the same terms as the prior agreement except for total payments to be provided under the agreement of approximately $336,500. A company owned by Robert McEwen is the owner of 208, and Mr. McEwen is the chief executive officer and sole director of 208.

Ann S. Carpenter.  Prior to the commencement of the tender offers, Ms. Carpenter, our President and Chief Operating Officer, held securities of two of the three Target Companies.  Ms. Carpenter owned 4,000 common shares of White Knight and 5,000 common shares of Nevada Pacific.  Ms. Carpenter tendered all of her shares in the Target Companies and received exchangeable shares of Canadian Exchange Co., which are exchangeable on a one-for-one basis with our common stock.  Ms. Carpenter received 0.23 exchangeable share of Canadian Exchange Co. for each share of Nevada Pacific and 0.35 exchangeable share of Canadian Exchange Co. for each share of White Knight for a total of 2,550 exchangeable shares.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 23, 2007 there were a total of 61,943,367 shares of our common stock and one share of our Series A Special Voting preferred stock outstanding. Additionally, there are also 8,350,000 outstanding warrants to purchase shares of our common stock, exercisable until February 22, 2011 for $10.00 per share.  There are 1,002,000 broker warrants currently outstanding which are exercisable for an equal number of units until August 22, 2007 for $4.50 per unit.  Each unit consists of one share of common stock and one-half of one common stock purchase warrant (the warrants are exercisable under the same terms stated above).  The amount of common stock outstanding excludes any shares issuable upon exercise of outstanding warrants or options, except as set forth in the table.

In connection with our tender offers for the Target Companies, we issued 38,027,674 exchangeable shares of Canadian Exchange Co., excluding additional shares that may be issued upon completion of the second stage of our acquisitive transactions, the exercise of options or warrants of the Target Companies or warrants or options that may become exercisable for additional exchangeable shares or options.  Through May 23, 2007, 11,884,612 exchangeable shares have been converted into an equivalent number of shares of our common stock. The holders of exchangeable shares can exchange the shares for our common stock on a one-for-one basis.  We issued to the voting and exchange trustee one share of Series A Special Voting Preferred Stock to be held for and on behalf of, and for the use and benefit of, the registered holders from time to time of exchangeable shares (other than us or our subsidiaries) and in accordance with the provisions of the Voting and Exchange Trust Agreement.

The following table describes the ownership of our voting securities as of May 23, 2007 by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that all exchangeable shares owned by such persons, if any, constitute outstanding shares of our common stock). The total number of shares of our common stock outstanding as of May 23, 2007 (assuming for such purposes that all exchangeable shares are converted and constitute outstanding shares of our common stock) is 88,086,429.  Unless otherwise stated, the address of each individual is the address of our executive office, 165 S. Union Blvd., Suite 565, Lakewood, Colorado 80228. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options or warrants owned by an individual and exercisable within 60 days are exercised, but not the options or warrants owned by any other individual.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage
Robert R. McEwen (1)	18,968,850	(2)(3)	21.4%
Peter Bojtos (1)	148,333	(4)	*
Declan Costelloe (1)	38,333	(4)	*
Michele L. Ashby (1)	33,333	(5)	*
Leanne M. Baker (1)	33,333	(6)	*
Ann S. Carpenter (1)	169,216	(7)(8)	*
William F. Pass (1)	413,741	(9)	*
NovaGold Resources, Inc. P.O. Box 24, Suite 2300 200 Granville Street Vancouver, British Columbia V6C 1S4, Canada	5,374,544	(10)	6.1%
All officers and directors as a group (seven individuals)	19,805,139	(2)(3)(4)(5)(6)(7)(8)(9)	22.3%

*                    Less than one percent.

(1)             Officer or Director.

(2)             Includes 333,500 shares of common stock issuable upon warrants that are immediately exercisable.

(3)             Includes 6,868,350 exchangeable shares which may be exchanged on a one-to-one basis for our common stock.

(4)             Includes 33,333 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(5)             Includes 23,333 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(6)             Includes 21,333 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(7)             Includes 166,666 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(8)             Includes 2,550 exchangeable shares which may be exchanged on a one-to-one basis for our common stock.

(9)             Includes 26,666 shares underlying options that are exercisable within 60 days of the date of this proxy statement.

(10)       As reported in a Schedule 13D filed with the SEC on August 3, 2005.

Changes in Control

We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control.

SELLING SECURITYHOLDERS

On behalf of the selling securityholders, we have agreed to file a registration statement with the SEC covering the resale of our common stock and Warrants as described in this prospectus. We have also agreed to use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling securityholders have been sold or may be sold without registration or prospectus delivery requirements under the 1933 Act. We will pay the costs and fees of registering the shares, but the selling securityholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock and Warrants by the selling securityholders from time to time under Rule 415 of the 1933 Act. Our agreement with the selling securityholders was entered into with the intention of providing those securityholders with additional liquidity in respect of their ownership of shares of our common stock and Warrants. The selling securityholders may offer our securities covered under this prospectus for resale from time to time. The selling securityholders may also sell, transfer or otherwise dispose of all or a portion of our securities in Canada or in transactions exempt from the registration requirements of the 1933 Act. See, “PLAN OF DISTRIBUTION.”

The table below presents information as of May 23, 2007 regarding the selling securityholders and the shares of our common stock that the selling securityholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those securityholders. Although we have assumed, for purposes of the table below, that the selling securityholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling securityholders. Information covering the selling securityholders may change from time to time, and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

Name of Selling Securityholder	Number of Shares Owned Prior to the Offering	Number of Warrants Owned Prior to the Offering	Number of Shares to be Offered(1)	Number of Warrants to be Offered	Number of Shares Owned After Offering(2)
The K2 Principal Fund LP(3)	112,000	56,000	168,000	56,000	-0-
MMCAP International Inc. SPC(4)	450,000	225,000	675,000	225,000	-0-
Parkwood GP Inc.(5)	20,000	10,000	30,000	10,000	-0-
Banque Vontobel Geneva SA(6)	22,500	11,250	33,750	11,250	-0-
QVT Fund LP by QVT Associates GP LLC(7)	1,114,000	557,000	1,671,000	557,000	-0-
Corriente Partners, L.P. by Corriente Capital Management, L.P., its general partner by Corriente Advisors, L.L.C.(8)	175,000	87,500	262,500	87,500	-0-
Lawrence Venture Fund(9)	112,000	56,000	168,000	56,000	-0-
Telemark Asset Management, LLC(10)	150,000	75,000	225,000	75,000	-0-
Shepherd Investments International, Ltd.(11)	1,005,000	502,500	1,507,500	502,500	-0-
Interward Capital Corporation(12)	100,000	50,000	150,000	50,000	-0-
Rahn & Bodmer(13)	40,000	20,000	60,000	20,000	-0-
Oscar S. Schafer & Partners I, LP(14)	62,065	31,033	93,098	31,033	-0-
Oscar S. Schafer & Partners II, LP(15)	660,825	330,412	991,237	330,412	-0-
O.S.S. Overseas Ltd. SEI Investments Global Cayman(16)	837,110	418,555	1,255,665	418,555	-0-
Crystalline Management Inc. for Amethyst Arbitrage Trading Ltd.(17)	25,000	12,500	37,500	12,500	-0-
Crystalline Management Inc. for Amethyst Arbitrage Fund(18)	81,500	40,750	122,250	40,750	-0-
Sprott Asset management Inc. as portfolio manager for Sprott custodied funds(19)	256,600	128,300	384,900	128,300	-0-
Sprott Asset Management Inc. as portfolio manager for Sprott Canadian Equity Fund(20)	323,300	161,650	484,950	161,650	-0-
Sprott Asset Management Inc. as portfolio manager for Sprott Canadian Gold and Precious Minerals Fund(21)	479,000	239,500	718,500	239,500	-0-
Sprott Asset Management Inc. as portfolio manager for Carleton University Endowment(22)	19,000	9,500	28,500	9,500	-0-
Sprott Asset Management Inc. as portfolio manager for Sprott Bull/Bear RSP Fund(23)	19,000	9,500	28,500	9,500	-0-
Sprott Asset Management Inc. as portfolio manager for SAL Investments(24)	3,100	1,550	4,650	1,550	-0-
Sprott Asset Management Inc. as portfolio manager for Templeton Foundation(25)	12,000	6,000	18,000	6,000	-0-
Tocqueville Gold Fund(26)	223,000	111,500	334,500	111,500	-0-
BTR Global Arbitrage Trading Limited c/o Ogier Fiduciary Services (Cayman) Limited(27)	223,000	111,500	334,500	111,500	-0-
2035718 Ontario Inc.(28)	480,000	240,000	720,000	240,000	-0-
Fidelity Canadian Opportunities Fund(29)	365,600	132,800	398,400	132,800	100,000	*

Variable Insurance Products Fund II: Contrafund Portfolio(30)	583,200	291,600	874,860	291,600	-0-
Fidelity Contrafund(30)	2,083,500	1,041,750	3,125,250	1,041,750	-0-
Fidelity Contrafund: Fidelity Advisor New Insights Fund(30)	112,300	56,150	168,450	56,150	-0-
Fidelity Select Portfolios: Fidelity Gold Portfolio(30)	728,400	364,200	1,092,600	364,200	-0-
Fidelity Investment Trust: Fidelity Canada Fund(30)	811,300	200,000	600,000	200,000	411,300	*
Senvest Master Fund LP(31)	125,000	62,500	187,500	62,500	-0-
Senvest International LLC(32)	150,000	75,000	225,000	75,000	-0-
Evergreen Precious Metals Fund(33)	500,000	250,000	750,000	250,000	-0-
Clarion Capital Corporation(34)	110,000	55,000	165,000	55,000	-0-
Libra Offshore Ltd.(35)	169,000	84,500	253,500	84,500	-0-
Libra Fund LP(36)	720,000	360,000	1,080,000	360,000	-0-
ARX Capital Inc.(37)	55,000	27,500	82,500	27,500	-0-
ARX Capital Inc.(38)	6,000	3,000	9,000	3,000	-0-
ARX Capital Inc.(39)	28,000	14,000	42,000	14,000	-0-
ARX Capital Inc.(40)	10,000	5,000	15,000	5,000	-0-
ARX Capital Inc.(41)	10,000	5,000	15,000	5,000	-0-
ARX Capital Inc.(42)	3,000	1,500	4,500	1,500	-0-
ARX Capital Inc.(43)	5,000	2,500	7,500	2,500	-0-
ARX Capital Inc.(44)	1,000	500	1,500	500	-0-
ARX Capital Inc.(45)	1,000	500	1,500	500	-0-
ARX Capital Inc.(46)	1,000	500	1,500	500	-0-
James & Sylvia McGovern(47)	26,000	13,000	39,000	13,000	-0-
AGF Precious Metals(48)	390,000	195,000	585,000	195,000	-0-
Dynamic QSSP Fund(49)	47,578	23,789	71,367	23,789	-0-
Dynamic Power Small Cap Fund(50)	890,950	445,475	1,336,425	445,475	-0-
Dynamic Power Hedge Fund(51)	1,061,472	530,736	1,592,208	530,736	-0-
Epic Limited Partnership(52)	68,300	34,150	102,450	34,150	-0-
Wimbledon Sand Spring Class L(53)	4,500	2,250	6,750	2,250	-0-
Epic Capital Offshore Inc.(54)	1,500	750	2,250	750	-0-
Epic North America Diversified Fund LP(55)	1,500	750	2,250	750	-0-
Account #C434 by its manager Mackenzie Financial Corporation(56)	400,000	200,000	600,000	200,000	-0-
Account #C1042 by its manager Mackenzie Financial Corporation(57)	45,000	22,500	67,500	22,500	-0-
Millennium Partners L.P. By: Millennium Management LLC(58)	24,200	12,100	36,300	12,100	-0-
Robert R. McEwen(59)	11,767,000	333,500	12,100,500	333,500	-0-
TOTAL:			36,150,000	8,350,000

*                    Represents less than 1% of our common stock outstanding after the offering, without taking into account the exercise of outstanding warrants.

(1)             Includes shares issuable upon exercise of outstanding Warrants.

(2)             Assumes that all of the shares offered hereby are sold, of which there is no assurance.

(3)             The selling securityholder has identified Glen Gibbons as the individual who has voting and investment power over these shares.

(4)             The selling securityholder has identified Matthew MacIsaac as the individual who has voting and investment power over these shares.

(5)             The selling securityholder has identified Dan Sternberg as the individual who has voting and investment power over these shares.

(6)             The selling securityholder has identified Michel Pasche as the individual who has voting and investment power over these shares.

(7)             The selling securityholder has identified Carlo Mattoni as the individual who has voting and investment power over these shares.

(8)             The selling securityholder has identified Mark Hart as the individual who has voting and investment power over these shares.

(9)             The selling securityholder has identified Ravi Sood as the individual who has voting and investment power over these shares.

(10)       The selling securityholder has identified Colin McNay as the individual who has voting and investment power over these shares.

(11)       The selling securityholder has identified Troy Holmes as the individual who has voting and investment power over these shares.

(12)       The selling securityholder has identified Kim Ward as the individual who has voting and investment power over these shares.

(13)       The selling securityholder has identified Martin Bidermann as the individual who has voting and investment power over these shares.

(14)       The selling securityholder has identified Andrew Goff as the individual who has voting and investment power over these shares.

(15)       The selling securityholder has identified Andrew Goff as the individual who has voting and investment power over these shares.

(16)       The selling securityholder has identified Andrew Goff as the individual who has voting and investment power over these shares.

(17)       The selling securityholder has identified Marc Amirault as the individual who has voting and investment power over these shares.

(18)       The selling securityholder has identified Marc Amirault as the individual who has voting and investment power over these shares.

(19)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(20)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(21)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(22)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(23)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(24)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(25)       The selling securityholder has identified John Embry and Eric Sprott as the individuals who have voting and investment power over these shares.

(26)       The selling securityholder has identified John Hathaway as the individual who has voting and investment power over these shares.

(27)       The selling securityholder has identified Danny Guy as the individual who has voting and investment power over these shares.

(28)       The selling securityholder has identified Rick Kung as the individual who has voting and investment power over these shares.

(29)       The entity is an Ontario Mutual Fund Trust. Its trustee and manager is Fidelity Investments Canada Limited (FICL). FICL is advised by Fidelity Management & Research Co. (FMR Co.). FMR Co. shares investment power over the securities held by the selling securityholder with Mr. Edward C. Johnson 3rd.

(30)       The entity is a registered investment fund (Fund) advised by FMR Co., a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the securities as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3rd, FMR Corp., through its control of FMR Co., and the Fund each have sole power to dispose of the securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3rd, Chairman of FMR Corp., have the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees. The Fund is an affiliate of a registered broker-dealer.

(31)       The selling securityholder has identified Richard Mashall as the individual who has voting and investment power over these shares.

(32)       The selling securityholder has identified Richard Mashall as the individual who has voting and investment power over these shares.

(33)       The selling securityholder has identified J. Joseph Wickwire, II as the individual who has voting and investment power over these shares.

(34)       The selling securityholder has identified Mort Cohen as the individual who has voting and investment power over these shares.

(35)       The selling securityholder has identified Ranjan Tandon as the individual who has voting and investment power over these shares.

(36)       The selling securityholder has identified Ranjan Tandon as the individual who has voting and investment power over these shares.

(37)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(38)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(39)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(40)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(41)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(42)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(43)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(44)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(45)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(46)       The selling securityholder has identified Ubald Cloutier as the individual who has voting and investment power over these shares.

(47)       The selling securityholder has identified James McGovern as the individual who has voting and investment power over these shares.

(48)       The selling securityholder has identified Charles Oliver as the individual who has voting and investment power over these shares.

(49)       The selling securityholder has identified Rohit Sehgal as the individual who has voting and investment power over these shares.

(50)       The selling securityholder has identified Rohit Sehgal as the individual who has voting and investment power over these shares.

(51)       The selling securityholder has identified Rohit Sehgal as the individual who has voting and investment power over these shares.

(52)       The selling securityholder has identified Tom Schenkel as the individual who has voting and investment power over these shares.

(53)       The selling securityholder has identified Tom Schenkel as the individual who has voting and investment power over these shares.

(54)       The selling securityholder has identified Tom Schenkel as the individual who has voting and investment power over these shares.

(55)       The selling securityholder has identified Tom Schenkel as the individual who has voting and investment power over these shares.

(56)       The selling securityholder has identified Fred Stern as the individual who has voting and investment power over these shares.

(57)       The selling securityholder has identified Fred Stern as the individual who has voting and investment power over these shares.

(58)       The selling securityholder has identified Tom Schenkel as the individual who has voting and investment power over these shares.

(59)       Mr. McEwen is the Chairman and Chief Executive Officer of the Company.

None of the selling securityholders are United States broker-dealers, nor at the time of purchase did any of the selling securityholders have any agreements or understandings, directly or indirectly, with any persons to distribute the securities. Further, except as otherwise stated, none of the selling securityholders have any relationship to our company, except as a securityholder.

PLAN OF DISTRIBUTION

The selling securityholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock and/or the Warrants and the shares underlying such Warrants from time to time after the date of this prospectus and will determine the time, manner and size of each sale on one or more exchanges, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling securityholders may negotiate, and may pay, broker or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling securityholders may allow other brokers or dealers to participate. However, the selling securityholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the 1933 Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the 1933 Act.

All of the shares and Warrants and the shares underlying such Warrants which are being offered by the selling securityholders have also been qualified for distribution in Canada under a prospectus filed in provinces where certain of the selling securityholders reside. As a result, we are unable to determine whether and to what extent the shares or Warrants will be sold pursuant to this prospectus or under a prospectus to be filed with securities regulatory authorities in Canada.

The methods by which the selling securityholders may sell the shares of our common stock or Warrants include:

•       a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•       sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•       ordinary brokerage transactions and transactions in which a broker solicits purchases;

•       an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•       privately negotiated transactions;

•       short sales;

•       through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•       any combination of these methods of sale; or

•       any other legal method.

A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

In addition to selling their shares or Warrants under this prospectus, the selling securityholders may sell their shares or Warrants in Canada or may transfer their shares or Warrants by other methods not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling securityholder who uses this prospectus to sell his shares or Warrants will be subject to the prospectus delivery requirements of the 1933 Act.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling securityholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling securityholders. This may affect the marketability of our common stock.

The selling securityholders may use agents to sell the shares or Warrants. If this happens, the agents may receive discounts or commissions. The selling securityholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, broker, dealers or agents involved in the sale of the shares or Warrants. The selling securityholders and any underwriters, broker, dealers or agents that participate in the distribution of our common stock or Warrants offered hereby may be deemed to be “underwriters” within the meaning of the 1933 Act, and any profit on the sale of shares or Warrants by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the 1933 Act. The selling securityholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares or Warrants, including liabilities arising under the 1933 Act.

Upon notification by the selling securityholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares or Warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the 1933 Act, disclosing the material terms of the transaction.

We have agreed to indemnify in certain circumstances the selling securityholders against certain liabilities, including liabilities under the 1933 Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the 1933 Act, as amended.

FEDERAL INCOME TAX CONSEQUENCES
OF OWNING OUR COMMON STOCK AND WARRANTS

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) arising from and relating to the exercise and disposition of Warrants and the acquisition, ownership, and disposition of common stock.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. or Non-U.S. Holder as a result of the exercise of Warrants or the acquisition, ownership, and disposition of common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. or Non-U.S. Holder that may affect the U.S. federal income tax consequences of the exercise of Warrants and the acquisition, ownership, and disposition of common stock. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. or Non-U.S. Holder. Each U.S. and Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of Warrants and the acquisition, ownership, and disposition of common stock.

Scope of this Disclosure

Authorities.   This summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the “Code”, Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (IRS), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U. S. Holders.   For purposes of this summary, a “U.S. Holder” is a beneficial owner of Warrants or common stock, as the case may be, that, for U.S. federal income tax purposes, is an individual who is a citizen or resident of the U.S. who is holding the Warrants or common stock as a capital asset within the meaning of Section 1221 of the Code.

Non-U.S. Holders.   For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Warrants or common stock, as the case may be, that, for U.S. federal income tax purposes, is other than (a) an individual who is a citizen or resident of the US; (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the US, or any state in the US, or the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Other Taxpayers Subject to Special U.S. Federal Income Tax Rules Not Addressed.   Except as to Non-U.S. Holders defined above, this summary does not address the U.S. federal income tax consequences of the exercise and disposition of Warrants or the acquisition, ownership, and disposition of common stock to any person who is not an individual citizen or resident of the U.S. holding the common stock or Warrants other than as a capital asset within the meaning of Section 1221 of the Code, including the following U.S. Holders: (a) a U.S. Holder that is a corporation, trust or estate; (b) a U.S. Holder that is a tax-exempt organization or governmental entity; (c) a U.S. Holder that is a financial institution or insurance company; (d) a U.S. Holder that is a dealer in securities or currencies or a U.S. Holder that is a trader in securities that elects to apply a mark-to-market accounting method; (e) a U.S. Holder that is liable for the alternative minimum tax under the Code; (f) a U.S. Holder that owns common stock or Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; or (g) a U.S. Holder that acquired common stock or Warrants in connection with the exercise of employee stock options or otherwise as compensation for services. U.S. Holders that are subject to special provisions under the Code, including those described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of Warrants and the acquisition, ownership, and disposition of common stock.

This summary also does not address the U.S. federal income tax consequences of the exercise and disposition of Warrants or the acquisition, ownership, and disposition of common stock to Non-U.S. Holders that are subject to special provisions under the Code, including the following Non-U.S. Holders: (a) a Non-U.S. Holder that is a tax-exempt organization or governmental entity; (b) a Non-U.S. Holder that is a financial institution or insurance company; (c) a Non-U.S. Holder that is a dealer in securities or currencies or a Non-U.S. Holder that is a trader in securities that elects to apply a mark-to-market accounting method; (d) a Non-U.S. Holder that is liable for the alternative minimum tax under the Code; (e) a Non-U.S. Holder that owns common stock or Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) a Non-U.S. Holder that acquired common stock or Warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) a Non-U.S. Holder that is a “controlled foreign corporation” under section 957(a) of the Code; (h) a Non-U.S. Holder that is a “passive foreign investment company” under section 1297(a) of the Code; or (i) a Non-U.S. Holder that is a former citizen or long-term resident of the U.S. subject to section 877 of the Code. All U.S. and Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the exercise and disposition of Warrants and the acquisition, ownership, and disposition of common stock.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Warrants or common stock, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences of the exercise and disposition of Warrants and the acquisition, ownership, and disposition of common stock.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed.   This summary does not address the U.S. state and local, U.S. federal estate and gift, or certain foreign tax consequences to U.S. and Non-U.S. Holders of the exercise and disposition of Warrants or the acquisition, ownership, and disposition of common stock. Each U.S. and Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the exercise of Warrants and the acquisition, ownership, and disposition of common stock.

Allocation of Purchase Price With Respect to Units

For U.S. federal income tax purposes, the acquisition of a unit by a U.S. or Non-U.S. Holder should be treated as the acquisition of an “investment unit” consisting of two components: one share of common stock and one-half of a Warrant. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values on the date that the unit is purchased by the U.S. or Non-U.S. Holder. This allocation of the purchase price for each unit will establish a U.S. or Non-U.S. Holder’s initial tax basis in the share of common stock and the Warrant that comprise each unit for U.S. federal income tax purposes.

For purposes of financial statement reporting in accordance with generally accepted accounting principles, we have allocated $2.90 of the purchase price for each unit to the share of common stock and $1.60 of the purchase price for each unit to the Warrant. The IRS will not be bound by our allocation of the purchase price for each unit between the share of common stock and the Warrant, and accordingly, the IRS may allocate the purchase price for each unit between the share of common stock and the Warrant in a manner that is different than the allocation set forth above. Each U.S. and Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the allocation of the purchase price for each Unit between the share of common stock and the Warrant.

U.S. Federal Income Tax Consequences of the Exercise of Warrants

U.S. and Non-U.S. Holders should not recognize gain or loss on the exercise of a Warrant and related receipt of common stock (except if cash is received in lieu of a fractional share of common stock). A U.S. or Non-U.S. Holder’s initial tax basis in the common stock received on the exercise of a Warrant generally should be equal to the sum of (a) the U.S. or Non-U.S. Holder’s initial tax basis in the Warrant plus (b) the exercise price paid by the U.S. or Non-U.S. Holder on the exercise of the Warrant. A U.S. or Non-U.S. Holder’s holding period for the common stock received upon the exercise of Warrant generally should begin on the day after the date that the Warrant is exercised by the U.S. or Non-U.S. Holder.

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution by us to U.S. and Non-U.S. Holders of the Warrants if, and to the extent that, such adjustment has the effect of increasing the U.S. or Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if the adjustment is to compensate for a distribution of cash or other property to our shareholders). (See more detailed discussion of the rules applicable to distributions made by us at “Distributions on Common Stock” below).

U.S. Federal Income Tax Consequences of the Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Warrants in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Gain, if any, recognized by a U.S. Holder on the sale or other taxable disposition of Warrants should be subject to U.S. federal income tax. For taxable years beginning before January 1, 2009, preferential tax rates of 5% or 15% generally should apply to long-term capital gains of a U.S. Holder. Normal graduated U.S. federal income tax rates should apply to short-term capital gains of a U.S. Holder. Deductions for capital losses are subject to complex limitations under the Code. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the tax consequences for any dispositions of Warrants.

Upon the lapse or expiration of a Warrant, a U.S. Holder should recognize a loss in an amount equal to the U.S. Holder’s tax basis in the Warrant. Any such loss generally should be a capital loss (provided that the common stock to be issued on the exercise of the Warrant would have been a capital asset if acquired by the U.S. Holder). Any capital loss will be short-term capital loss or long-term capital loss, depending on whether the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

A Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non-U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Gain, if any, recognized by a Non-U.S. Holder on the sale or other taxable disposition of a Warrant generally will not be subject to U.S. federal income tax, unless (a) such gain is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder); (b) such gain is recognized by a Non-U.S. Holder who is an individual and who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition of the Warrant (and who satisfies certain other conditions); or (c) we qualify as a “United States real property holding corporation” (USRPHC) under section 897(c) of the Code at any time during the 5-year period ending on the date of the sale or otherwise taxable disposition of the Warrant (or the Non-U.S. Holder’s holding period for the Warrant, if shorter) and the common stock is not “regularly traded” on an “established securities market.” (See more detailed discussion of these rules at “Disposition of Common Stock” below.)

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Stock

Distributions on Common Stock.   A distribution by us, including a constructive distribution, with respect to the common stock will be treated as a dividend to the extent of our current or accumulated “earnings and profits.” To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. or Non-U.S. Holder’s tax basis in the common stock and, (b) thereafter, as gain from the sale or exchange of such common stock. (See more detailed discussion at “Disposition of Common Stock” below).

For U.S. Holders, for taxable years beginning before January 1, 2009, a dividend generally should be taxed at the preferential tax rates applicable to long-term capital gains if (a) the U.S. Holder receiving the dividend is an individual, estate or trust and (b) the dividend is paid on common stock that has been held by the U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.” Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the tax consequences for any distributions on common stock.

For Non-U.S. Holders, subject to the discussion below, a dividend paid by us to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or a reduced rate under an income tax treaty) on the gross amount of such dividend. We generally will be required to withhold this U.S. federal withholding tax upon the payment of a dividend to a Non-U.S. Holder. In order to obtain a reduced U.S. federal withholding tax rate under an income tax treaty with respect to a dividend paid by us, a Non-U.S. Holder generally must complete and deliver a Form W-8BEN to us. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the procedure for claiming a reduced U.S. federal withholding tax rate under an income tax treaty with respect to a dividend paid by us.

A dividend paid by us to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder) will be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates. In addition, such a dividend may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the recipient Non-U.S. Holder is a corporation. Such a dividend generally will not be subject to the U.S. federal withholding tax discussed in the paragraph immediately above, provided a Non-U.S. Holder completes and delivers a Form W-8ECI to us.

Disposition of Common Stock.   A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common stock in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the common stock sold or otherwise disposed of. Gain, if any, recognized by a U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax. For taxable years beginning before January 1, 2009, preferential tax rates of 5% or 15% generally should apply to long-term capital gains of a U.S. Holder. Normal graduated U.S. federal income tax rates should apply to short-term capital gains of a U.S. Holder. Deductions for capital losses are subject to complex limitations under the Code. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the tax consequences for any dispositions of common stock.

A Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common stock in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non-U.S. Holder’s tax basis in the common stock sold or otherwise disposed of. Gain, if any, recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock generally will not be subject to U.S. federal income tax, except as discussed in the following paragraphs.

Gain recognized on the sale or other taxable disposition of common stock by a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder) will be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates. Preferential tax rates generally will apply to such effectively connected long-term capital gains of a Non-U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a Non-U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code. In addition, such gain may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the Non-U.S. Holder is a corporation.

Gain recognized on the sale or other taxable disposition of common stock by a Non-U.S. Holder who is an individual and who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition of the common stock (and who satisfies certain other conditions) will be subject U.S. federal income tax at a rate of 30%, which gain generally may be offset by U.S. source capital losses.

Subject to the exception discussed below, gain recognized on the sale or other taxable disposition of common stock by a Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC under section 897(c) of the Code at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter). We generally will be a USRPHC if the fair market value of our “United States real property interests” as defined in section 897(c) of the Code (USRPIs) equals or exceeds 50% of the aggregate fair market value of (a) our USRPIs, (b) our interests in foreign real property, and (c) our other assets that are used or held for use in a trade or business. We believe that we currently are a USRPHC and that there is a substantial likelihood that we will continue to be USRPHC.

Under an exception to the USRPHC rules discussed in the paragraph immediately above, if the common stock is “regularly traded” on an “established securities market” the common stock will not be treated as stock of a USRPHC (and thus gain recognized on the sale or other taxable disposition of common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax under the USRPHC rules). This exception is not available, however, to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter).

An “established securities market” is defined as (a) a U.S. national securities exchange that is registered under section 6 of the Securities Exchange Act of 1934, (b) a foreign national securities exchange that is officially recognized, sanctioned, or supervised by governmental authority, or (c) any over-the-counter market (i.e., any market reflected by the existence of an interdealer quotation system). Assuming that the common stock is traded on such an established securities market, the common stock will be treated as “regularly traded” if either of the two trading tests described below is satisfied.

Under the first trading test, the common stock will be treated as “regularly traded” for any calendar quarter during which (a) trades in the common stock are effected, other than in de minimis quantities, on at least 15 days during the calendar quarter, (b) the aggregate number of common stock traded is at least

7.5% of the average number of common stock outstanding during the calendar quarter (reduced to 2.5% if there are 2,500 or more record shareholders), and (c) if the established securities market is located outside the US, the common stock is traded in registered form and either we register the common stock pursuant to section 12 of the Securities Exchange Act of 1934 or we report certain information to the IRS. However, the common stock will not be treated as “regularly traded” under this first trading test if, at any time during the calendar quarter, 100 or fewer persons own 50% or more of the outstanding common stock. We do anticipate that the common stock will be treated as “regularly traded” under this first trading test.

Under the second trading test, the common stock will be treated as “regularly traded” for any calendar quarter during which (a) the common stock are traded on an established securities market located in the U.S. and (b) the common stock are regularly quoted by broker or dealers making a market in the common stock. There is no direct authority that prescribes the frequency or duration for which the common stock must be quoted by broker or dealers during a calendar quarter to be “regularly quoted” for such calendar quarter. A broker or dealer “makes a market” in the common stock only if the broker or dealer holds himself or herself out to buy or sell common stock at the quoted price. We do anticipate that the common stock will be treated as “regularly traded” under this second trading test.

Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding our potential qualification as a USRPHC and whether the common stock will be treated as “regularly traded” on an “established securities market.”

Information Reporting; Backup Withholding Tax

We generally will be required to report certain information to the IRS upon the payment of a dividend to any U.S. or Non-U.S. Holder (regardless of whether any withholding of tax was required by us). Copies of these information returns also may be made available under the provisions of a specific income tax treaty in which the Non-U.S. Holder is a resident. Dividends paid by us to a U.S. Holder generally will be subject to U.S. backup withholding tax at the rate of 28%. Dividends paid by us to a Non-U.S. Holder will also generally be subject to U.S. backup withholding tax at the rate of 28% unless a Non-U.S. Holder certifies its non-U.S. status (generally on Form W-8BEN) or otherwise establishes an exemption. The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a U.S. office of a broker (whether U.S. or foreign) generally will be subject to information reporting to the IRS and U.S. backup withholding tax at the rate of 28%. A Non-U.S. Holder may avoid this backup withholding tax by certifying its non-U.S. status (generally on Form W-8BEN) or otherwise establishing an exemption.

The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a foreign office of a foreign broker generally will not be subject to information reporting to the IRS or U.S. backup withholding tax. The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a foreign office of a broker generally will be subject to information reporting to the IRS (but not U.S. backup withholding tax) if such broker is (a) a U.S. person, (b) a foreign person that derived 50% or more of its gross income for certain periods from the conduct of a trade or business within the US, (c) a “controlled foreign corporation” under section 957(a) of the Code, or (d) a foreign partnership at least 50% of the capital or profits interest in which is owned by U.S. persons or that is engaged in a trade or business within the US, unless such broker has documentary evidence of a Non-U.S. Holder’s non-U.S. status or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded if the U.S. or Non-U.S. Holder’s withholding amount exceeds its federal tax liability and the U.S. or Non-U.S. Holder furnishes the required information to the IRS. Each U.S. or Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and U.S. backup withholding tax rules.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 250,000,000 shares of common stock, no par value per share and one share no par value, of Series A Special Voting Preferred Stock. As of May 23, 2007, we had 61,943,367 shares of common stock and one share of Series A Special Voting Preferred Stock issued and outstanding.

The following discussion summarizes the rights and privileges of Series A Special Voting Preferred Stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed or incorporated as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock issuable upon exercise of Warrants offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our securityholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Series A Special Voting Preferred Stock

The Special Voting Share shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares of Canadian Exchange Co. issued and outstanding from time to time and which are not owned by US Gold or any company, more than 50% of the outstanding stock of which is owned, directly or indirectly, by US Gold, by one or more of our other subsidiaries, or by US Gold and one or more of our other subsidiaries.   Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of our common stock shall vote together as one class on all matters submitted to a vote of our shareholders.  The holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required, except to the extent it is entitled to vote with the holders of shares of our common stock for taking any corporate action.

At such time as (A) the Special Voting Share entitles its holder to a number of votes equal to zero because there are no exchangeable shares issued and outstanding that are not owned by us or any subsidiary, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Canadian Exchange Co. which could by its terms require Canadian Exchange Co. to issue any exchangeable shares to any person other than us, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter. Such Special Voting Share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred

Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

 If the Special Voting Share should be purchased or otherwise acquired by us in any manner whatsoever, then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.  The Special Voting Share is not redeemable.

Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

Exchangeable Shares

The exchangeable shares were issued by our subsidiary, Canadian Exchange Co., in connection with the acquisition of the Target Companies.  At May 23, 2007, there were 26,143,062 exchangeable shares not held by our company or any subsidiary. The exchangeable shares are exchangeable on a one-for-one basis at any time at the option of the holder of the exchangeable shares into shares of US Gold common stock.

Retraction of Exchangeable Shares by Holders

Subject to the retraction call right described below, holders of exchangeable shares will be entitled at any time to retract (i.e., to require Canadian Exchange Co. to redeem) any or all exchangeable shares held by them and to receive the retraction price per exchangeable share to be satisfied by issuance of one share of common stock of US Gold, plus the dividend amount, which for purposes of this prospectus we define as the full amount of all declared and unpaid dividends on the exchangeable shares and all dividends and distributions declared on a share of common stock of US Gold that have not yet been declared on the exchangeable shares. Holders of exchangeable shares may effect a retraction by presenting to Canadian Exchange Co. or its transfer agent the certificate(s) representing the exchangeable shares the holder desires to have Canadian Exchange Co. redeem, together with such other documents and instruments as may be required under the Business Corporation Act (Alberta), the articles of Canadian Exchange Co. or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have the number of retracted shares specified therein redeemed by Canadian Exchange Co.

A holder of retracted shares may withdraw its retraction request, by written notice to Canadian Exchange Co. before the close of business on the business day immediately preceding the retraction date, in which case the retraction request will be null and void and the revocable offer will be deemed to have been revoked.

If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is not permitted to redeem all exchangeable shares tendered by a retracting holder, Canadian Exchange Co. will redeem up to the maximum permissible number of exchangeable shares tendered by the holder. We will be required to purchase any exchangeable shares not redeemed by Canadian Exchange Co. in exchange for shares of our common stock on the retraction date under the optional exchange right described below.

Distribution on Liquidation of Canadian Exchange Co.

In the event of the liquidation, dissolution or winding up of Canadian Exchange Co. or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of exchangeable shares shall be entitled, subject to applicable law, to receive from the assets of Canadian Exchange Co. a liquidation payment that will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any for each exchangeable share. This liquidation amount will be paid to the holders of exchangeable shares before any distribution of assets of Canadian Exchange Co. is made to the holders of the common shares or any other shares of Canadian Exchange Co. ranking junior to the exchangeable shares, and is subject to the exercise by us of our liquidation call right described in the section entitled “— Liquidation Call Right” below.

Automatic Exchange Upon Liquidation of US Gold

In the event of our liquidation, all of the then outstanding exchangeable shares will be automatically exchanged for shares of our common stock. To effect an automatic exchange, we will purchase all of the exchangeable shares from the holders on the fifth business day prior to the effective date of a liquidation. The purchase price payable for each exchangeable share purchased in a liquidation of US Gold will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any.

Redemption of Exchangeable Shares by Canadian Exchange Co.

The redemption date for the exchangeable shares will be the earlier of: (i) the seventh anniversary of the date on which exchangeable shares are first issued; and (ii) any date established by the board of directors of Canadian Exchange Co. for the redemption of exchangeable shares at such time as there are fewer than 10% of the total number of exchangeable shares issued in connection with the offers (other than exchangeable shares held by us or our subsidiaries and subject to necessary adjustments to the number of shares to reflect permitted changes to exchangeable shares) outstanding. The redemption price per share will equal the current market price of a share of our common stock, which shall be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any. See the section

Retraction Call Right

Under the share provisions, we have an overriding retraction call right to acquire all but not less than all of the exchangeable shares that a holder of exchangeable shares requests Canadian Exchange Co. to redeem. The purchase price will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any.

Liquidation Call Right

Under the share provisions, we have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of Canadian Exchange Co., to acquire all but not less than all of the exchangeable shares then outstanding. The purchase price will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any. Upon the exercise by us of the liquidation call right, the holders will be obligated to transfer their exchangeable shares to us. The acquisition by us of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of Canadian Exchange Co.

Redemption Call Right

Under the share provisions, we have an overriding redemption call right, notwithstanding the proposed automatic redemption of the exchangeable shares by Canadian Exchange Co. in the share provisions, to acquire all but not less than all of the exchangeable shares then outstanding. The purchase price will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any. Upon the exercise by us of the redemption call right, the holders will be obligated to transfer their exchangeable shares to us.

If we exercise one or more of its call rights, shares of our common stock will be directly issued to holders of exchangeable shares and we will become the holder of the exchangeable shares. We will not be entitled to exercise any voting rights attached to the exchangeable shares that are acquired from the holders.

Voting Rights

Under the Voting and Exchange Trust Agreement we have entered into with Computershare Trust Company, holders of exchangeable shares will be entitled to receive notice of and attend any meeting of our shareholders and to vote at any meetings.

Dividends

Holders of exchangeable shares will be entitled to receive dividends equivalent to the dividends, if any, paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for any corresponding dividends on shares of our common stock.

Amendment and Approval

Any approval required to be given by the holders of the exchangeable shares to add to, change or remove any right, privilege, restriction or condition attaching to the exchangeable shares or any other matter requiring the approval or consent of the holders of the exchangeable shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than 66-2/3% of the votes cast on such resolution at a meeting of holders of exchangeable shares duly called and held, excluding exchangeable shares beneficially owned by us or any of our subsidiaries.

Warrants

A Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised, and as such will not have any voting rights or other such rights until the Warrants are exercised and the underlying common stock has been issued. As of May 23, 2007, we have 8,350,000 Warrants outstanding, excluding warrants outstanding for any of the Target Companies. Each Warrant is exercisable until February 22, 2011 for one share of our common stock at an exercise price of $10.00 per share. The shares of common stock issuable upon exercise of the Warrants are covered by this prospectus.

Warrantholders may exercise their Warrants only if the common stock underlying their Warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the Warrantholder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Warrants are exercised.

If an effective registration statement is not available at the time of exercise, a holder may exercise the Warrants as follows:

•       A holder that is not a U.S. person (as defined in Regulation S of the Securities Act) may exercise the Warrant if the holder is not in the United States; is not exercising the Warrants for, or on behalf or benefit of, a U.S. person or person in the United States; does not execute or deliver the Warrant exercise form in the United States; agrees not to engage in hedging transactions with regard to the common stock prior to the expiration of a one-year distribution compliance period; acknowledges that the shares of common stock issuable upon exercise of the Warrants are “restricted securities” as defined in Rule 144 of the Securities Act and acknowledges that the company shall refuse to register any transfer of the common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

•       Other holders may exercise the Warrants in transactions that do not require registration under the Securities Act or any applicable U.S. state laws and regulations upon furnishing to the company an opinion of counsel of recognized standing in form and substance satisfactory to US Gold Corporation.

Under no circumstances will we be required to pay any holder the net cash exercise value of any Warrant regardless of whether an effective registration statement or an exemption from registration is available or not.

Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us or that we will have an effective registration statement in place at the time Warrantholders intend to exercise their Warrants.

To exercise a Warrant, a Warrantholder must deliver to our transfer agent the certificate representing the Warrant on or before the Warrant expiration date with the form on the reverse side of the Warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of Warrants being executed. We will not issue any fractional shares of common stock upon exercise of the Warrants.

The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in accordance with the terms of the Warrant Indenture, in the event that we:

•       fix a record date for issuance of certain dividends or distributions;

•       subdivide or split our common stock into a greater number of shares;

•       consolidate, reduce or combine the outstanding amount of common stock into a lesser number of shares; or

Pursuant to the terms of the Warrant Indenture, we have agreed not to issue any rights, options or Warrants to purchase our common stock or securities exchangeable for or convertible into our common stock at less than 95 percent of the “Current Market Price” (as defined in the Warrant Indenture).

The Warrant Indenture also provides for adjustment in the class and/or number of shares or other consideration issuable upon exercise of the Warrants and/or exercise price per security in the event of the following additional events:

•       reclassification of our common stock;

•       consolidation, arrangements, amalgamation or mergers of the company with or into another entity that would result in a change or reclassification of the common stock; or

•       transfer of the undertaking or assets of the company as an entirety or substantially as an entirety to another company or entity.

In any of these events, the exercise price of the Warrants, and the number of shares issuable upon exercise, shall be adjusted so as to preserve as nearly as possible the rights represented by the Warrants as they presently exist. No fractional shares of common stock will be issued upon the exercise of the Warrants.

No adjustment in the exercise price or the number of shares of common stock purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or of at least one one-hundredth of a common share. Holders of Warrants do not have any voting or pre-emptive rights or any other rights which a holder of common stock has, and a Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised. The rights of the holders of Warrants are subject to modification by “extraordinary resolution,” which is defined in the Warrant indenture as a resolution either passed at a meeting of holders of Warrants owning in the aggregate not less than 50% of the Warrants outstanding or by holders of not less than 66-2/3% of the Warrants represented at an adjourned meeting and voted at the meeting.

We have appointed Equity Transfer & Trust Company of Toronto, Ontario as Warrant agent under the terms of the Warrant Indenture. The principal office of Equity Transfer & Trust Company is located at 200 W. University Ave., Suite 400, Toronto, Ontario M5H 4H1 and its telephone number is (416) 361-0930.

Broker Warrants

In connection with the Private Placement, we issued broker warrants entitling the broker-dealers which acted as our Agent to acquire up to 1,002,000 units consisting of 1,002,000 shares of our common stock and 501,000 warrants at an exercise price of $4.50 per unit until August 22, 2007. The warrants included in the broker warrants are exercisable on the same terms as the Warrants issued upon conversion of the subscription receipts.

Transfer Agent

Computershare Shareholder Services, Inc. is the transfer agent for our common stock. The principal office of Computershare is located at 350 Indiana Street, Suite 800, Golden, CO, 80401 and its telephone number is (303) 262-0600.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options, Warrants and broker warrants) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

Of the outstanding shares not offered by this prospectus, 5,374,544 shares will be eligible for sale in the future.

Rule 144

Under Rule 144, as it is currently in effect, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•       1% of the then outstanding shares of our common stock; or

•       the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC if our common stock is listed on a national securities exchange or quoted on the automated quotation system of a national securities organization at the time of the proposed sale. Otherwise, the volume limitation is limited to 1% of our then-outstanding common stock.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who has owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

GLOSSARY

Alluvium	Unconsolidated gravel, sand, silt and clay deposited by streams.

Mineralized	Material added by hydrothermal solutions, principally in the form of ore deposits. Often refers to the presence of a mineral of economic interest in the rock.

Net Smelter Return	An interest in a mining property held by the vendor on the net revenues generated from the sale of metal produced from the mine.

Ore	The naturally occurring material from which minerals of economic value can be extracted profitably to satisfy social and political objectives.

Oxidation	The conversion of sulfide minerals to oxide minerals.

Paleozoic

This period lasted from approximately 543 million to 248 million years ago. Of, belonging to, or designating, the era of geologic time that includes the Cambrian, Ordovician, Silurian, Devonian, Mississippian, Pennsylvanian, and Permian periods and characterized by the appearance of marine invertebrates, primitive fishes, land plants and primitive reptiles.

Quaternary	A period of geologic time from about 2 million years ago until the present.

Stratigraphy	The study of rock strata, especially of their distribution, deposition, and age.

Sulphide	A mineral compound containing sulphur but no oxygen.

Tertiary

This period lasted from 65 to 1.8 million years ago. It followed the Cretaceous period (the end of the Mesozoic Era) and the K-T extinction. Many mammals developed then, including primitive whales, rodents, pigs, cats, rhinos, etc.

Volcanism	Volcanic activity, including the eruption of lava and rock fragments and gas explosions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, these reports and other information at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

We have been advised on the legality of the shares of our common stock included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.

EXPERTS

Our financial statements as of December 31, 2006 and for the two years then ended included in this prospectus have been included in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent accountants. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

The technical information relating to our Tonkin property, including the estimate of mineralized material in place at Tonkin, has been included in this prospectus in reliance on the report of Micon International Limited, an expert in mining and metallurgical matters.

FINANCIAL STATEMENTS

Index to Financial Statements:

March 31, 2007 and 2006:
Consolidated Balance Sheet at March 31, 2007 (unaudited)

Consolidated Unaudited Statements of Operations for the three months ended March 31, 2007 and 2006

Consolidated Unaudited Statements of Cash Flows for the three months ended March 31, 2007 and 2006

Notes to Consolidated Financial Statements (unaudited)

December 31, 2006 and 2005:
Report of Independent Registered Public Accounting Firm

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005

Consolidated Balance Sheet at December 31, 2006

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2006 and 2005

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005

Notes to Consolidated Financial Statements

US GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS

March 31, 2007
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,590,717
Other current assets	932,860
Total current assets	49,523,577

Property and equipment, net	10,639,031
Mineral property interests	327,113,212
Restrictive time deposits for reclamation bonding	3,458,784
Goodwill	24,112,001

Other assets:
Inactive milling equipment	777,819
Long-lived asset-asset retirement	3,300,216
Other assets	427,338
Total other assets	4,505,373
TOTAL ASSETS	$419,351,978

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,023,861
Retirement obligation (reclamation activities)	138,801
Total current liabilities	9,162,662

Retirement obligation	5,409,924
Deferred income tax liability	114,101,166
Other liabilities	203,998
Total liabilities	128,877,750
Minority interest in subsidiaries	1,467,704

Shareholders’ equity:
Common stock, no par value, 250,000,000 shares authorized; 50,058,755 shares issued and outstanding as of March 31, 2007	163,869,055
Canadian Acquisition exchangeable shares, no par value, unlimited shares authorized; 38,027,674 shares issued and outstanding as of March 31, 2007	244,782,045
Accumulated (deficit)	(119,644,576)
Total shareholders’ equity	289,006,524
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$419,351,978

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31,

	2007	2006
		(Restated)
REVENUE:
Revenue	$—	$—
Total revenue	—	—

COSTS AND EXPENSES:
General and administrative	892,724	543,140
Acquisition costs	451,422	526,382
Property holding costs	569,140	416,942
Exploration costs	6,689,216	74,771
Stock option expense	438,818	268,000
Accretion of asset retirement obligation	194,839	65,927
Change in value of derivatives	—	67,016,259
Depreciation	47,416	5,561
Total costs and expenses	9,283,575	68,916,982

Operating (loss)	(9,283,575)	(68,916,982)

OTHER INCOME (EXPENSES):
Interest income	559,473	154,819
Interest expense	(256)	(1,803)
Total other income	559,217	153,016

(Loss) before income taxes	(8,724,358)	(68,763,966)
Provision for income taxes	—	—
Net (loss)	$(8,724,358)	$(68,763,966)

Basic and diluted per share data:
Net (loss) - basic and diluted	$(0.17)	$(2.07)

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31,

	2007	2006
		(Restated)
Cash flows from operating activities:
Cash paid to suppliers and employees	$(7,652,173)	$(705,927)
Interest received	563,929	26,255
Interest paid	(256)	(1,803)
Income taxes paid	—	—
Cash (used in) operating activities	(7,088,500)	(681,475)
Cash flows from investing activities:
Cash from acquisitions	6,636,343	—
Capital expenditures	(211,928)	(6,389)
Increase to restricted investments securing reclamation	(16,784)	—
Acquisition costs for mineral property interests	(1,846,597)	—
Decrease in other assets	172,782	—
Cash provided by (used in) investing activities	4,733,816	(6,389)
Cash flows from financing activities:
Sale of subscription receipts for cash, net of issuance costs	—	34,355,250
Exercise of stock options	25,440	—
(Payments on) installment purchase contracts	(1,916)	(1,805)
Cash provided by financing activities	23,524	34,353,445
Increase (decrease) in cash and cash equivalents	(2,331,160)	33,665,581
Cash and cash equivalents, beginning of period	50,921,877	677,518
Cash and cash equivalents, end of period	$48,590,717	$34,343,099
Reconciliation of net (loss) to cash (used in) operating activities:
Net (loss)	$(8,724,358)	$(68,763,966)
Items not providing/requiring cash:
Change in interest receivable	4,456	(145,911)
Stock option expense	438,818	268,000
Accretion of asset retirement obligation	194,839	65,927
Change in value of derivative	—	67,016,259
Depreciation and amortization	47,416	5,561
(Increase) in other assets related to operations	—	(33)
Increase in liabilities related to operations	950,329	872,688
Cash (used in) operating activities	$(7,088,500)	$(681,475)

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

1.             Summary of Significant Accounting Policies

Basis of Presentation.  US Gold Corporation (the “Company”) was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and production and sale of gold and silver. The interim condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

In management’s opinion, the condensed consolidated balance sheets as of March 31, 2007 (unaudited) and the condensed unaudited statements of operations and statements of cash flows for the three month periods ended March 31, 2007 and 2006, contained herein, reflect all adjustments, consisting solely of normal recurring items, which are necessary for the fair presentation of our financial position, results of operations and cash flows on a basis consistent with that of our prior audited consolidated financial statements.  However, the results of operations for the interim period may not be indicative of results to be expected for the full fiscal year.  It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto included in the Company’s Form 10-KSB for the year ended December 31, 2006. Certain reclassifications have been made in the financial statements for the three months ended March 31, 2006 to conform to accounting and financial statement presentations for the period ended March 31, 2007.  The changes had no effect on Net (loss) for the three months ended March 31, 2006.

Basis of Consolidation:  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as well as the accounts of the majority owned interest of three exploration companies acquired effective March 28, 2007, as more fully disclosed in Note 2.  Significant intercompany accounts and transactions have been eliminated.

Estimates.  The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Per Share Amounts.  SFAS 128, “Earnings Per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (51,748,474 and 33,296,755 for the three month periods ended March 31, 2007 and 2006).  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share.  For the three months ended March 31, 2007 and 2006, subscription receipts, brokers options, warrants and stock options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

2.             Business Acquisitions

On February 12, 2007, the Company commenced formal offers to acquire, in stock transactions, all of the outstanding common shares of Nevada Pacific Gold Ltd. (“Nevada Pacific”), Tone Resources Limited (“Tone Resources”) and White Knight Resources Ltd. (“White Knight”). The offers to purchase the shares were conducted by way of take-over bids pursuant to securities legislation in the United States and Canada.

On March 23, 2007, the Company’s wholly-owned subsidiary, US Gold Canadian Acquisition Corporation (“Canadian Exchange Co.”), took up and accepted the shares tendered by the shareholders of each of Nevada Pacific, Tone Resources and White Knight (the “Targets” or “Target Companies”). Subsequent to March 23, 2007, the Company completed several key steps necessary to achieve full control over the assets and operations of the acquired companies, including the appointment of its nominees to the respective boards. On March 28, 2007, payment for the common shares tendered to the offers and not withdrawn, was made through issuance of exchangeable shares of Canadian Exchange Co.

The Company plans to acquire any common shares of each of the Target Companies not purchased pursuant to the offers through a statutory plan of arrangement (comparable to a merger in the United States) or similar transaction under Canadian law providing for a mandatory exchange of all remaining outstanding common shares of the Target Companies for additional exchangeable shares of Canadian Exchange Co., which we expect we will structure so that warrants to purchase the Target Company’s common shares would be exchanged for warrants to purchase exchangeable shares of Canadian Exchange Co. at the same exchange rate offered in the offers and we or Canadian Exchange Co. would assume or adopt the Target Company stock option plans.

In consideration for the acquisition of Nevada Pacific, Canadian Exchange Co issued 0.23 exchangeable shares of Canadian Exchange Co. for each share of Nevada Pacific tendered and accepted by us, totaling approximately 13,634,004 shares. The shares tendered represented approximately 83.5% of the outstanding shares of Nevada Pacific as of March 23, 2007.

In consideration for the acquisition of Tone Resources, Canadian Exchange Co issued 0.26 exchangeable shares of Canadian Exchange Co. for each share of Tone Resources tendered and accepted by us, totaling approximately 4,886,110 shares. The shares tendered represented approximately 89.4% of the outstanding shares of Tone Resources as of March 23, 2007.

In consideration for the acquisition of White Knight, Canadian Exchange Co issued 0.35 exchangeable shares of Canadian Exchange Co. for each share of White Knight tendered and accepted by us, totaling approximately 19,507,560 shares. The shares tendered represented approximately 93.7% of the outstanding shares of White Knight as of March 23, 2007.

The exchangeable shares, which are traded on the Toronto Stock Exchange under symbol UXE.TO, by virtue of the redemption and exchange rights attaching to them and the provisions of certain voting and support agreements, are intended to provide the holders with the economic and voting rights that are, as nearly as practicable, equivalent to those of a holder of a share of common stock of the Company. Accordingly, the exchangeable shares are included as part of the consolidated share capital of the Company.

Each warrant or stock option of the Target Companies which gives the holder the right to acquire common shares of each of the Targets, when presented for exercise, will be structured to be effectively exchanged for warrants to purchase exchangeable shares of Canadian Exchange Co., at the same exchange rate offered in the offers, and we or Canadian Exchange Co. would assume or adopt the Target Company stock option plans.  The options and warrants of the Targets to be exercised in exchange for the Company’s shares have been included as part of the purchase price consideration at their fair values based on the Black-Scholes pricing model.

	Warrants	Stock Options
Nevada Pacific	$12,365,070	$2,252,353
Tone Resources	$3,587,662	$1,069,183
White Knight	$—	$1,144,500

The principal assumptions used in applying the Black-Scholes option pricing model were as follows:

Risk-free interest rate	5%
Dividend yield	N/A
Volatility factor	102%
Expected life — options	0.25-4 years
Remaining periods to expiration dates — warrants	9-14 months

The business combinations have been accounted for as a purchase transaction, with the Company being identified as the acquirer and each of Nevada Pacific, Tone Resources and White Knight as the acquirees pursuant to SFAS 141 Business Combinations.

The measurement of the purchase consideration is based on market prices of the Company’s common stock 2 days before and 2 days after the announcement date of March 5, 2006, which was $5.90 per share.

The preliminary allocation of the purchase price of the shares of Nevada Pacific, Tone Resources and White Knight is summarized in the following table and is subject to further refinement:

	White Knight	Nevada	Tone	Total
Preliminary purchase price:
Exchangeable shares of US Gold Canadian Acquisition Corporation issued on acquisition	$115,094,604	$80,440,624	$28,828,049	$224,363,277
Stock options to be exchanged for options of US Gold Corporation	1,144,500	2,252,353	1,069,183	4,466,036
Share purchase warrants to be exchanged for warrants of US Gold Corporation	—	12,365,070	3,587,662	15,952,732
Acquisition costs	2,009,186	1,643,073	578,784	4,231,043
	$118,248,290	$96,701,120	$34,063,678	$249,013,088

Net assets acquired:
Cash and cash equivalents	$5,389,982	$208,390	$1,037,971	$6,636,343
Other current assets	156,535	508,960	16,066	681,561
Other assets (long term)	—	283,976	17,030	301,006
Property, plant and equipment, net	1,220,502	8,511,779	—	9,732,281
Mineral property interests	151,981,584	127,076,604	48,055,025	327,113,213
Reclamation bonds	221,855	87,683	30,145	339,683
Accounts payable and accrued liabilities	(217,540)	(2,068,412)	(138,127)	(2,424,079)
Other liabilities	—	(75,161)	—	(75,161)
Retirement obligation	(143,760)	(1,691,130)	—	(1,834,890)
Future income tax liability	(52,878,383)	(44,423,633)	(16,799,150)	(114,101,166)
Minority interest	(462,874)	(904,548)	(100,282)	(1,467,704)
Net identifiable assets	105,267,901	87,514,508	32,118,678	224,901,087
Residual purchase price allocated to goodwill	12,980,389	9,186,612	1,945,000	24,112,001
	$118,248,290	$96,701,120	$34,063,678	$249,013,088

Minority interests have been assigned to the 16.5%, 10.6% and 6.3% interests in each of Nevada Pacific, Tone Resources and White Knight that the Company did not own as of March 28, 2007 or at  March 31, 2007.

The purchase consideration for the mining assets exceeded the carrying value of the underlying assets for tax purposes by approximately $212,292,415. This amount has been applied to increase the carrying value of the mineral properties for accounting purposes. However, this did not increase the carrying value of the underlying assets for tax purposes and resulted in a temporary difference between accounting and tax value. The resulting estimated future income tax liability associated with this temporary difference of approximately $114,101,166 was also applied to increase the carrying value of the mineral properties.

For the purposes of these consolidated financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed, with goodwill assigned to specific reporting units, based on management’s best estimates and taking into account all available information at the time these consolidated financial statements were prepared. The Company will continue to review information relating to each of the Targets’ assets and intends to perform further analysis with respect to these assets, including an independent valuation, prior to finalizing the allocation of the purchase price. This process will be performed in accordance with EITF Abstracts, Issue No. 04-3, Mining Assets: Impairment and Business Combinations. Although the results of this review are presently unknown, it is anticipated that it will result in a change to the amount assigned to goodwill and a change to the value attributable to tangible assets.

SFAS 141 “Business Combinations” require supplemental information on a pro forma basis to disclose the results of operations for the interim period as though the business combination had been completed as of the beginning of the periods being reported on.

The following table sets forth on a pro forma basis, the results of US Gold, had the acquisition of the Targets been completed on January 1, 2007 and 2006:

Three months ended March 31, 2007	U.S. Gold Corporation	White Knight Resources Ltd.	NevadaPacific Gold Ltd.	Tone Resources Limited (a)	Combined
Revenue	$—	$—	$—	$—	$—
Net (loss) for the period	(8,724,358)	(4,354,156)	(2,435,298)	(185,120)	(15,698,932)
(Loss) per share					$(0.18)

Three months ended March 31, 2006	U.S. Gold Corporation	White Knight Resources Ltd.	NevadaPacific Gold Ltd.	Tone Resources Limited (a)	Combined
Revenue	$—	$—	$1,389,694	$—	$1,389,694
Net (loss) for the period	(68,763,966)	(2,129,745)	(1,222,450)	(307,939)	(72,424,100)
(Loss) per share					$(1.02)

(a) Reflects Tone’s results for the three months period ended February 28, 2007 and 2006

3.             Mineral Properties and Retirement Obligations

The Company owns 100% of Tonkin Springs LLC, a Delaware limited liability company (“TSLLC”) which, in turn, owns the Tonkin gold property located in Eureka County, Nevada.  During 2006, the Company initiated an extensive multi-year, property-wide, integrated exploration program at Tonkin with drilling expected to continue into 2008. This program contemplates completing approximately 400,000 feet of drilling at a total cost of approximately $30 million. Of that amount, the Company spent approximately $9.2 million in 2006 and approximately $6.7 million during the three month period ended March 31, 2007.

The Company, through TSLLC, controls the approximate 46 square mile Tonkin project, located on the Cortez Trend. In addition to the Tonkin property, effective March 28, 2007, the Company acquired majority interests of the Target Companies.  The following is a general description of each of the Target Companies’ mineral properties, based on initial property reviews:

Nevada Pacific holds an exploratory property portfolio covering approximately 890 square miles of mineral rights in Mexico, including the Magistral Gold Mine, as well as eleven properties in Nevada and one in Utah. The Nevada property portfolio covers approximately 85 square miles, including land packages in two significant gold producing regions: the Battle Mountain/Eureka Trend/Cortez Trend and the Carlin Trend.

White Knight controls a large land holding in Nevada, with most of the properties located in the Cortez Trend. Its portfolio includes 19 properties totaling over 115 square miles; 15 of the properties are located in the Cortez Trend. Four of these properties are joint ventured to various companies subject to earn-in agreements. Barrick Gold has earned in to 60% controlling interest in the Patty (Indian Ranch) Project, with White Knight retaining approximately 30%, and Chapleau retaining 10%.  In the three remaining joint ventures White Knight holds 100% ownership with the joint ventures currently advancing.

Tone Resources controls substantially all mineral interests in seven properties totaling approximately 7 square miles, and located in Elko, Eureka, Lander, and Pershing counties in Nevada.   Tone Resources’ mineral properties were acquired from KM Exploration Ltd., a private company with a former common director, or were staked by that former Tone director. The properties are subject to a royalty of 1% of net smelter returns, excepting the Red Ridge property, portions of which are subject to a royalty of 4% of net smelter returns.

Based on initial property reviews, the current consolidated Nevada land package for the consolidated group is close to 250 square miles, of which approximately 70%, or 170 square miles, is on the Cortez trend.

The Company is responsible for reclamation of certain past and future disturbances at the Tonkin property.  The Company maintains required bonding and at March 31, 2007 has cash bonding in place of $3,119,101.  The Company completed an updated reclamation cost estimate during the first quarter of 2007 which has been submitted to the BLM for review.  In connection with the acquisition of majority interest in the Target Companies effective March 28, 2007, the Company assumed and consolidated the respective asset retirement and reclamation obligations of those companies, as reflected in the table below, as well as $339,683 in restrictive deposits to secure those obligations.

Related to its obligations, the Company follows SFAS 143 “Accounting for Asset Retirement Obligations.” The following is a reconciliation of the aggregate of asset retirement obligation projected for books since January 1, 2007:

Asset retirement and reclamation liability-January 1, 2007	$3,605,452
Retirement expenditures during three months ended March 31, 2007	(86,456)
Accretion of liability at 8.72% annual rate	194,839
Retirement and reclamation liability of Target Companies	1,834,890
Asset retirement and reclamation liability-March 31, 2007	$5,548,725

It is anticipated that the capitalized asset retirement costs will be charged to expense based on the units of production method commencing with gold or silver production of the various mineral properties, if any.  There was no projected adjustment during 2007 for amortization expense of capitalized asset retirement cost required under SFAS 143 since none of these properties were in operation. Actual asset retirement and reclamation, generally, will be commenced upon the completion of operations at the property.

4.             Property and Equipment

At March 31, 2007, property and equipment consisted of the following:

Trucks & trailers	$850,695
Office furniture and equipment	444,619
Drill Rigs	1,114,702
Building	607,913
Deferred mine costs	6,090,187
Mining Equipment	1,686,962
Subtotal	10,795,078
Less: accumulated depreciation	(156,047)
Total	$10,639,031

Depreciation and amortization expense for the three month periods ended March 31, 2007 and 2006 were $47,416 and $5,561 respectively.

5.             Income Taxes

Beginning January 1, 2007, FIN 48, Accounting for Uncertainty in Income Taxes, became effective and the Company adopted the provisions of FIN 48.  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized. An entity is required to recognize the best estimate of a tax position if that position is more likely than not to be sustained upon examination, based solely on the technical merits of the position.  The Company has determined that the adoption of FIN 48 has had no impact on its consolidated financial statements, except as described below.

On March 28, 2007, the Company completed the acquisition of certain businesses, as more fully described in Note 2. The Company is currently in the process of completing its due diligence and independent valuations of the assets and liabilities assumed, including any potential items giving rise to a liability under FIN 48. Upon completion of the due diligence and valuation exercise the Company will record additional liabilities, if any, arising from the adoption of FIN 48 as part of its purchase price allocation.

6.             Shareholders’ Equity

As explained further in Note 2, effective March 28, 2007, the Company’s wholly-owned subsidiary, Canadian Exchange Co., took up and accepted the shares tendered by the shareholders of the Target Companies and issued 38,027,674 exchangeable shares in payment for the tendered shares of the Targets.   The exchangeable shares, by virtue of the redemption and exchange rights attaching to them and the provisions of certain voting and support agreements, are intended to provide the holders with the economic and voting rights that are, as nearly as practicable, equivalent to those of a holder of shares of common stock of the Company. Accordingly, the exchangeable shares are included as part of the consolidated share capital of the Company.  As of May 11, 2007, 9,352,564 exchangeable shares of Canadian Exchange Co. had been converted into an equivalent number of common shares of the company.

On February 22, 2006, the Company completed a private placement of 16,700,000 subscription receipts (“Subscription Receipts”) at $4.50 per Subscription Receipt, from which the Company received $75,150,000 in gross proceeds (the “Private Placement”).  Of that total, $34,940,510 (net of issuance costs) were immediately received by the Company with the balance of $34,355,250 (net of issuance costs) received by the Company August 10, 2006 with release of escrowed funds for a total of $69,295,760 in net proceeds.  Also effective August 10, 2006, each Subscription Receipt was converted, for no additional payment, into one share of the Company’s common stock and one-half of one common stock purchase warrant (“Warrant”).  Each whole Warrant is exercisable until February 22, 2011 to acquire one additional share of common stock at an exercise price of $10.00.

Under applicable accounting rules, the Company accounted for the sale of the Subscription Receipts using derivative instrument accounting.  When derivative accounting is required, the Company deducts the fair value of the derivative instrument from the proceeds of sales of the equity instrument.  For derivative financial instruments that are accounted for as liabilities, the derivative instrument is re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.  The Company uses the Cox-Rabb-Rubinstein binomial option pricing model to value the Warrants and the embedded conversion right components of any bifurcated embedded derivative instruments that are recorded as derivative liabilities.

On July 24, 2006, the Company entered into agreements that modified the terms of the indentures executed in connection with the Private Placement.  The execution of the Supplemental Indentures terminated derivative financial instrument accounting treatment for the Warrants and the Subscription Receipts effective July 24, 2006, and the derivative liability balance determined at that date was reclassified into common stock within shareholders’ equity.

Stock Options.  During January 2007, the Company issued 12,000 shares upon exercise of stock option agreements at an exercise price of $2.12 per share for proceeds of $25,440.

Effective January 1, 2006, the Company implemented the rules of SFAS 123, “Accounting for Stock-Based Compensation,” which requires the Company to expense as compensation the value of grants and options under the Company’s stock option plan as determined in accordance with the fair value based method prescribed in SFAS 123.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.  Related to this implementation, the Company recorded an increase in Capital Stock of $337,476 and a corresponding charge to Accumulated (deficit) to reflect the prior year’s effect of this implementation, and during the three months ended March 31, 2006 and 2007, expensed $268,000 and $438,818 of similar costs related to the service period.  Related to the acquisitions of the Target Companies, at March 31, 2007, there remains $1,470,704 of future expense related to existing stock option grants which will be expensed: $803,983 during the remainder of 2007, $483,021 during 2008 and $183,021 during 2009.

7.             Related Party Transactions

Robert R. McEwen.   On February 12, 2007, we commenced formal offers to acquire all the outstanding shares of the Target Companies. These offers expired on March 23, 2007 and we took up and paid for all of the common shares of the Target Companies that were validly tendered and not withdrawn shortly thereafter.  Prior to the commencement of the tender offers, Robert McEwen, our Chairman, Chief Executive Officer and the owner of more than 10% of our common stock, held securities of each of the three Target Companies.  He also served on the boards of directors of Nevada Pacific and Tone Resources prior to resigning in May 2006.  Mr. McEwen owned 9,552,427 common shares of White Knight, 12,500,000 common shares of Nevada Pacific and warrants exercisable to acquire 12,500,000 common shares of Nevada Pacific and 2,500,000 common shares of Tone Resources and warrants to acquire 2,500,000 common shares of Tone Resources.

In connection with our offers, Mr. McEwen tendered all of his shares in the Target Companies and received exchangeable shares of Canadian Exchange Co., which are exchangeable on a one-for-one basis with our common stock.  Mr. McEwen received exchangeable shares on the same basis as the other shareholders of the Target Companies, for a total of 6,868,350 exchangeable shares.

Effective January 1, 2007, we entered into a management services agreement (“Services Agreement”) with 2083089 Ontario Inc. (“208”) pursuant to which 208 agreed to provide us with services including public and investor relations, market analysis and research, property evaluation, sales and marketing and other administrative support during the term of the Services Agreement. The Services Agreement extends until December 31, 2007 and provided for total payments of approximately $366,500.  This Service Agreement is substantially similar to the Services Agreement with 208 which terminated December 31, 2006.  During the three months ended March 31, 2007, the Company accrued and paid 208 $83,895 under the 2007 Services Agreement.  Since the 2006 agreement was not entered into until June 1, 2006, no similar expense was recorded for the three months ended March 31, 2006. A company owned by Robert McEwen is the owner of 208, and Mr. McEwen is the chief executive officer and sole director of 208.

Ann S. Carpenter.  Prior to the commencement of the tender offers, Ms. Carpenter, our President and Chief Operating Officer, held securities of two of the three Target Companies.  Ms. Carpenter owned 4,000 common shares of White Knight and 5,000 common shares of Nevada Pacific.  Ms. Carpenter tendered all of her shares in the Target Companies and received exchangeable shares of Canadian Exchange Co., which are exchangeable on a one-for-one basis with our common stock.  Ms. Carpenter received exchangeable shares on the same terms as the other shareholders of the Target Companies, for a total of 2,550 exchangeable shares.

8.              Restatement

The consolidated unaudited statement of operations for the three months ended March 31, 2006 has been restated to reverse the amortization expense related to offering costs related to the financing completed February 22, 2006 (see Note 7).  The Company initially amortized the offering costs until the subscription receipts were converted into common stock and warrants, effective August 10, 2006, when the balance of offering costs were charged against the gross proceeds of the offering.  As specific costs directly attributable to a proposed or actual offering of securities are to be deferred and charged against the gross proceeds of the offering, the total of offering costs should have been deferred without amortization and charged to capital stock with the conversion of the subscription receipts. These restatements had the impact of decreasing the net loss for the three months ended March 31, 2006 by $67,078.

The following table of summarized unaudited consolidated statements of operations for the three months ended March 31, 2006, reconciles the reported amounts to the restated amounts:

Summarized Consolidated Statement of Operations- Three months ended March 31, 2006, Unaudited	As Reported	Adjustments	As Restated
Amortization of offering costs	$67,078	$(67,078)	$—
Total costs and expenses	68,985,863	(67,078)	68,916,982
(Loss) before income taxes	(68,831,044)	67,078	(68,763,966)
Net (loss)	(68,831,044)	67,078	(68,763,966)
Basic and diluted net (loss) per share data:
Basic and diluted	$(2.07)	$—	$(2.07)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

US Gold Corporation

Lakewood, Colorado

We have audited the accompanying consolidated balance sheet of US Gold Corporation as of December 31, 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the ’Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Gold Corporation as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stark Winter Schenkein & Co., LLP
March 14, 2007,
except for Note 13, dated March 27, 2007
Denver, Colorado

US GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,

	2006	2005
REVENUE:
Revenue	$—	$—
Total revenue	—	—

COSTS AND EXPENSES:
General and administrative	3,609,583	2,745,418
Proposed acquisitions	6,833,845	—
Property holding costs	1,949,556	761,081
Exploration costs	9,241,774	—
Stock option expense	1,518,858	—
Write-off of purchase price receivable	—	182,748
Equity share of GRC loss	—	58,888
Realization reserve — GRC stock	—	168,960
Accretion of asset retirement obligation	269,621	110,243
Change in value of derivatives	51,680,941	—
Depreciation	73,701	12,850
Total costs and expenses	75,177,879	4,040,188

Operating (loss)	(75,177,879)	(4,040,188)

OTHER INCOME (EXPENSES):
Earnest money forfeited	—	200,000
Interest income	2,533,137	32,032
Interest expense	(5,298)	(3,011)
Management fee	—	330,000
Realized gain from disposition of shares	—	520,428
(Loss) on sale of other assets	—	(29,982)
Total other income	2,527,839	1,049,467

(Loss) before income taxes	(72,650,040)	(2,990,721)
Provision for income taxes	—	—
Net (loss)	$(72,650,040)	$(2,990,721)

Basic and diluted per share data:
Net Loss - basic and diluted	$(1.80)	$(0.12)

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$50,921,877
Interest receivable	197,221
Prepaid expense	87,882
Total current assets	51,206,980

Property and equipment, net	742,238

Restrictive time deposits for reclamation bonding	3,102,317

Other assets:
Inactive milling equipment	777,819
Long-lived asset-asset retirement	3,300,215
Other assets	269,766
Total other assets	4,347,800

TOTAL ASSETS	$59,399,335

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,170,520
Installment purchase contracts	7,837
Retirement obligation (reclamation activities)	225,257
Total current liabilities	3,403,614

Installment purchase contracts, long-term	8,246
Retirement obligation	3,380,195
Other permit obligations	122,622
Total liabilities	6,914,677

Commitments and contingencies	—

Shareholders’ equity:
Common stock, no par value, 250,000,000 shares authorized; 50,046,755 shares issued and outstanding	163,404,798
Accumulated (deficit)	(110,920,140)
Total shareholders’ equity	52,484,658
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$59,399,335

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Shares	Common Stock	Accumulated (Deficit)	Total
Balance, December 31, 2004	20,457,010	$35,771,911	$(34,941,953)	$829,958

Shares issued for cancellation of warrants at $.47/share	120,000	56,400	—	56,400

Shares issued for cancellation of warrants at $.40/share	145,000	58,000	—	58,000

Share grants to directors at $.40/share	450,000	180,000	—	180,000

Share grants to executive officers at $.39/share	1,025,000	399,750	—	399,750

Sale of shares for cash at $.36/share	11,100,000	4,000,000	—	4,000,000

Treasury shares cancelled	(255)	(248)	—	(248)

Net (loss)	—	—	(2,990,721)	(2,990,721)

Balance, December 31, 2005	33,296,755	40,465,813	(37,932,674)	2,533,139

Implementation of SFAS 123 effective January 1, 2006	—	337,426	(337,426)	—

Stock option expense, SFAS 123	—	1,518,858	—	1,518,858

Derivative liability reclassified to common stock	—	51,680,941	—	51,680,941

Sale of subscription receipts for cash, net of issuance costs, shares issued upon conversion of subscription receipts	16,700,000	69,295,760	—	69,295,760

Exercise of stock options at $2.12/share	50,000	106,000	—	106,000

Net (loss)	—	—	(72,650,040)	(72,650,040)
Balance, December 31, 2006	50,046,755	$163,404,798	$(110,920,140)	$52,484,658

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005
Cash flows from operating activities:
Cash paid to suppliers and employees	$(20,485,918)	$(2,630,620)
Interest received	2,361,583	6,365
Interest paid	(5,298)	(3,011)
Income taxes paid	—	—
Cash (used in) operating activities	(18,129,633)	(2,627,266)
Cash flows from investing activities:
Capital expenditures	(765,894)	(55,067)
Increase to restricted investments securing reclamation	(164,571)	(1,118,733)
BacTech purchase price payments	—	185,776
Ernest money payment	—	200,000
Sale of assets	—	10,000
Cash (used in) investing activities	(930,465)	(778,024)
Cash flows from financing activities:
Sale of subscription receipts for cash, net of issuance costs	69,295,760	—
Sale of common stock for cash	—	4,000,000
Exercise of stock options	106,000	—
Purchase of treasury stock	—	(248)
Proceeds from (payments on) installment purchase contracts	(97,303)	8,068
Cash provided by financing activities	69,304,457	4,007,820
Increase in cash and cash equivalents	50,244,359	602,530
Cash and cash equivalents, beginning of year	677,518	74,988
Cash and cash equivalents, end of year	$50,921,877	$677,518
Reconciliation of net (loss) to cash (used in) operating activities:
Net (loss)	$(72,650,040)	$(2,990,721)
Forfeited earnest monies	—	(200,000)
Items not providing/requiring cash:
Write-off of BacTech purchase price receivable	—	182,748
Management fee paid with GRC shares	—	(320,000)
Realized gain from GRC shares	—	(520,428)
Equity share of GRC loss	—	58,888
Loss on sale of asset	—	29,982
Change in interest receivable	(171,554)	(25,667)
Non-cash portion of employment payments	—	433,400
Stock option expense	1,518,858	—
Realization reserve-GRC stock	—	168,960
Accretion of asset retirement obligation	269,621	110,243
Stock compensation expense	—	294,400
Change in value of derivative	51,680,941	—
Depreciation and amortization	73,701	12,850
(Increase) decrease in other assets related to operations	(230,315)	22,341
Increase in liabilities related to operations	1,379,155	115,738
Cash (used in) operating activities	$(18,129,633)	$(2,627,266)

Non-cash financing and investing activities:

Net assets received from BacTech upon withdrawal from TSLLC	$—	$757,035

Payments with GRC common stock pursuant to Employment Termination Agreements	$—	$612,580

The accompanying notes are an integral part of these consolidated financial statements.

US GOLD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

1.             Summary of Significant Accounting Policies

Basis of Presentation:  US Gold Corporation (the “Company”) was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and production and sale of gold and silver.

Reclassifications:  Certain adjustments have been made in the financial statements for the year ended December 31, 2005, to conform to accounting and financial statement presentation for the year ended December 31, 2006.  On November 14, 2005, the shareholders of the Company approved an amendment to the articles of incorporation increasing the authorized capital from 35,000,000 shares of $0.10 par value common stock to 250,000,000 shares of no par value common stock. All presentations have been restated to reflect these changes to the capital of the Company.

Basis of Consolidation:  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  Significant intercompany accounts and transactions have been eliminated.

Statements of Cash Flows:  The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Concentrations:  The Company maintains cash in accounts which may, at times, exceed federally insured limits.   At December 31, 2006, the Company has bank account balances of approximately $50.5 million in excess of the federally insured limits.

Property and Equipment:  Office furniture, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

Inactive Milling Equipment:  The carrying value of inactive milling equipment reflects historic costs, as adjusted for permanent impairment and as a result of various historic joint venture transactions.  The Company evaluates the carrying value of inactive milling equipment periodically, or when events or changes in circumstances indicate, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded.  The periodic evaluations of carrying value of inactive milling equipment are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”  Balance at December 31, 2006 was $777,819.

Investment in Mining Joint Venture:   The Company reflected its 45% interest in Tonkin Springs LLC (“TSLLC”) under the equity method of accounting up to May 12, 2005, the date of withdrawal by BacTech Mining Corporation (“BacTech”) from TSLLC.  Since BacTech was responsible for all funding and costs during its participation, BacTech members’ account was credited for its funding and charged for 100% of the results of operations until its withdrawal, and the Company did not reflect expenses from such operations.  Subsequent to the withdrawal of BacTech, effective May 12, 2005, the Company consolidates the accounts of Tonkin Springs LLC in its consolidated financial statements.

Equity Investments:  Investments in common stock of Gold Resource Corporation (“GRC”), a former affiliate of the Company, were recorded under the equity method of accounting up to the disposition of its interest effective July 28, 2005.

Property Holding Costs:  Holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred unless proven and probable reserves exist and the property is a commercially minable property.  These costs include security and maintenance expenses, lease and claim fees and payments, and environmental monitoring and reporting costs.

Exploration and Development Costs:  Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property.  Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Depreciation:  Depreciation is computed using straight-line methods. Office furniture, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.  Trailers and other site equipment is being depreciated over estimated economic lives from 5 to 7 years.

Property Retirement Obligation:  The Company implemented SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply.

Stock Options:  Effective January 1, 2006, the Company implemented SFAS 123, “Accounting for Stock-Based Compensation,” requiring the Company to provide compensation costs for the ’Company’s stock options determined in accordance with the fair value based method prescribed in SFAS 123.  The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Prior to January 1, 2006, the Company applied APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for all stock options.  Under APB Opinion 25, no compensation cost was recognized for stock options issued to employees as the exercise price of the Company’s stock options granted equaled or exceeded the market price of the underlying common stock on the date of grant.  Prior to implementation of SFAS 123, the Company was required to provide pro forma information regarding net income as if compensation costs for the

Company’s stock options had been determined in accordance with the fair value based method prescribed in SFAS 123. To provide the required pro forma information, the Company estimated the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Revenue Recognition’:  Revenue from the sale of gold, if any, will be recognized when delivery has occurred, title and risk of loss passes to the buyer, and collectability is reasonably assured.  Gold sales, if any, will be made in accordance with sales contracts where the price is fixed or determinable.  Generative exploration program fees, received as part of an agreement whereby a third party agrees to fund a generative exploration program in connection with mineral deposits in areas not previously recognized as containing mineralization in exchange for the right to enter into a joint venture in the future to further explore or develop specifically identified prospects, are recognized as revenue in the period earned.  The Company has not generated any income from generative exploration programs.

Other Income Recognition:  Gains on the sale of mineral interests, if any, are included in other income and include the excess of the net proceeds from sales over the Company’s net book value in that property.

Management contract fees are recognized as revenue earned is determined to be realizable and included in other income.

Per Share Amounts:  SFAS 128, “Earnings Per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (25,931,172 for 2005 and 39,891,413 for 2006). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2006 and 2005, warrants and options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

Income Taxes:  The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.”  Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Costs of Acquisition:  Costs related to acquisitions are included in the cost of acquisition when the acquisitions are determined probable.  Costs incurred prior to the date the acquisitions are determined probable are expensed.

Business Risks:  The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The ’Company’s operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The ’Company’s business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

Use of Estimates:  The preparation of the ’Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the ’Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments:  SFAS 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2006.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, interest receivable, accounts payable, and installment purchase contracts. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand. The carrying value of the ’Company’s long-term purchase contracts approximates fair values of similar debt instruments.

Derivative Financial Instruments.  In connection with the sale of debt or equity instruments, the Company may sell warrants to purchase common stock.  In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity.  Additionally, debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability.

The Company reviews the terms of convertible debt, if any, and equity instruments, such as the subscription receipts sold in February 2006 (“Subscription Receipts”), to determine whether there are embedded derivative financial instruments, including the embedded conversion rights, that are required to be bifurcated and accounted for separately as a derivative financial instrument.  In circumstances where the convertible instrument contains more than one embedded derivative financial instrument, including the conversion right, that is required to be bifurcated, the bifurcated derivative financial instruments are accounted for as a single, compound derivative financial instrument.

In connection with the sale of Subscriptions Receipts (see Note 11) in 2006, the Company issued freestanding warrants (“Warrants”) and a right to receive shares of common stock (the embedded conversion feature).  Although the terms of the Warrants or issuance of common stock does not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to be outside the control of the Company and, accordingly, the Company was required to account for these freestanding Warrants as derivative liabilities, rather than as equity.  In these cases, the Company deducts the fair value of the derivative financial instrument from the proceeds of sales of the equity instrument.  Effective July 24, 2006, the Company entered into agreements that modified the terms of the indentures executed in connection with the Subscription Receipts, which amendments terminated the requirements for derivative accounting.  At that time, the balance of derivative liability was reclassified and transferred to common stock within shareholders’ equity.

The identification of, and accounting for, derivative financial instruments is extremely complex.  Derivative financial instruments are initially measured at their fair value.  The Company’s derivative liabilities are re-valued at each reporting date, with changes in the estimated fair value reported as charges or credits to income, in the period in which the changes occur. For warrants and bifurcated conversion options that are accounted for as derivative liabilities, the Company determines the fair value of these instruments using the Cox-Rabb-Rubinstein binomial option pricing model. That model requires assumptions related to the remaining term of the instruments and risk-free rates of return, the Company’s current common stock price and expected dividend yield, and the expected volatility of its common stock price over the life of the warrant based upon certain historical measurements.  The identification of, and accounting for, derivative financial instruments and the assumptions used to value them can significantly affect the Company’s financial statements.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.  Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.  The Company does do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Recent Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments.”  This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”  This Statement:

f)                Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

g)             Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

h)             Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

i)                 Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

j)                 Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after December 31, 2006.  The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets.”  This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

f)                Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.

g)             Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

h)             Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

i)                 At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

j)                 Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after December 31, 2006.  The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 and provides guidance on recognizing, measuring, presenting and disclosing in the financial statements tax positions that a company has taken or expected to take on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company at this time has not evaluated the impact, if any, of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement addresses how to calculate fair value measurements required or permitted under other accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company at this time has not evaluated the impact, if any, of SFAS 157 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 106, and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. SFAS No. 158 requires prospective application, recognition and disclosure requirements effective for the Company’s fiscal year ending December 31, 2007.

Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for the Company’s fiscal year ending December 31, 2009. The Company is currently evaluating the impact of the adoption of SFAS No. 158 and does not expect that it will have a material impact on its financial statements.

In September 2006, the United States Securities and Exchange Commission (“SEC”), adopted  SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations financial statements and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company is currently evaluating the impact, if any, that SAB 108 may have on the Company’s results of operations or financial position.

2.             Tonkin Property

The Company owns 100% of Tonkin Springs LLC, a Delaware limited liability company (“TSLLC”) which, in turn, owns the Tonkin gold mine property located in Eureka County, Nevada.  Effective May 12, 2005, BacTech withdrew from TSLLC and its 55% interest reverted back to the Company, following which the Company owned 100% of TSLLC.  The Company then assumed responsibilities for management and funding for the project.

In 2006, the Company commenced an extensive multi-year, property-wide, integrated exploration program at the Tonkin property, focusing on evaluation of the structural and stratigraphic setting of the project. The Company’s objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. This multi-year program contemplates completing approximately 400,000 feet of drilling at a total program cost of approximately $30 million.  In 2006, the Company completed approximately 60,000 feet of drilling and has spent approximately $9,241,774 in exploration and related expenditures.

The Company is responsible for reclamation of certain past and future disturbances at the Tonkin property.  The Company maintains required bonding with various governmental agencies and at December 31, 2006, has cash bonding in place of $3,102,317.  The Company completed an updated reclamation cost estimate in February 2007 which was submitted for review to the Bureau of Land Management (“BLM”) and separately has filed with the BLM reclamation bonding related to a property-wide exploration program. The 2007 update responded to BLM comments to the reclamation plan submitted in September 2006 and included long-term water management.  The updated estimates represent reclamation costs for bonding purposes and totals $4,287,814.  This estimate is exclusive of disturbances where reclamation was commenced during 2006 and is projected to be competed in the first quarter of 2007.  On the basis of this updated reclamation costs estimate, the Company anticipates increasing reclamation bonding by approximately $1.3 million during 2007.

Property-wide reclamation activities are currently projected to be incurred primarily through 2014 with water management into 2040.  Reclamation expenditures during 2006 totaled $1,746,182 with an additional $115,000 anticipated to be spent in 2007 to complete the 2006 program.

Related to its obligations, the Company follows SFAS 143 “Accounting for Asset Retirement Obligations.” The following is a reconciliation of the aggregate of projected asset retirement obligation for financial reporting since January 1, 2006:

Asset retirement and reclamation liability-January 1, 2006	$2,724,721
Retirement expenditures during 2006	(1,746,182)
Increase in liability related to 2006 updated estimate and new activity including property wide exploration	2,357,292
Accretion of liability at 8.72% annual rate	269,621
Asset retirement and reclamation liability-December 31, 2006	$3,605,452

It is anticipated that the capitalized asset retirement costs will be charged to expense based on the units of production method commencing with gold production at the Tonkin property, if any.  There was no projected adjustment during 2006 for amortization expense of capitalized asset retirement cost required under SFAS 143 since the Tonkin property was not in operation.    Actual asset retirement and reclamation, generally, will be commenced upon the completion of operations at the property.

The components of the above $2,357,292 adjustment at December 31, 2006, are as follows:

Increase to estimated reclamation cost	$2,229,852
Increase in time frame to complete reclamation from 6 to 8 years	127,440
Total	$2,357,292

During 2005 the Company wrote off and expensed the remaining purchase price receivable from BacTech of $182,748.  BacTech reported that it spent approximately $437,875 on property holding and annual lease payments in 2005 through the effective date of its withdrawal, May 12, 2005. Such amounts are not included in the Consolidated Statement of Operations for the year ended December 31, 2005, since BacTech was responsible for funding.

3.             Potential Acquisitions

On February 12, 2007, the Company commenced formal offers (the “Tender Offers”) to acquire all the outstanding shares of White Knight Resources Ltd., Nevada Pacific Gold Ltd., and Tone Resources Limited (collectively, the “Target Companies”). The Target Companies have mineral properties in the Battle Mountain-Eureka Trend in Nevada, that are adjacent to or near the Company’s Tonkin property.  These offers will expire on March 23, 2007, unless extended or withdrawn by the Company.  The Company and its wholly-owned subsidiary, US Gold Canadian Acquisition Corporation (“Canadian Exchange Co.”), have offered to purchase all the outstanding shares of each of the Target Companies for the following consideration:

•                  0.35 of an exchangeable share of Canadian Exchange Co. for ’’each outstanding share of White Knight;

•                  0.23 of an exchangeable share of Canadian Exchange Co. for each outstanding share of Nevada Pacific Gold; and

•                  0.26 of an exchangeable share of Canadian Exchange Co. for each outstanding share of Tone Resources.

The exchangeable shares have been structured to ’provide the holders the same voting and economic rights as the holders of our common stock and are being issued in an effort to provide more favorable tax treatment to the shareholders of the ’Target Companies.  The exchangeable shares are convertible at the option of the holder into shares of our common stock on a one-for-one basis.  The exchangeable shares have been conditionally approved for listing on the Toronto Stock Exchange.

On February 12, 2007, the Company’s registration statements on Form S-4 related to the Tender Offers were declared effective by the Securities and Exchange Commission (the “SEC”).  The Tender Offers are subject to numerous conditions, including but not limited to the tender of ’a minimum number of common shares and approval from the Company’s shareholders for actions necessary to consummate the transaction.

If all of these acquisitions are completed on the announced terms, the Company would issue up to approximately 42.4 million shares of Canadian Exchange Co. (or 49.1 million shares if the Target Companies’ currently outstanding options and warrants are exercised), which shares are exchangeable for shares of the Company’s common stock on a one-to-one basis.  This would represent 46% of the Company’s common stock outstanding after all of the transactions (49% if the Target Companies’ currently outstanding options and warrants are exercised).  As a result of these transactions, the Company may experience a change in control upon issuance of the shares, although it appears unlikely that will be the case due to Mr. McEwen’s ownership in the Target Companies.

The Company has entered into certain agreements with regard to the proposed acquisition of the Target Companies with GMP Securities L.P., Georgeson Inc., and Kingsdale Shareholder Services Inc., some of which include success fees related to the acquisitions.  The Company has incurred significant fees and expenses in connection with the proposed acquisitions, including investment banking, printing, legal and accounting fees, and expects to incur additional fees and expenses in the future.  In addition to the fees and expenses of its own advisors, the Company is required to pay certain fees and expenses incurred by the Target Companies under provisions of applicable law.  Through December 31, 2006, the Company has incurred approximately $6,833,845 in costs connected with the proposed acquisitions.  The total estimated amount of these fees and expenses through the initial acquisition of the Target Company shares is presently $12 million, although that estimate is subject to change.  A significant amount of the estimated fees and expenses will be incurred whether or not one or more of the proposed acquisitions is successful.

4.             Termination and Other Agreements

As a condition to completion of the equity transaction entered into on July 29, 2005 (see Note 9), and in consideration of prior uncompensated services and termination of outstanding stock options, the Company consummated agreements with each of its then existing executive officers pursuant to which their employment contracts with the Company were terminated (“Termination Agreements”). These Termination Agreements provided for cash payments to the three individuals in the aggregate amount of $1,000,000, issuance of 1,025,000 shares of the ’Company’s common stock (see Note 9) and distribution of 5,191,352 shares of common stock of Gold Resource Corporation (“GRC”), representing all of the GRC stock owned by the Company prior to the transaction (see Note 5). The GRC stock was valued at $0.118 per share or $612,580, the fair value as determined by an independent third party. The Termination Agreements were effective July 28, 2005.

The Company also issued an aggregate of 450,000 shares of its common stock (see Note 9) to its then-existing four independent members of the Board of Directors as a condition to completion of the July 29, 2005 transaction (see Note 9). These shares were issued under the ’Company’s Non-Qualified Stock Option and Stock Grant Plan. Outstanding stock options with each of these directors and the three executive officers were also cancelled.

5.                 Gold Resource Corporation

As discussed in Note 4 above and Note 9 below, effective July 29, 2005, related to the Termination Agreements, the Company disposed of 5,191,352 shares (approximately 32.65%) of the common stock of GRC, a Colorado corporation, representing all of the ’Company’s interest in GRC. ’The Company’s share of GRC’s net loss for 2005 prior to the disposition of its interest in GRC was $(58,888).

GRC owed the Company $330,000 under a 2002 management contract that expired by its term December 31, 2002, and that amount had not been previously recognized as a receivable or as revenue by the Company until the amount was realized. In June 2005, GRC paid $10,000 of the amount in cash and issued to the Company 1,280,000 shares of GRC stock with an agreed upon value of $0.25 per share in full satisfaction of its obligations under the 2002 management contract. Since the shares of GRC were not publicly traded at that time, the 1,280,000 shares of GRC received in satisfaction of the 2002 management contract were determined by third party evaluation to have a fair value of $151,040 and the Company recorded a reserve for realization of $168,960 related to the value of the 1,280,000 shares during the quarter ended June 30, 2005.

In June 2005, GRC purchased a used truck from the Company for cash of $10,000 which resulted in a loss on disposition of $12,034.

6.             Loan Settlement Agreement with FABC

On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation (“FABC”). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company (“TSGMC”) entered into an agreement with FABC entitled “Agreement To Pay Distributions,” which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP, another subsidiary of the Company, has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No payments have been made under this obligation.

7.             Property and Equipment

At December 31, 2006, property and equipment consisted of the following:

Office furniture and equipment	$200,692
Trucks and trailers	650,176
Subtotal	850,868
Less: accumulated depreciation	(108,630)
Total	$742,238

Depreciation expense for 2006 and 2005 was $73,701 and $12,850, respectively.

8.             Income Taxes

In various transactions entered into February 21, 1992, as well as transactions during 2005, the Company had ownership changes, as that term is defined under Section 382 (g), IRC.  As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change.  Except as noted below, the Company will receive delayed future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the dates of the ownership change.  At December 31, 2006, the Company estimates that tax loss carry forwards to be $14,727,000 expiring through 2026. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006, are presented below:

Deferred tax assets:
Alternative minimum tax credit carryforward	$40,900
Reclamation obligation	103,800
Net operating (loss) carryforward	5,007,200
Capital (loss) carryforward	241,600
Total gross deferred tax assets	5,393,500
Less valuation allowance	(4,020,900)
Net deferred tax assets	1,372,600
Deferred tax liabilities:
Basis in TSVLP	(1,372,600)
Total net deferred tax asset	$—

The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax assets. The change in valuation allowance of approximately $771,800 primarily reflects an increase of net operating (loss) carryforwards. A reconciliation of the tax provision for 2006 and 2005 at statutory rates is comprised of the following components:

	2006	2005
Statutory rate tax provision on book loss	$(24,701,000)	$(658,000)
Book to tax adjustments:
Exploration costs amortized over 10 years	2,661,600
Target acquisition costs not deductible	2,186,800
Reclamation expenditures deductible	(558,800)
Stock option expense not deductible (net)	455,000
Derivative liability expense not deductible	16,538,000
Accretion expense not deductible	86,300
Valuation allowance	3,332,100	658,000
Tax provision	$—	$—

9.             Shareholders’ Equity

On November 30, 2006, shareholders approved an increase in the number of shares reserved under the Company’s Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) from 5,000,000 to 9,000,000 shares.

On November 14, 2005, shareholders of the Company approved an amendment to the Articles of Incorporation increasing the number of shares of common stock authorized from 35,000,000 to 250,000,000 and eliminating the par value of the shares.  All presentations have been restated to reflect these changes to the capital of the Company.

On February 22, 2006, the Company completed a private placement of 16,700,000 subscription receipts (“Subscription Receipts”) at $4.50 per Subscription Receipt, from which the Company received $75,150,000 in gross proceeds (the “Private Placement”).  Of that total, $34,940,510 (net of issuance costs) were immediately received by the Company with the balance of $34,355,250 (net of issuance costs) received by the Company August 10, 2006 with release of escrowed funds for a total of $69,295,760 in net proceeds.  Also effective August 10, 2006, each Subscription Receipt was converted, for no additional payment, into one share of the Company’s common stock and one-half of one common stock purchase warrant (“Warrant”).  Each whole Warrant is exercisable until February 22, 2011 to acquire one additional share of common stock at an exercise price of $10.00.

Under applicable accounting rules, the Company accounted for the sale of the Subscription Receipts using derivative instrument accounting. The derivative accounting was required by certain provisions in the financing documents relating to the offering of the Subscription Receipts which provided for adjustments in the amount of common stock which could be issued upon conversion of the derivative instruments in certain events, as described in Emerging Issue Task Force (EITF) 00-19.  Under the relevant provisions in such documents as originally constituted, if the Company issued rights, options or warrants to subscribe for or purchase common stock at a price per share which was less than 95% of the then current market price, the amount of common stock issuable upon conversion of the Subscription Receipts would be adjusted upward under a formula.  Further, since the Company has a maximum number of authorized common shares and theoretically might not have sufficient common stock available to satisfy such adjustments, the Company could be forced to settle such adjustments in cash.  This possibility, even though extremely remote, required derivative instrument accounting.

In connection with the sale of Subscriptions Receipts, the Company issued freestanding Warrants and a right to receive common stock (the embedded conversion feature).  Although the terms of the Warrants or Subscription Receipts do not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to be outside the Company’s control and, accordingly, the Company accounted for these freestanding Warrants and the embedded conversion feature as derivative financial instrument liabilities, rather than as equity.

When derivative accounting is required, the Company deducts the fair value of the derivative instrument from the proceeds of sales of the equity instrument.  For derivative financial instruments that are accounted for as liabilities, the derivative instrument is re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.  The Company uses the Cox-Rabb-Rubinstein binomial option pricing model to value the Warrants and the embedded conversion right components of any bifurcated embedded derivative instruments that are recorded as derivative liabilities.

On July 24, 2006, the Company entered into agreements that modified the terms of the indentures executed in connection with the Private Placement.  The execution of the Supplemental Indentures terminates derivative financial instrument accounting treatment for the Warrants and the Subscription Receipts effective July 24, 2006, and the derivative liability balance determined at that date was reclassified into common stock within shareholders’ equity.

In valuing the Warrants and the embedded conversion right components at the time they were issued and to the date of termination of required derivative accounting, July 24, 2006, the Company used the market price of our common stock on the date of valuation, an expected dividend yield of 0%, the remaining period to the expiration date of the Warrants, and an expected volatility of our common stock over the remaining life of the Warrants of 102%.  The risk-free rates of return used at February 22, 2006, and July 24, 2006, applicable to the Warrants were 4.57% and 4.99%, respectively, based on constant maturity rates published by the U.S. Federal Reserve.

Derivative Instrument Liability Analysis.  At the date of termination of requirements for derivative accounting, July 24, 2006, the following derivative liabilities related to the Warrants and the embedded derivative instruments were reclassified into common stock:

Issue Date	Expiry Date		Exercise Price Per Share	Value — IssueDate	Value — July 24, 2006
Fair value of freestanding derivative instrument liability for warrants

2-22-2006	2-22-2011	4,175,000 warrants	$10.00	$13,918,112	$23,708,440

Fair value of bifurcated embedded derivative instrument liability associated with Subscription Receipts offering

2-22-2006	N/A	8,350,000 shares of underlying Common Stock	N/A	40,915,000	65,547,501
					89,255,941
		Less: funds released from escrow			37,575,000
		Balance reclassified to common stock with termination of accounting treatment			$51,680,941

On July 29, 2005, the Company sold 11,100,000 shares of its common stock to a single investor for $4 million cash.  Related to this transaction, the Company issued 450,000 shares of its stock valued at $0.40 per share, or $180,000, to its then four independent directors as a stock grant under the Plan. Directors terminated option agreements for aggregate 450,000 shares of stock. Related to the Termination Agreements with three executive officers discussed further in Note 5, the Company issued 1,025,000 shares of its stock valued at the closing market price on the day of the agreements of $0.39 per share, or $399,750, under the Plan. Those executives terminated option agreements covering aggregate 225,000 shares of stock.

During November and December 2006, the Company issued 50,000 shares upon exercise of stock option agreements at exercise price $2.12 per share for proceeds of $106,000.

During June 2005, the Company issued 120,000 shares of its stock valued at $0.47 per share, or $56,400 in the aggregate, to an investor in exchange for cancellation of warrants to purchase 100,000 shares of the Company’s stock expiring in June 2006, and settlement of other issues. In July 2005, the Company issued 145,000 shares of its stock valued at $0.40 per shares, or $58,000, in exchange for cancellation of warrants to purchase 145,000 shares of the Company’s stock expiring through June 29, 2006. The Company recorded stock compensation expense of $114,400 related to these transactions.

Stock Options-

The Plan was originally adopted by the Company effective March 17, 1989 for certain employees, directors and certain consultants of the Company.  Under the Plan, as amended by shareholders on November 30, 2006, a total of 9,000,000 shares of Common Stock are reserved for issuance thereunder.

Stock options have been granted to key employees, directors and others under the Plan. Options to purchase shares under the Plan were granted at market value as of the date of the grant. Effective November 30, 2006, the shareholders of the Company increased the total number of shares under the Plan to 9,000,000. During 2006, stock options were granted to employees and consultants of the Company covering 429,000 shares at exercise prices of $5.13, $7.30 and $8.30 per share.

	Analysis of Stock Options
	2006		2005
	Shares	Weighted Average Exercise Prices	Shares	Weighted Average Exercise Prices
Outstanding, beginning of year	1,072,000	$2.09-2.12	675,000	$.50-.86
Granted	429,000	$5.13-8.30	1,072,000	$2.09-212

Exercised	50,000	$2.12	—	—
Canceled	—		675,000	$.50-.86
Expired	24,000	$2.12-8.30	—	—
Outstanding and exercisable, end of year	1,427,000	$2.09-8.30	1,072,000	$2.09-2.12

Weighted average fair value of Options granted during year	$2,037,705		$2,076,180
Weighted average fair value of Options vested during year	$611,950		$337,476

The fair value for the options was estimated at the date of grant, using the Black-Scholes Option Valuation Model, with the following weighted-average assumptions

	2006	2005
Risk-free interest rate	4.88-5.00	4.61
Dividend yield	0	0
Volatility factor of the expected market price of common stock	.88-1.91	1.02
Weighted-average expected life of option	10 years	10 years

The following table summarizes information about stock options outstanding at December 31, 2006:

Options Outstanding		Weighted Average
Exercise Prices	Number Outstanding	Remaining Contractual Life	Average Exercise Price	Number Exercisable	Exercise Price
$2.09	100,000	8.8 yrs.	$2.09	100,000	$2.09
$2.12	898,000	8.9 yrs.	$2.12	265,970	$2.12
$5.13	100,500	9.1 yrs.	$5.13	—
$7.30	100,500	9.6 yrs.	$7.30	—
$8.30	228,000	9.5 yrs.	$8.30	—

The effect of applying SFAS 123 pro forma net (loss) is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. For purpose of pro forma disclosure, the estimated fair value of the options is charged to expense in the year that the options were granted. Under the accounting provisions of SFAS 123, the Company’s net loss and net loss per share for 2005 would have been adjusted to the following pro forma amounts:

	2005 Net (loss)
	As reported	Pro forma
Net (loss)	$(2,990,721)	$(3,328,197)

	Basic and diluted Net (loss) per share
	As reported	Pro forma
Net (loss)
Basic	$(0.12)	$(0.20)
Diluted	$(0.12)	$(0.20)

10.          Rental Expense and Commitments and Contingencies

During the year ended December 31, 2006, the Company had rental expense under operating leases of $24,452 with none for 2005, and  $10,088 and $9,200 in rental expense under other occupancy arrangements.

At December 31, 2006, the Company is obligated under long term leases covering office space and equipment for the following minimum obligations:

2007	$93,719
2008	109,026
2009	96,034
2010	17,296

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.

11.          Installment Purchase Contracts

The Company has installment purchase contracts aggregating $16,083, due in monthly installments of $715, collateralized by a vehicle bearing an average interest rate of 6 percent per annum.  Future maturities under these contracts as of December 31, 2006, are as follows:

2007	$7,837
2008	$8,246

12.          Related Party Transactions

Related to the sale of Subscription Receipts as discussed in Note 11, Mr. McEwen, our Chief Executive Officer and Chairman and largest shareholder, purchased 667,000 Subscription Receipts, including 667,000 shares of common stock and warrants to purchase 333,5000 shares of our common stock, on the same terms as the other purchasers of the Subscription Receipts.

Effective June 1, 2006, the Company entered into a management services agreement (“Services Agreement”) with 2083089 Ontario Inc. (“208”) pursuant to which 208 agreed to provide the Company with services including public and investor relations, market analysis and research, property evaluation, sales and marketing and other administrative support during the term of the Services Agreement. The Services Agreement expired by its terms December 31, 2006, and provided for total payments of $540,400 in seven equal monthly installments beginning with the execution of the Services Agreement and continuing each month thereafter, plus additional amounts incurred by 208 at its actual cost and subject to approval of the independent members of the Company’s Board of Directors. A company owned by Robert McEwen is the owner of 208, and Mr. McEwen is the chief executive officer and sole director of 208.  The Company and 208 have entered in to another Services Agreement effective January 1, 2007and expiring December 31, 2007, in substantially the same for as the 2006 Services Agreement but providing for total payments for 2007 of approximately $336,500.

The Company occasionally charters the use of aircraft in support of its business activities through charter aircraft services which in turn leases an airplane from the Company’s chief executive officer.  During 2006 the Company paid or accrued $73,931 related to Company use of charter aircraft though these charter services.  The independent members of the Board of Directors reviewed and approved these expenditures.

13.          Subsequent Events

Acquisitions of Target Companies.

As noted in footnote 3, on February 12, 2007, the Company commenced formal offers to acquire all the outstanding shares of White Knight, Nevada Pacific and Tone Resources (the “Target Companies”) and mailed offering circulars or prospectuses and related documents to shareholders of the three Target Companies.  These offers expired on March 23, 2007.

Pursuant to the terms of the offers, US Gold and our wholly-owned subsidiary, US Gold Canadian Acquisition Corporation (“Canadian Exchange Co.”), offered to purchase all outstanding common shares of each of the Target Companies for the following consideration:

•                  0.23 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Nevada Pacific;

•                  0.26 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Tone Resources; and

•                  0.35 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of White Knight.

On March 23, 2007, following expiration of the offers, the Company notified the depository to accept for payment all the common shares of the Target Companies that had been validly tendered and not withdrawn.  The following information summarizes the number of shares tendered to the offers:

	Number of Common Shares Tendered	Percentage of Outstanding Cmmon Shares
White Knight Resources	55,752,661	93.7%
Nevada Pacific Gold	59,278,256	83.5%
Tone Resources	18,806,726	89.4%

As a result of the common shares tendered to the offers, the Company anticipates issuing approximately 38,037,179 exchangeable shares to the former shareholders of the Target Companies.  The exchangeable shares will be convertible at the option of the holder into shares of the Company’s common stock on a one-for-one basis.

Special Meeting of Shareholders.

The Company held a special meeting of shareholders on March 15, 2007 to approve amendments to its articles of incorporation and the issuance of the exchangeable shares of Canadian Exchange Co. and the Company’s common stock in connection with the offers.  The amendments to our articles of incorporation are designed to, among other things, enable the Company to issue the exchangeable shares in connection with the offers which were completed on March 23, 2007, as discussed above.  At that meeting, shareholders of the Company approved the amendments to the articles of incorporation and approved the issuance of the exchangeable shares of Canadian Exchange Co. and our common stock in connection with each of the offers.  The amendment to the Company’s articles of incorporation authorizes the creation of a new class of preferred stock, no par value, consisting of one share of Series A Special Voting Preferred Stock.

36,150,000 Shares of
Common Stock

and

8,350,000 Warrants

US GOLD CORPORATION

PROSPECTUS

                        , 2007

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.’

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.                   Indemnification of Directors and Officers.

Included in the prospectus.

Item 25.                   Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling securityholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement.

SEC registration fee	$31,444.52
Legal fees	50,000.00
Accounting fees	10,000.00
Blue Sky filing fees and expenses	500.00
Printing and engraving expenses	25,000.00
Transfer Agent fees and expenses	1,000.00
Miscellaneous	2,055.48
Total	$120,000.00

Item 26.                   Recent Sales Of Unregistered Securities.

During the preceding three years, the company has issued an aggregate of 32,489,228 shares of its common stock and 8,350,000 Warrants without registering those securities under the Securities Act of 1933, as amended. The following information describes the transactions in which those securities were issued.

Date	Purchaser	# Units		Price Per Share		Total	Underwriting Fee
1. 9/29/03	RMB International (Dublin) Ltd.(1)	672,528		$0.54		$363,165	-0-
2. 10/1/04 -12/10/04	Officers & Directors	1,063,128		0.16		170,100	-0-
3. 1/7/04	Officers & Directors	340,000		0.16		54,400	-0-
4. 3/10/04	Haywood Securities, in Trust for Nicholas Barham	100,000	(2)	0.90		90,000	7,650
5. 3/10/04	Meridian Capital Ltd.	20,000		0.90	(3)	—	-0-
6. 6/27/04	Excalibur Limited Partnership	200,000	(4)	0.50		100,000
7. 6/28/04	Avenir Finance Investment	200,000	(4)	0.50		100,000	5,000
8. 6/28/04	Excalibur Limited Partnership	428,572	(5)	0.30		128,572	-0-
9. 6/08/05	Excalibur Limited Partnership	120,000	(6)	0.47		56,400	-0-
10. 7/26/05	Individual and two entities	145,000	(6)	0.40		58,000	-0-
11. 7/28/05	Directors	375,000	(7)	0.40		150,000	-0-
12. 7/28/05	Officer and former officers	1,025,000	(8)	0.39		399,750	-0-
13. 7/29/05	Robert McEwen	11,100,000		0.36		4,000,000	-0-

(1)          RMB International (Dublin) Ltd. is a wholly owned subsidiary of First Rand Bank Holding Limited of South Africa. The investment manager is Rick Winters.

(2)          Includes 100,000 shares of common stock and warrants to purchase an additional 25,000 shares exercisable at $1.25 per share.

(3)          On February 25, 2004, we entered into a Finders Fee Agreement with Meridian Capital Ltd. of Vancouver, B.C. Canada (“Meridian”) whereby Meridian agreed to assist us in seeking equity investment for the company. Aggregate Meridian warrants to purchase 20,000 shares of common stock at $0.90/share and expiring March 10, 2006 have been issued to Meridian. The warrants have been assigned no value by us.

(4)          Includes 200,000 shares of common stock and warrants to purchase an additional 100,000 shares exercisable at $.80 per share.

(5)          Represents the exercise of warrants.

(6)          We issued shares of common stock in exchange for the cancellation of Warrants.

(7)          Shares issued to directors for compensation.

(8)          Shares issued in settlement of accrued salary and other obligations.

In connection with the sales numbered 1, 4 through 10 and 13 in the foregoing table, we relied on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. Each subscriber was an “accredited investor” within the meaning of Rule 501. Further, we did not engage in any general solicitation or advertising in connection with the offer or sale and exercised reasonable care in connection with the offering to ensure that the purchasers were not underwriters, including the placement of legends restricting transfer on certificates representing the securities.

In connection with the sales to officers and directors itemized in numbers 2,3,11 and 12, we relied on the exemption from registration provided by Section 4(2) of the 1933 Act. All of the offerees were officers or directors of the company, and in that capacity, afforded with the information that would have been included in a registration statement. Certificates representing the securities were issued with legends restricting transfer unless and until the shares were registered or the holder demonstrated the availability of an exemption from the registration requirements.

On February 22, 2006, we sold an aggregate of 16,700,000 Subscription Receipts at a price of $4.50 per Subscription Receipt, for gross proceeds of $75,150,000. Each Subscription Receipt was convertible, for no additional consideration, into one share of our common stock and one-half of one common stock purchase Warrant. Each whole Warrant is exercisable to acquire an additional share of common stock at a price of 10.00 until February 22, 2011. On August 10, 2006, the Subscription Receipts were converted and we issued 16,700,000 shares of common stock and 8,350,000 Warrants. The purchasers under such offering were institutional accredited investors in the United States and accredited investors in Canada. We paid a commission of 7% of the gross proceeds, or $5,260,500, to the placement agent, GMP Securities L.P. and Griffiths McBurney Corp. and issued 1,002,000 broker warrants entitling the placement agent to acquire up to 1,002,000 shares of our common stock and 501,000 Warrants at an exercise price of $4.50 per broker warrant.

The Subscription Receipts were sold by us in transactions exempt from the registration requirements of the 1933 Act pursuant to Rule 506 of Regulation D and in transactions that did not require registration pursuant to Rule 903 of Regulation S. Each subscriber of the Subscription Receipts in the United States was an “accredited investor” within the meaning of Rule 501. Further, we did not engage in any general solicitation or advertising in connection with the Offering and exercised reasonable care in connection with the Offering to ensure that the purchasers were not underwriters, including the placement of legends restricting transfer on certificates representing the securities. The remainder of the Subscription Receipts were sold to persons who were not in the United States at the time of purchase or who were not U.S. persons as defined in Rule 902. We did not engage in any directed selling efforts in the United States in connection with the Offering and placed legends on certificates representing the Subscription Receipts restricting transfer in accordance with Regulation S.

Item 27.                   Exhibits.

The following exhibits are filed with, or incorporated by reference in, this registration statement:

Item No.	Description
3.1.1

Articles of Incorporation of the Company filed with the Secretary of State of Colorado on June 24, 1979 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 1995, Exhibit 3.1, File No. 000-09137).

3.1.2

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on June 22, 1988 (incorporated by reference from the annual report on Form 10-K for the year ended December 31, 1987, Exhibit 3.1, File No. 000-09137).

3.1.3

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on July 5, 1988 (incorporated by reference from the annual report on Form 10-K for the year ended December 31, 1987, Exhibit 3.2, File No. 000-09137).

3.1.4

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on December 20, 1991 (incorporated by reference from the annual report on Form 10-K for the year ended December 31, 1991, Exhibit 3.3, File No. 000-09137).

3.1.5

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on November 15, 2005 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 3.1.5, File No. 000-09137).

3.1.6

Amended and Restated Articles of Incorporation of the Company filed with the Secretary of State of Colorado on March 16, 2007 (incorporated by reference from the quarterly report on Form 10—-Q for the quarter ended March 31, 2007, Exhibit 3.1, File No. 001-33190).

3.2	Bylaws of the Company, as amended June 22, 1988 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 1995, Exhibit 3.1, File No. 000-09137).

3.2.1

Amendment to the Bylaws of the Company effective as of October 3, 2005 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 3.2.1, File No. 000-09137).

5.	Opinion on legality.

10.1

Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986, with amendments (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.1, File No. 000-09137).

10.2

First Amendment dated January 10, 1986 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit  10.2, File No. 000-09137).

10.3

Sixth Amendment to Tonkin Mining Lease dated June 29, 1989 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.3, File No. 000-09137).

10.4

Seventh Amendment to Tonkin Mining Lease dated April 18, 1990 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.4, File No. 000-09137).

10.5

Eighth Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated April 20, 1992 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.5, File No. 000-09137).

10.6

Ninth Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated January 22, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.6, File No. 000-09137).

10.7

Tenth Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated April 30, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.7, File No. 000-09137).

10.8

Eleventh Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated June 28, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report onForm 10-KSB for the year ended December 31, 2005, Exhibit 10.8, File No. 000-09137).

10.9

Twelfth Amendment to Tonkin Mining Lease dated November 27, 1995 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.9, File No. 000-09137).

10.10

Thirteenth Amendment to Tonkin Mining Lease dated February 1, 2003 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.10, File No. 000-09137).

10.11

Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Gold Mining Company and French American Banking Corporation (incorporated by reference from the report on Form 8-K dated February 21, 1992, Exhibit 4, File No. 000-09137).

10.12

Purchase Agreement between BacTech Nevada Corporation and US Gold Corporation dated effective July 31, 2003 related to the purchase by BacTech of 55% interest in Tonkin LLC from Tonkin Venture L.P., a subsidiary of the Company (incorporated by reference from the report on Form 8-K dated August 6, 2003, Exhibit 10.1, File No. 000-09137).

10.13

Amended and Restated Members’ Agreement of the Tonkin LLC between Tonkin Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the report on Form 8-K dated August 6, 2003, Exhibit 10.2, File No. 000-09137).

10.14

Amended and Restated Operating Agreement of the Tonkin LLC between Tonkin Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the report on Form 8-K dated August 6, 2003, Exhibit 10.3, File No. 000-09137).

10.15

Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective September 19, 2003 (incorporated by reference from the annual report on Form 10—-KSB for the year ended December 31, 2003, Exhibit 10.2, File No. 000-09137).

10.16	Termination Agreement between the Company and William W. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.1, File No. 000-09137).

10.17	Termination Agreement between the Company and David C. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.2, File No. 000-09137).

10.18	Termination Agreement between the Company and William F. Pass dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.3, File No. 000-09137).

10.19

Letter Agreement of Private Placement between the Company and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.1, File No. 000-09137).

10.20	Stock Subscription Agreement between the Company and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.2, File No. 000-09137).

10.21	Employment Agreement between the Company and Ann Carpenter dated October 24, 2005 (incorporated by reference from the report on Form 8-K dated October 24, 2005, Exhibit 10.1, File No. 000-09137).

10.22	Form of Indemnification Agreement (incorporated by reference from the report on Form 8-K dated December 7, 2005, Exhibit 10.1, File No. 000-09137).

10.23

Agency Agreement between the Company, GMP Securities L.P. and Griffiths McBurney Corp. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.1, File No. 000-09137).

10.24

Subscription Receipt Indenture between the Company, GMP Securities L.P. and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.2, File No. 000-09137).

10.25

Warrant Indenture between the Company and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.3, File No. 000-09137).

10.26

Compensation Option issued by the Company in favor of GMP Securities L.P. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.27	Form of Subscription Agreement between the Company and Subscribers (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.28

Registration Rights Agreement dated February 22, 2006 between the Company and GMP Securities L.P. (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.28, File No. 000-09137).

10.29

Employment Agreement dated March 30, 2006 between the Company and William F. Pass (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.29, File No. 000-09137).

10.30

Supplemental Indenture to Subscription Receipts Indenture between the Company, GMP Securities L.P. and Equity Transfer & Trust Company dated July 24, 2006 (incorporated by reference from the report on Form 8-K dated July 24, 2006, Exhibit 10.1, File No. 000-09137).

10.31

Supplemental Indenture to Warrant Indenture between the Company, GMP Securities and Equity Transfer & Trust Company dated July 24, 2006 (incorporated by reference from the report on Form 8-K dated July 24, 2006, Exhibit 10.2, File No. 000-09137).

10.32

Second Supplemental Indenture to Subscription Receipts Indenture between the Company, GMP Securities L.P. and Equity Transfer & Trust Company dated August 2, 2006 (incorporated by reference from the report on Form 8-K dated August 2, 2006, Exhibit 10.1, File No. 000-09137).

10.33

Amending Agreement to Agency Agreement between the Company, GMP Securities L.P. and Griffiths McBurney Corp. dated August 2, 2006 (incorporated by reference from the report on Form 8-K dated August 2, 2006, Exhibit 10.2, File No. 000-09137).

10.34	Services Agreement between the Company and 2083089 Ontario Inc. dated June 1, 2006.

10.35

Rights, Priviledges, Restrictions and Conditions Attaching to the Exchangeable Shares of US Gold Canadian Acquisition Corporation (incorporated by reference from the ’quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 10.1, File No. 001-33190).

10.36

Voting & Exchange Trust Agreement dated March 22, 2007 among the company, US Gold Canadian Acquisition Corporation and Computershare Trust Co of Canada (incorporated by reference from the quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 10.2, File No. 001-33190).

10.37

Support Agreement dated March 22, 2007 among the company, US Gold Alberta ULC, and US Gold Canadian Acquisition Corporation (incorporated by reference from the quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 10.3, File No. 001-33190).

21	Subsidiaries of the Company (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2006, Exhibit 21, File No. 001-33190).

*23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. is included in Exhibit 5.

*23.3	Consent of Micon International Limited.

24.	Power of Attorney.

* Filed with this amendment.

Item 28.                   Undertakings.

The undersigned registrant hereby undertakes that it will:

1.                                       File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

a.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.                                      To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.                                       Include any additional or changed material information on the plan of distribution.

2.                                       For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.                                       To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.                                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.                                       Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of the Securities Act (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                                  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Lakewood, State of Colorado, on this 23rd day of May 2007.

US GOLD CORPORATION
(Registrant)

By:	/s/ WILLIAM F. PASS
William F. Pass, Vice President and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ WILLIAM F. PASS, as attorney in fact	Chief Executive Officer,	May 23, 2007
Robert R. McEwen	Chairman of the Board

/s/ WILLIAM F. PASS	Vice President,	May 23, 2007
William F. Pass	Chief Financial Officer, Principal Accounting Officer and Secretary

/s/ WILLIAM F. PASS, as attorney in fact	Director	May 23, 2007
Michele L. Ashby

/s/ WILLIAM F. PASS, as attorney in fact	Director	May 23, 2007
Leanne M. Baker

/s/ WILLIAM F. PASS, as attorney in fact	Director	May 23, 2007
Declan J. Costelloe

Exhibit Index

The following Exhibits are filed or incorporated by reference as part of this registration statement on Form SB-2.

Item No.	Description
3.1.1

Articles of Incorporation of the Company filed with the Secretary of State of Colorado on June 24, 1979 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 1995, Exhibit 3.1, File No. 000-09137).

3.1.2

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on June 22, 1988 (incorporated by reference from the annual report on Form 10-K for the year ended December 31, 1987, Exhibit 3.1, File No. 000-09137).

3.1.3

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on July 5, 1988 (incorporated by reference from the annual report on Form 10-K for the year ended December 31, 1987, Exhibit 3.2, File No. 000-09137).

3.1.4

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on December 20, 1991 (incorporated by reference from the annual report on Form 10-K for the year ended December 31, 1991, Exhibit 3.3, File No. 000-09137).

3.1.5

Articles of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of Colorado on November 15, 2005 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 3.1.5, File No. 000-09137).

3.1.6

Amended and Restated Articles of Incorporation of the Company filed with the Secretary of State of Colorado on March 16, 2007 (incorporated by reference from the quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 3.1, File No. 001-33190).

3.2	Bylaws of the Company, as amended June 22, 1988 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 1995, Exhibit 3.1, File No. 000-09137).

3.2.1

Amendment to the Bylaws of the Company effective as of October 3, 2005 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 3.2.1, File No. 000-09137).

5.	Opinion on legality.

10.1

Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986, with amendments (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.1, File No. 000-09137).

10.2

First Amendment dated January 10, 1986 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit  10.2, File No. 000-09137).

10.3

Sixth Amendment to Tonkin Mining Lease dated June 29, 1989 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.3, File No. 000-09137).

10.4

Seventh Amendment to Tonkin Mining Lease dated April 18, 1990 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.4, File No. 000-09137).

10.5

Eighth Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated April 20, 1992 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.5, File No. 000-09137).

10.6

Ninth Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated January 22, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.6, File No. 000-09137).

10.7

Tenth Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated April 30, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.7, File No. 000-09137).

10.8

Eleventh Amendment to Campbell/Simpson Tonkin Venture Limited Partnership Tonkin Mineral Lease dated June 28, 1993 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report onForm 10-KSB for the year ended December 31, 2005, Exhibit 10.8, File No. 000-09137).

10.9

Twelfth Amendment to Tonkin Mining Lease dated November 27, 1995 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.9, File No. 000-09137).

10.10

Thirteenth Amendment to Tonkin Mining Lease dated February 1, 2003 to Mining Lease by and between Lyle F. Campbell, Julian E. Simpson and Jean C. Simpson, and Tonkin Gold Mining Company, effective as of January 1, 1986 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.10, File No. 000-09137).

10.11

Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Gold Mining Company and French American Banking Corporation (incorporated by reference from the report on Form 8-K dated February 21, 1992, Exhibit 4, File No. 000-09137).

10.12

Purchase Agreement between BacTech Nevada Corporation and US Gold Corporation dated effective July 31, 2003 related to the purchase by BacTech of 55% interest in Tonkin LLC from Tonkin Venture L.P., a subsidiary of the Company (incorporated by reference from the report on Form 8-K dated August 6, 2003, Exhibit 10.1, File No. 000-09137).

10.13

Amended and Restated Members’ Agreement of the Tonkin LLC between Tonkin Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the report on Form 8-K dated August 6, 2003, Exhibit 10.2, File No. 000-09137).

10.14

Amended and Restated Operating Agreement of the Tonkin LLC between Tonkin Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (incorporated by reference from the report on Form 8-K dated August 6, 2003, Exhibit 10.3, File No. 000-09137).

10.15

Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective September 19, 2003 (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2003, Exhibit 10.2, File No. 000-09137).

10.16	Termination Agreement between the Company and William W. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.1, File No. 000-09137).

10.17	Termination Agreement between the Company and David C. Reid dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.2, File No. 000-09137).

10.18	Termination Agreement between the Company and William F. Pass dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 10.3, File No. 000-09137).

10.19

Letter Agreement of Private Placement between the Company and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.1, File No. 000-09137).

10.20	Stock Subscription Agreement between the Company and Robert R. McEwen dated July 29, 2005 (incorporated by reference from the report on Form 8-K dated July 29, 2005, Exhibit 2.2, File No. 000-09137).

10.21	Employment Agreement between the Company and Ann Carpenter dated October 24, 2005 (incorporated by reference from the report on Form 8-K dated October 24, 2005, Exhibit 10.1, File No. 000-09137).

10.22	Form of Indemnification Agreement (incorporated by reference from the report on Form 8-K dated December 7, 2005, Exhibit 10.1, File No. 000-09137).

10.23

Agency Agreement between the Company, GMP Securities L.P. and Griffiths McBurney Corp. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.1, File No. 000-09137).

10.24

Subscription Receipt Indenture between the Company, GMP Securities L.P. and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.2, File No. 000-09137).

10.25

Warrant Indenture between the Company and Equity Transfer Services Inc. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.3, File No. 000-09137).

10.26

Compensation Option issued by the Company in favor of GMP Securities L.P. dated February 22, 2006 (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.27	Form of Subscription Agreement between the Company and Subscribers (incorporated by reference from the report on Form 8-K dated February 27, 2006, Exhibit 10.4, File No. 000-09137).

10.28

Registration Rights Agreement dated February 22, 2006 between the Company and GMP Securities L.P. (incorporated by reference from the ’annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.28, File No. 000-09137).

10.29

Employment Agreement dated March 30, 2006 between the Company and William F. Pass (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2005, Exhibit 10.29, File No. 000-09137).

10.30

Supplemental Indenture to Subscription Receipts Indenture between the Company, GMP Securities L.P. and Equity Transfer & Trust Company dated July 24, 2006 (incorporated by reference from the report on Form 8-K dated July 24, 2006, Exhibit 10.1, File No. 000-09137).

10.31

Supplemental Indenture to Warrant Indenture between the Company, GMP Securities and Equity Transfer & Trust Company dated July 24, 2006 (incorporated by reference from the report on Form 8-K dated July 24, 2006, Exhibit 10.2, File No. 000-09137).

10.32

Second Supplemental Indenture to Subscription Receipts Indenture between the Company, GMP Securities L.P. and Equity Transfer & Trust Company dated August 2, 2006 (incorporated by reference from the report on Form 8-K dated August 2, 2006, Exhibit 10.1, File No. 000-09137).

10.33

Amending Agreement to Agency Agreement between the Company, GMP Securities L.P. and Griffiths McBurney Corp. dated August 2, 2006 (incorporated by reference from the report on Form 8-K dated August 2, 2006, Exhibit 10.2, File No. 000-09137).

10.34	Services Agreement between the Company and 2083089 Ontario Inc. dated June 1, 2006.

10.35

Rights, Priviledges, Restrictions and Conditions Attaching to the Exchangeable Shares of US Gold Canadian Acquisition Corporation (incorporated by reference from the quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 10.1, File No. 001-33190).

10.36

Voting & Exchange Trust Agreement dated March 22, 2007 among the company, US Gold Canadian Acquisition Corporation and Computershare Trust Co of Canada (incorporated by reference from the quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 10.2, File No. 001-33190).

10.37

Support Agreement dated March 22, 2007 among the company, US Gold Alberta ULC, and US Gold Canadian Acquisition Corporation (incorporated by reference from the quarterly report on Form 10-Q for the quarter ended March 31, 2007, Exhibit 10.3, File No. 001-33190).

21	Subsidiaries of the Company (incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2006, Exhibit 21, File No. 001-33190).

*23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. is included in Exhibit 5.

*23.3	Consent of Micon International Limited.

24.	Power of Attorney.

* Filed with this amendment.